As filed with the Securities and Exchange Commission on ^ January 15, 1999
                                                    Registration No. 333-^ 64475




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            First Star Bancorp, Inc.
          (Exact name of Small Business Issuer as specified in charter)

    Pennsylvania                     6035                     23-2753108
----------------------------     -----------------         ------------------
(State or other jurisdiction     (Primary SIC No.)         (I.R.S. Employer
of incorporation or                                        Identification No.)
organization)
              418 West Broad Street, Bethlehem, Pennsylvania 18018
                                     691-2233
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                              Mr. Joseph T. Svetik
                                    President
                            First Star Bancorp, Inc.
              418 West Broad Street, Bethlehem, Pennsylvania 18018
                                 (610) 691-2233
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                               John J. Spidi, Esq.
                            Gregory A. Gehlmann, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                            Proposed         Proposed         Amount
Each Class of         Shares         Maximum     Maximum Aggregate      of
Securities             to be     Offering Price      Offering      Registration
To Be Registered    Registered      Per Unit         Price(1)          ^Fee(2)
--------------------------------------------------------------------------------
Common Stock,
$1.00 Par Value        65,730        $50.30         $3,306,250        $975.35
--------------------------------------------------------------------------------


(1)  Estimated  solely for purposes of  calculating  the  registration  fee.
(2) Previously paid. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Up to ^ 50,198 Shares of Common Stock
(Anticipated Maximum)


                                                        First Star Bancorp, Inc.
                                                           418 West Broad Street
                                                  Bethlehem, Pennsylvania  18018
                                                                  (610) 691-2233

================================================================================
         Nesquehoning Savings Bank is converting from the mutual to the stock form of organization. As part of the conversion, Nesquehoning Savings Bank will, pursuant to a merger conversion agreement, merge with and into First Star Savings Bank, a wholly owned subsidiary of First Star Bancorp, Inc. Furthermore, in connection with the conversion, the common stock of First Star Bancorp, Inc. is being offered for sale to the public in accordance with a plan of conversion. The merger conversion agreement and the plan of conversion must be approved by the Pennsylvania Department of Banking and by a majority of the votes eligible to be cast by qualifying depositors of Nesquehoning Savings Bank. Furthermore, the Federal Deposit Insurance Corporation must not object to the merger and conversion. No common stock will be sold if Nesquehoning Savings Bank does not receive these approvals or if First Star Bancorp, Inc. does not receive orders for at least the minimum number of shares.
================================================================================

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Nesquehoning Savings Bank to be between $2,125,000 and $2,875,000 which establishes the number of shares to be offered. Based on these estimates, we are making the following offering of shares of common stock:


o        Estimated (Subscription) Price Per Share:        ^ $50.30

o        Number of Shares
         Minimum/Midpoint/Maximum:                        ^ 35,288 to ^ 42,743 to ^ 50,198

o        Underwriting Commissions and Other Expenses
         Minimum/Midpoint/Maximum:                        $350,000

o        Net Proceeds to First Star Bancorp, Inc.
         Minimum/Midpoint/Maximum:                        $1,775,000 to $2,150,000 to $2,525,000

o        Net Proceeds per Share                           ^ $40.38 to ^ $42.11 to ^ $43.33
         Minimum/Maximum/Maximum:


Please refer to "Risk Factors" beginning on page 10 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


For information on how to subscribe, call the Stock Information Center at ^(717) ________

                          ^ Hopper Soliday & Co., Inc.
                             ______________, ^ 1999

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers About the Stock Offering..................................
Summary.........................................................................
Selected Financial and Other Data...............................................
Recent Developments ............................................................
Risk Factors....................................................................
Proposed Purchases by Trustees and Officers of Nesquehoning Savings Bank........
Use of Proceeds.................................................................
Dividends.......................................................................
Market for the Common Stock.....................................................
Capitalization..................................................................
Historical and Pro Forma Regulatory Capital Compliance..........................
Pro Forma Data..................................................................
The Merger Conversion...........................................................
Management's Discussion and Analysis ...........................................
Business of First Star Bancorp, Inc.............................................
Business of First Star Savings Bank.............................................
Regulation......................................................................
Principal Security Holders......................................................
Management of First Star Bancorp, Inc...........................................
Restrictions on Acquisition of First Star Bancorp, Inc..........................
Description of Capital Stock....................................................
Indemnification of Officers and Directors.......................................
Legal and Tax Matters...........................................................
Experts.........................................................................
Registration Requirements.......................................................
Where You Can Find Additional Information.......................................
Index to Consolidated Financial Statements......................................


         This document contains forward-looking statements which involve risks and uncertainties. First Star Bancorp, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 10 of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


Q:   What do I need to do now?

A: Although you are not required to do anything, first, we would encourage you to plan to attend the special meeting of depositors of Nesquehoning or complete and mail your proxy approving the merger conversion. Then, after you have reviewed the information relating to the offerings, if you wish to take advantage of the opportunity to purchase shares of First Star Bancorp, complete your stock order form and submit it together with the applicable purchase price.

Q:   What are the Nesquehoning Depositors being asked to vote on?

A: Nesquehoning Depositors are being asked to vote upon the ^ proposed merger conversion with First Star Bancorp.

Q:   What is the Merger Conversion?

A: As explained below, the First Star Bancorp Directors and the Nesquehoning Trustees have determined that it is in the best interests of First Star and Nesquehoning for Nesquehoning to merge with and into First Star Savings. However, in order for First Star Savings and Nesquehoning to merge, Nesquehoning must first convert from a mutual to a stock form of ownership. Concurrently with this conversion, Nesquehoning will merge with and into First Star Savings. After the ^ merger conversion, Nesquehoning will operate as the downtown Nesquehoning office of First Star Savings.

Q:   Why should I vote for the Merger Conversion?

A: Nesquehoning Depositors should vote for the ^ merger conversion because, in today's highly competitive banking environment, the ^ Nesquehoning Trustees believe a small, single branch savings bank simply cannot compete effectively (or possibly even survive) with larger institutions with greater capital resources and depth of management and offering more diversified financial products and services. Furthermore, Nesquehoning's two principal officers: Francis X. Koomar and Stephen Koomar are 82 and 70 years old. The size and location of Nesquehoning makes it unlikely that a successor to either of the two managers could be attracted at a reasonable cost. Among the alternatives considered by the trustees of Nesquehoning was a standard mutual to stock conversion. However, a standard mutual to stock conversion would not significantly increase Nesquehoning's ability to compete or to survive. A successful conversion would result in Nesquehoning's being overcapitalized, without the resources necessary to expand the range of its financial products and utilize its additional capital. An unsuccessful conversion would result in a significant and perhaps crippling charge to earnings. After considering all the alternatives to the ^ merger conversion, the Trustees of Nesquehoning decided that the most desirable alternative for Nesquehoning was to identify and pursue a combination with a well capitalized, conservatively managed community savings bank that shared Nesquehoning's operating philosophy and commitment to its community. The Trustees of Nesquehoning believe that First Star Savings is such a bank. First Star Savings offers a ^ wider variety of financial products and services as well as the convenience of a bank with six offices in the Pennsylvania counties of Lehigh and Northhampton. The Trustees believe that, in the event the Merger Conversion is not consummated, it will be difficult, if not impossible, to continue to successfully run a small, single branch savings bank.

     In short, the ^ Nesquehoning Trustees and the Directors of First Star believe that the Nesquehoning Depositors should vote for the ^ merger conversion because it is in the best

--------------------------------------------------------------------------------
                                        1

--------------------------------------------------------------------------------


     interests of both institutions, First ^ Star Bancorp's shareholders, Nesquehoning's depositors and the communities which they serve.

Q.   Are there potential downside factors in a Merger Conversion?

A. As with any investment decision, there are potential negative factors that investors should consider. For example, Nesquehoning depositors will not likely be able to take advantage of the increase in the initial stock price that has occurred in some recent mutual-to-stock conversions. You are strongly urged to read the entire document, including the "Risk Factors" section beginning on page 10 of this Prospectus.

Q: What effect will the Merger Conversion have on my existing accounts at Nesquehoning?

A: The Merger Conversion will have no effect on the balance, maturity or withdrawability of your existing deposits at Nesquehoning or your obligations as a ^ borrower from Nesquehoning. Your deposits will become deposits of First Star Savings Bank and will continue to be insured by the FDIC to the maximum limits available under federal law.

Q: If the Merger Conversion is approved, what am I entitled to as a Nesquehoning Depositor?

A: In addition to the full range of services and products that will be available to you as a First Star Savings Bank depositor, eligible Nesquehoning Depositors first, as of July 31, 1997, second, as of December 31, 1998 and third, as of _____________, 1999 will be entitled to subscribe for shares of First Star ^ Bancorp common stock at a 10% discount to the market price ^. The price, which is $50.30 was determined pursuant to the Merger Agreement. Such price equals the average of the last 10 real time trades of First Star Bancorp's Common Stock as reported on the OTC Bulletin Board prior to mailing this prospectus.

Q:   What happens if the Merger Conversion is not approved?

A: Nesquehoning would not convert to ^ the stock form of ownership and the merger would not take place. Because the factors that led the Board of Trustees to seek an appropriate merger partner have not changed, the Board of Trustees would necessarily reconsider all alternatives.

Q: How many votes are required for the Nesquehoning Depositors to approve the Merger Conversion?

A: A majority of the outstanding votes eligible to be cast by Nesquehoning Depositors is required to approve the Merger Conversion. Each Nesquehoning Depositor who is a depositor will receive one vote and one additional vote for each $100 in his or her Nesquehoning accounts, up to a maximum of 1,000 votes.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q:   What happens if I do not vote?

A:   Not  voting  will  have  the same  effect  as  voting  against  the  Merger
     Conversion.


Q:   Is First ^ Star Bancorp's Common Stock listed on a stock exchange?

A: No. First ^ Star Bancorp's Common Stock is not frequently traded, but when it is traded, it is usually in privately negotiated transactions and not through a brokerage firm. Hopper Soliday has committed, subject to market conditions and other factors, to be a market maker in^ First Star's Common Stock^.

Q:   What changes will I notice after the Merger Conversion?

A: In some respects, there will be little change. Like, Nesquehoning, First Star emphasizes personal, individualized service and a high degree of personal contact. First Star's management and employees are extensively involved in a wide variety of civic, charitable and community affairs in the Eastern Pennsylvania area.

     In some respects, everything will change. First Star intends to increase the ^ range of services and products available. For example, Nesquehoning's hours of operation will be expanded and you will have access to Automatic Teller Machines and possibly safe deposit boxes. Personal and business checking accounts and commercial and small business loans will be available. In addition, First Star intends to renovate and update Nesquehoning's office to bring it in line with First Star's other offices.

Q:   If I have any questions about the Merger Conversion, what should I do?

A: In order to make an informed decision, you should read this entire document. In addition, if you have any questions you should contact the Stock Information Center at ^(717) ________.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the consolidated financial statements of First Star Bancorp, Inc. References in this document to "we", "us", and "our" refer to First Star Bancorp, Inc. In certain instances where appropriate, "we", "us", or "our" refers collectively to First Star Bancorp, Inc. and First Star Savings Bank. References ^ to "Nesquehoning" refer to Nesquehoning Savings Bank. Furthermore, references in this document to the "Merger Conversion" refer to the entire proposed transaction.


The Companies
                            First Star Bancorp, Inc.
                              418 West Broad Street
                          Bethlehem, Pennsylvania 18018
                                 (610) 691-2233

         First Star Bancorp, Inc. a bank holding company, organized under the corporation laws of Pennsylvania in March, 1993. Its principal activity is holding all of the stock of First Star Savings Bank. At June 30, 1998, we had total assets of $316.1 million, deposits of $145.1 million, and total stockholders' equity of $15.1 million.

                             First Star Savings Bank
                              418 West Broad Street
                          Bethlehem, Pennsylvania 18018
                                 (610) 691-2233


         First Star Savings Bank is a Pennsylvania-chartered stock savings bank which was established in ^ 1993 as a result of the merger of two Pennsylvania-chartered mutual savings associations, one of which traces its origins to 1893. First ^ Star Bancorp's principal business consists of attracting deposits from the general public and originating loans secured by residential properties. First ^ Star Bancorp's business is conducted through its main office located in Bethlehem, Pennsylvania and five branch offices. See pages ___ to ___.


The Stock Offering


         We are offering between ^ 35,288 and ^ 50,198 shares of common stock at ^ $50.30 per share. Any increase over ^ $2,875,000 of First Star Bancorp Common Stock shares would require the approval of the Pennsylvania Department of Banking (the "Department") and Non-Objection from the Federal Deposit Insurance Corporation ("FDIC").

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Stock Purchases


         The shares of common stock will be offered on the basis of the priorities described in this prospectus. If you are a qualifying depositor ^ of Nesquehoning Savings Bank, you will receive subscription rights to purchase the shares. The shares will be offered first to persons with subscription rights in a subscription offering, and any remaining shares may be offered in a community offering or syndicated community offering. See pages ___ to ___.


Subscription Rights


         Only eligible depositors of Nesquehoning will receive subscription rights. You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.


The Offering Range and Determination of the Price Per Share


         The offering range is based on an independent appraisal of the estimated market value of ^ Nesquehoning Savings Bank by Feldman Financial Advisors, Inc. an appraisal firm experienced in appraisals of savings institutions. Feldman Financial Advisors, Inc. has estimated that, in its opinion as of September ^ 21, 1998, and updated on January 5, 1999, the estimated valuation range of ^ Nesquehoning was between $2,125,000 and $2,875,000 (with a midpoint of $2,500,000). The estimated valuation range of the shares is ^ Nesquehoning's estimated market value after giving effect to the sale of shares in this offering.

         The appraisal was based both upon Nesquehoning's financial condition and operations and upon the effect of the additional capital we will raise in this offering. The ^ $50.20 price per share was determined ^ pursuant to the terms of the Merger Agreement between First Star and Nesquehoning. Such price is a 10% discount on the average of the last ten (10) real time trades of the common stock of First Star Bancorp. See "Pro Forma Combined Condensed Financial Statements." The independent appraisal will be updated before we complete the Merger Conversion. If the estimated valuation range of ^ Nesquehoning is either below $2,125,000 or above $2,875,000, you will be notified and will have the opportunity to modify or cancel your order. See pages __ to __.


Termination of the Offering


         The subscription offering will terminate at 12:00 noon, Bethlehem, Pennsylvania Time, on ^ February __, ^ 1999. Any community offering or syndicated community offering may terminate at any time without notice, but no later than ______________, ^ 2001, without approval by the Department and non-objection from the FDIC.


Benefits to Management from the Offering


         Nesquehoning's employees will participate in the offering through individual purchases. An employee stock ownership plan is expected to purchase up to 10% of the stock sold in the offering. We also intend to implement a stock option plan, which may benefit the President and other officers and directors of Nesquehoning. The stock option plan may not be adopted until after the Merger Conversion and is subject to stockholder approval and compliance with Department and FDIC regulations.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of the Proceeds Raised from the Sale of Common Stock


         The net proceeds ^ First Star Bancorp receives from the sale of its common stock will ^ be used to repay some of our borrowings and possibly for other general corporate purposes.


Dividends


         First Star Bancorp^ currently does not pay cash dividends on its common stock. We may however, at a later time reexamine our dividend policy, however, at this time, we have no plans to pay dividends in the foreseeable future. See page __.


Market for the Common Stock


         Our common stock is not traded on any exchange and there is no active or liquid trading market. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above the price sold in the Merger Conversion. Hopper Soliday, subject to market and other conditions, intends to make a market in First Star Bancorp's Common Stock. See page ____.


Important Risks in Owning First Star Bancorp, Inc.'s Common Stock

         Before you decide to purchase stock in the offering, you should read the "Risk Factors" section on pages ___ to ___ of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


         We are providing the following summary consolidated financial information about ^ First Star Bancorp, Inc. for your benefit. ^ The June 30 information is derived from ^ First Star Bancorp, Inc.'s audited consolidated financial statements. The September 30 information was prepared internally and is unaudited. The following information is only a summary and you should read it in conjunction with ^ First Star Bancorp, Inc.'s consolidated financial statements and notes beginning on page F-1.


Selected Financial Data

                                                                  At
                                                              September 30,                           At June 30,
                                                              -------------      ---------------------------------------------------
                                                                  1998              1998                1997              1996
                                                                  ----              ----                ----              ----
                                                                                    (Dollars in Thousands)
Total Amount of:
  Assets..........................................              $331,643           $316,102           $270,899          $181,582
  Loans receivable, net(1)........................             ^ 179,322            175,298            149,476           144,299
  Mortgage-backed securities available
    for sale......................................                77,617             76,035             74,736            19,417
  Investment securities ^ available for sale......                59,189             47,724             28,535             5,279
  Cash and cash equivalents.......................                 1,266              2,242              3,310             3,680
  Deposits........................................               155,236            145,096            118,662           114,266
  FHLB advances...................................               150,647            144,485            129,400            50,571
  Subordinated debentures.........................                 5,480              5,480              5,480             1,480
  Stockholders' equity............................                15,987             15,113             12,015            10,570

Other Data

Number of:
  Real estate loans outstanding...................                 3,155              2,928              2,812             2,738
  Deposit accounts................................                16,564             15,922             14,394            14,102
  Offices.........................................                     6                  6                  6                 5
  Tangible book value per share, fully
    diluted(2)....................................              ^ $27.48           ^ $26.79             $22.93            $21.08

^------------------------
(1) Does not include loans available for sale of $0, $1,388,000, $1,468,000 and $1,654,000, respectively.
(2) Adjusted for two 20% stock dividends declared during fiscal year ended June 30, 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Summary of Operations

                                                      For the
                                                Three Months Ended
                                                   September 30,                          Year Ended June 30,
                                            ----------------------------   --------------------------------------------------
                                               1998            1997             1998             1997             1996
                                            ------------   -------------   --------------   ---------------  ----------------
                                                                                (Dollars in Thousands)

Interest income.............................     $ 5,952         $ 5,174          $21,240           $16,193          $13,379
Interest expense............................       4,165           3,446           14,610            10,406            8,907
                                                  ------          ------           ------            ------            -----
  Net interest income.......................       1,787           1,728            6,630             5,787            4,472
Provision for loan losses...................          97              90              385               220              244
                                                 -------         -------           ------            ------            -----
  Net interest income after provision
    for loan losses.........................       1,690           1,638            6,245             5,567            4,228
Non-interest income.........................         159             458            1,759               720              548
 Non-interest expenses......................       1,001             881            3,581          4,036(1)            2,848
                                                  ------          ------           ------         ------               -----
 Income before income taxes.................         848           1,217            4,423             2,251            1,928
                                                                                   ------            ------           ------
 Provision for income taxes.................         316             447            1,607               741              658
                                                  ------          ------           ------            ------           ------
  Net income................................         533             770            2,816             1,510            1,270
                                                                                   ------            ------           ------
Less ^ preferred dividends..................        (11)            (11)             (45)              (44)             (45)
                                                -------         -------          -------           -------          -------
Net income applicable to common
  ^ stockholders............................     $   521         $   758          $ 2,771           $ 1,465          $ 1,225
                                                  ======          ======           ======            ======           ======

Earnings per common share -- basic..........     $^ 0.70         $  1.02          $  5.05           $  3.55          $  3.02

Earnings per common share -- assuming
  full dilution.............................     $  0.68         $  1.00          $  4.90           $  3.44          $  2.94

  Dividend payout ratio (2).................        2.06%           2.85%            2.70%             5.69%            6.80%

---------------------
(1) Includes a non-recurring expense of $745,000 for the year ended June 30, 1997 for a one-time deposit insurance premium to recapitalize the SAIF.
(2)  Includes dividends paid on Series A Preferred Stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Key Operating Ratios

                                                               At or for the
                                                            Three Months Ended                  At or For the Year Ended
                                                               September 30,                            June 30,
                                                       -----------------------------   ---------------------------------------------
                                                          1998(1)         1997(1)          1998          1997(2)         1996
                                                       -------------   -------------   ------------   ------------   ---------------
Return on average assets (net income
  divided by average total assets)..................            .66%           1.13%           .96%           .67%           .69%

Return on average equity (net income
  divided by average equity)........................          13.75           23.68          20.76          13.37          12.91

Average stockholders' equity to average
  assets ratio......................................           4.77            4.77           4.62           4.99           5.35

Equity to assets at period end......................           4.82            4.78           4.78           4.44           5.82

Net interest rate spread............................           2.08            2.27           2.09           2.33           2.57

Net yield on average interest-earnings
  ^ assets(3).......................................           7.56            7.66           7.59           7.71           7.72

Non-performing loans to total assets................            .75            1.57            .98           1.41           2.24

Average interest-earning assets to average
  interest-bearing liabilities......................         104.70          104.92         105.28         104.95         104.81

Net interest income after provision for loan
  losses, to total other expenses...................         168.83          185.93         174.39         137.93         148.46

Non-performing loans to total loans.................         ^ 1.38            2.70           1.76           2.56           2.81



-----------------------
(1)      Annualized, where appropriate.
(2) For 1997, return on average assets and return on average equity, excluding the effect of the special assessment to recapitalize the SAIF (see footnote 1 on page 8), were .88% and 17.21%, respectively.
^(3)     Net interest income as a percentage of average interest-earning assets.


--------------------------------------------------------------------------------

                                 ^ RISK FACTORS


         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment


         Our ability to make a profit largely depends on our net interest income. Net interest income is the difference between what we earn on our interest-earning assets (such as mortgage loans and investment securities) and what we pay on our interest-bearing liabilities (such as deposits and borrowings). Given the current interest rate environment, most of our mortgage loans have rates of interest which are fixed and are generally originated with terms of up to 30 years, while our deposit accounts have significantly shorter terms to maturity. Fixed-rate loans with terms of over 15 years are sold in the secondary market. Some of our interest-earning assets have fixed-rates of interest and have longer effective maturities than our interest-bearing liabilities, which results in the yield on our interest-earning assets generally adjusting more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates, thereby making our portfolio vulnerable to increased market rates of interest. In addition, rising interest rates may result in a lack of customer demand for loans, which would adversely affect our earnings. See "Management's Discussion and Analysis -- Asset/Liability Management."


         Changes in interest rates can also affect the average life of loans and mortgage-backed securities. Historically a reduction in interest rates has resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Lack of Active Market for Common Stock


         ^ First Star Bancorp's common stock is not traded on any exchange^ and there is no established public trading market. An active trading market may not develop or be maintained. If an active market does not develop, you may not be able to sell your shares promptly or at a price equal to or above the price you paid for them. See "Market for the Common Stock."


Extensive Governmental Regulation of the Financial Institution Industry

         We are subject to extensive regulation by the FDIC and are periodically examined by the FDIC to test compliance with various regulatory requirements. Such supervision and regulation is intended primarily for the protection of depositors and the deposit insurance fund, and not for the maximization of shareholder value. Our lending and savings activities are also subject to various "consumer protection" laws that impose significant liability for noncompliance, whether intentional or not. Accordingly, the operations and profitability of financial institutions and their holding companies are significantly affected by legislation and the policies of the various federal banking agencies. Since 1989, numerous legislation has been enacted that imposes increased regulatory restrictions and obligations on the operations of financial institutions and mandates the development of regulations designed to empower regulators to take prompt corrective action with respect to institutions that fall below certain capital standards.

The Possible Decline in the Market for Common ^ Stock After the Offering

         ^ Our Common Stock is being offered to qualifying Nesquehoning depositors at a 10% discount to the current market price and the purchase price may be less than the market price of our Common Stock on the date the Merger Conversion is completed^. Therefore purchasers may be inclined to immediately sell their shares of stock purchased in the Merger Conversion, purchased at the discounted price, in order to attempt to realize any such profit. In addition, it is possible that the receipt, exercise, or lapse of subscription rights may result in tax liability for certain Eligible Account Holders. In such case, Eligible Account Holders may also be inclined to sell Common Stock to realize sufficient cash to pay the tax liability resulting therefrom. Any such sales, depending on the volume and timing, could cause the market price of Common Stock to decline. You should consider these possibilities in determining whether to purchase our stock and, the timing of any sale of such stock. See "Market Information" and the Merger Conversion--Stock Pricing and Number of Shares to be Issued," "--The Independent Valuation" and "--Certain Federal Income Tax Consequences."


Inability to Resell the Common Stock Until the Issuance and Receipt of Certificates


         Except for shares issued to a person who is deemed an affiliate of Nesquehoning Savings Bank or ^ First Star Bancorp for purposes of the federal securities laws, the Common Stock purchased in the Merger Conversion will be freely transferable under the federal securities laws. However, until certificates for Common Stock are delivered to purchasers, purchasers may not be able to sell the shares of Common Stock for which they subscribe. Accordingly, during such period subscribers will bear the risk of any decline in the market price in the Common Stock. We currently intend to mail the certificates representing Common Stock in the Merger Conversion ^ within five days following completion of the Merger Conversion. See "The Merger Conversion--Procedure for Purchasing Shares in Subscription and Community Offering."


Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control


         Provisions in ^ First Star Bancorp's articles of incorporation and bylaws, the general corporation code of Pennsylvania, and certain federal regulations may make it difficult for someone to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. These provisions include: restrictions on the acquisition of ^ First Star Bancorp's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of stockholders; denial of cumulative voting to stockholders in the election of directors; the ability to issue additional shares of preferred stock and common stock without shareholder approval; and supermajority provisions for the approval of certain business combinations. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of ^ First Star Bancorp more difficult. In addition, the effect of these provisions could be to limit the trading price potential of our stock. See "Restrictions on Acquisition of First Star Bancorp, Inc" and "--Voting Control by Directors and Officers."


Voting Control by Directors and Officers


         Based upon the midpoint of the estimated valuation range, officers and trustees of Nesquehoning intend to purchase approximately ^ 13.3% of the common stock offered in the Merger Conversion.

These purchases together with common stock and common stock equivalents currently owned by our officers and directors (341,872 shares), as well as the potential acquisition of common stock through the stock option plan and our employee stock ownership plan, together with the votes of a few supporters, could make it difficult for a stockholder to obtain majority support for stockholder proposals which are opposed by our management and board of directors. In addition, the voting of those shares could block the approval of transactions (i.e., business combinations and amendments to our articles of incorporation and bylaws) requiring the approval of 66 2/3% of the stockholders under ^ First Star Bancorp's articles of incorporation. See "Proposed Purchases by Directors and Officers of Nesquehoning Savings Bank," "Management of First Star Bancorp, Inc. -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisition of First Star Bancorp, Inc."


Possible Dilutive Effect of Stock Options


         Upon completion of the Merger Conversion, shareholders will be asked to approve the stock option plan. If approved, we will issue options to purchase our stock to Nesquehoning officers and directors through this plan. If the shares for the stock options are issued from our authorized but unissued stock, your voting interests may be diluted by up to approximately ^ 9.4% and the trading price of our stock may ^ potentially ^ be affected. See "Pro Forma Data," "Management of First Star Bancorp, Inc. -- Proposed Future Stock Benefit Plans."


Possible Year 2000 Computer Problems


         A great deal of information has been disseminated about the widespread computer problems that may arise in the year 2000. Computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of ^ First Star Bancorp. Data processing is also essential to most other financial institutions and many other companies.

         Most of our material data processing that could be affected by this problem is provided by a third party service bureau. The service bureau used by First Star Savings is currently running test programs and has advised us that it expects to resolve this potential problem by ^ June 30, 1999. If we are unable to resolve this potential problem in time, we will likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operation of First Star Bancorp. We expect to spend approximately $100,000 through June 30, 1999 for year 2000 compliance. See "Management's Discussion and Analysis -- Year 2000 ^ Readiness Disclosure."


Possible Delay in Completing the Offering


         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time that will be required to complete the sale of shares being offered in the conversion following the meeting of our members at which the Plan is being submitted for approval. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the ^ net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.

                   PROPOSED PURCHASES BY TRUSTEES AND OFFICERS
                          OF NESQUEHONING SAVINGS BANK


         The following table sets forth the approximate purchases of common stock by each trustee and executive officer and their associates in the Merger Conversion. Shares purchased by officers and trustees in the conversion may not be sold for at least one year. The table assumes that ^ 42,743 shares (the midpoint of the estimated valuation range) of the common stock will be sold at ^ $50.30 per share and that sufficient shares will be available to satisfy subscriptions in all categories. The maximum purchase limitation is $100,000 of First Star Common Stock.


                                                                                          Aggregate
                                                                      Total               Price of               Percent
                                                                     Shares                Shares               of Shares
            Name(1)                       Position                 Purchased^            Purchased^             ^ Sold(2)
==============================   ---------------------------   ------------------   --------------------   --------------
Joseph F. Arieta                 Trustee                              849                 50,000                   2.22
William P. Gardiner              Trustee                              849                 50,000                   2.22
Martin S. Kovich, Jr.            Trustee                              849                 50,000                   2.22
Francis X. Koomar                Trustee, President and
                                  Chairman of the Board             1,988                100,000                   4.44
Stephen P. Koomar                Vice President,
                                  Secretary and
                                  Managing Officer                    849                 50,000                   2.22
                                                                   ------                -------                  -----
                                                                    5,384               $300,000                  13.32%
                                                                   ======                =======                  =====

 ^
-------------------
(1) There are two officers and/or directors of First Star Savings Bank who are also eligible depositors of Nesquehoning. Such individuals, based on the sale of 46,685 shares of common stock, intend to purchase approximately 4,148 shares or 8.89% of common stock in the offering.
(2)  Based on the sale of 42,743 shares of common stock.


                                 USE OF PROCEEDS


         Based on the Appraised Value of $2,500,000 (the midpoint of the Valuation Range) and a Subscription Price of ^ $50.30 per share, ^ First Star Bancorp estimates it will receive $2,150,000 in net proceeds from the sale of the Conversion Stock offered hereby. The net proceeds will ^ most likely be utilized by First Star Bancorp to pay down short-term borrowings and for other general corporate purposes^.


         Net proceeds cannot be precisely determined as of the date hereof. The amount of such proceeds is dependent upon the actual number of shares of Conversion Stock subscribed for and sold, whether such shares are sold in the Subscription Offering or the Community Offering and the actual expenses of the merger Conversion. The following table shows estimated gross and net proceeds based upon $2,125,000, $2,500,000, and $2,875,000 of Conversion Stock
(respectively, the minimum, midpoint and maximum of the Valuation Range) issued in the Merger Conversion at the Subscription Price. In each case, it is assumed that (i) 100% of the Conversion Stock is sold in the Subscription Offering; (ii) no shares of Conversion Stock are issued in the Community Offering and no additional fees are paid to registered securities firms, and
(iii) the expenses related to the Merger Conversion are $350,000. There can be no assurances that the dollar amount of the expenses related to the Merger Conversion will not vary significantly from the amount estimated.


                                        Minimum      Midpoint        Maximum
                                       Appraised     Appraised      Appraised
                                       Value ^(1)    Value ^(1)      Value ^(1)
                                       ----------    ----------      ----------
                                                    (In thousands)

Number of shares to be issued.......   ^ 35,288        42,743         50,198
Subscription Purchase Price
  per share.........................   ^ $50.30      ^ $50.30       ^ $50.30
Gross proceeds......................     $2,125        $2,500         $2,875
Expenses............................        350           350            350
                                         ------        ------         ------
Net proceeds........................     $1,775        $2,150         $2,525
                                          =====         =====          =====



-------------------
(1) Gross proceeds include $212,500, $250,000 and $287,500 of First Star Bancorp Common Stock purchased by the ESOP at the minimum, midpoint and maximum.


                                    DIVIDENDS


         First Star Bancorp's board of directors have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. ^ First Star Bancorp does not currently ^ pay cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. First Star Bancorp stopped paying dividends on its common stock in 1998 to facilitate growth. Any declaration of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by ^ First Star Bancorp in the Merger Conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance", "The Merger Conversion -- Effects of Merger Conversion to Stock Form on Depositors and Borrowers of Nesquehoning Savings Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

         ^ First Star Bancorp is subject to the requirements of Pennsylvania law, which generally requires that if dividends ^ are declared ^ they are to be paid out of a company's surplus, or if there is no surplus, out of the company's net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year.

         In addition to the foregoing, ^ dividends paid out of First Star Savings current or accumulated earnings and profits to First Star Bancorp for federal income tax purposes ^ will not be considered to result in a distribution from First Star Savings bad debt reserve. Any dividends to First Star Bancorp that would reduce amounts appropriated to First Star Savings bad debt reserve and deducted for federal income tax purposes would create a tax liability for First Star Savings. The amount of additional taxable income created by the excess distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. See "Taxation ^-- Federal Taxation" and Note 12 to our Consolidated Financial Statements. ^ First Star Savings does not intend to pay dividends that would result in a recapture of ^ any portion of its bad debt reserve ^.


                           MARKET FOR THE COMMON STOCK


         Our common stock is not traded on any exchange, and there is no established public trading market. To our knowledge, trading to date has been extremely limited. The following table sets forth market price and common stock cash dividend information for our Common Stock. Information is presented for each quarter of the previous ^ calendar ^ year. These prices represent prices voluntarily disclosed by buyers or sellers and do not include any retail markup, markdown, or commission, and may not necessarily represent actual transactions. Such transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of our common stock at the time of such transaction due to the infrequency of trades and the limited market for our common stock.



                                                                         Cash
                                   High              Low               Dividends
                                   ----              ---               ---------

Year Ended
----------

June 30, 1996                      25.50            20.00                .16(1)

Quarter Ended
-------------

1997
----
March 31                           26.00            24.50                 .04
June 30                            32.50            24.50                 .04
September 30                       25.00            25.00                 .04
December 31                        29.125           26.50                 .04

1998
----
March 31                           31.875           27.50                  --
June 30                            50.00            32.25                  --
September 30                       74.25            50.00
December 31                        __.__^           __.__                  --

1999
----
March 31 (up to
  January __)


-------------------
(1)      Represents annualized dividend.


         The last trade of our Common Stock on ^ January __, 1999 was at a price of ^ $_____ per share.

         The development of an active trading market depends on the existence of willing buyers and sellers. An active trading market in our common stock may not develop or be maintained. You could have difficulty disposing of your shares and so you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares. Hopper Soliday, subject to market and other conditions, has indicated it will make a market in the Common Stock.

                                 CAPITALIZATION


         The following table presents, as of ^ September 30, 1998, our historical capitalization and the ^ combined capitalization of First Star Bancorp after giving effect to the Merger Conversion of Nesquehoning Savings Bank and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint and maximum of the ^ Estimated Valuation Range ("EVR") at a price of ^ $50.30 per share.


                                                                                        Pro Forma ^ Combined Capitalization
                                                  At September 30, 1998                            Based on the Sale of
                                                --------------------------------   -------------------------------------------------
                                                      ^ Historical                      ^ 35,288            ^ 42,743     ^ 50,198
                                                First Star          Nesquehoning         Shares(1)          Shares(1)    Shares(1)
                                                ----------          ------------         ---------          ---------    ---------
                                                                     (In thousands^, except per share data)

Deposits(2) ..................................   $155,235               $^14,276          $169,512           $169,512     $169,512
Borrowed funds................................   ^156,768                     --          ^156,768            156,768      156,768
                                                 --------                -------          --------            -------      -------
  Total deposits and borrowed funds...........   $312,003               $^14,276          $326,280           $326,280     $326,280
                                                  =======               ========           =======            =======      =======

Stockholders' equity:
 Preferred stock, $1.00 per share, 1,000,000
   shares authorized; 27,520 issued...........         28                    N/A                28                 28           28
 Common stock, $1.00 par value, 2,500,000
   shares authorized; total shares to be
   issued as reflected........................        372                    N/A             ^ 407              ^ 415        ^ 422
Additional paid-in capital....................      8,423                    N/A          ^ 10,163             10,530       10,898
 Retained earnings............................    ^ 6,298                  2,194             8,482              8,482        8,482
  ESOP(3).....................................       (300)                   ^--              (513)              (550)        (588)
  Net unrealized gains on
    available-for-sale securities.............    ^ 1,166                     --           ^ 1,166            ^ 1,166      ^ 1,166
                                                ---------               --------         ---------         ----------     --------
Total stockholders' equity....................  $^ 15,987               $^ 2,194        $ ^ 19,733        $  ^ 20,071     $ 20,408
                                                =========               ========         =========         ==========      =======
Total stockholders' equity
  as a % of total assets......................       4.82%                 13.06%             5.66%              5.76%        5.86%

Fully diluted book value per share of                                          ^
  Common Stock................................  $   27.48                    N/A        ^$   31.34        ^ $   31.49    ^$  31.63

Shares outstanding............................  ^ 771,920                    N/A         ^ 807,208            814,663      822,118




--------------------------
     (1) Assumes all shares are sold to eligible depositors of Nesquehoning at a price of $48.20 per share at the minimum, midpoint and maximum of the valuation range.

     (2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

     (3) Assumes the ESOP purchases 10% of the Conversion Stock or $213,000, $250,000 and $288,000 at the minimum, midpoint and maximum of the Valuation Range.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE


         Set forth below is a summary of the historical regulatory capital at ^ September 30, 1998 of First Star Savings Bank, First Star Bancorp, and Nesquehoning Savings Bank, and pro forma regulatory capital following completion of the Merger Conversion, based on the estimated net proceeds from the sale of the Common Stock in the Offering at the midpoint of the Valuation Range. First Star Savings Bank, First Star Bancorp, and Nesquehoning Savings Bank exceed all regulatory capital requirements on an historical and pro forma basis.




                                           Bank             Company          Nesquehoning             Bank                Company
                                        Historical         Historical         Historical            Pro Forma            Pro Forma
                                        ----------         ----------         ----------            ---------            ---------

Total stockholders' equity of
  GAAP capital.........................  ^ $19,010         ^ $15,987            ^ $2,194            ^ $21,204          $  ^ 18,181
Less:  unrealized gain on securities
  available for sale...................  ^   1,046           ^ 1,166                  --              ^ 1,046              ^ 1,166
Less:  intangible assets...............         --                --                  --                   --                   --
                                         ---------          --------             -------            ---------           ----------
FDIC leverage capital..................  ^  17,964            14,821               2,194               20,158               17,015
Plus:  FDIC tier 2 capital (1).........    ^ 1,543             7,023                 120              ^ 1,663                7,143
                                         ---------          --------           ---------            ---------           ----------
Total FDIC risk-based capital..........  $^ 19,507         $^ 21,844           $ ^ 2,314            $^ 21,821          $  ^ 24,158
                                         =========         =========           =========            =========           ==========

FDIC quarterly average total assets
  for leverage ratio...................  ^$322,181         $^324,742           ^$ 17,318            $ 339,499          ^ $ 342,060

FDIC net risk-weighted assets
  including off - balance sheet
  items................................  ^$172,550         $^175,640            ^ $7,890          ^ $ 180,440            $ 183,530

FDIC leverage capital ratio............  ^    5.58%             4.56%              12.67%                5.94%                4.97%
Minimum requirement....................  3.00% to 5.00%(2) 3.00% to 5.00%(2)  3.00% to 5.00%(2) 3.00% to 5.00%(2)  3.00% to 5.00%(2)

Total FDIC risk-based capital ratio....    ^ 11.31%            12.44%              29.33%         12.09%               13.16%
Minimum requirement....................       8.00%             8.00%               8.00%               8.00%                8.00%



-----------------------------

------------------
(1)  Tier 2  capital  consists  ^ of the  allowance  for loan  losses,  which is
     limited  to  1.25%  of  total   risk-weighted   assets  as  detailed  under
     regulations of the FDIC and subordinated debentures.

(2) The FDIC has indicated that the most highly rated institutions which meet certain criteria will be required to maintain a ratio of 3.00%, and all other institutions will be required to maintain an additional cushion of 100 to 200 basis points. As of ^ September 30, 1998, ^ First Star Savings had not been advised of any additional requirements in this regard.


         ^ First Star Savings is also subject to Pennsylvania Department of Banking ("Department") capital guidelines. Although not adopted in regulation form, the Department utilized capital standards requiring a minimum of 6% leverage capital and 10% risk-based capital. The components of leverage and risk- based capital are substantially the same as those defined by the FDIC.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

         The following unaudited pro forma combined condensed financial statements give effect to the Merger Conversion on a purchase accounting basis. These statements assume the sale of ^ 42,743 shares of First Star common stock at ^ $50.30 per share or $2,500,000 in aggregate (the midpoint of the Estimated Price Range), less offering expenses of $350,000. The pro forma combined condensed balance sheet assumes the Merger took place on September 30, 1998 and June 30, 1998 and combines First Star's ^ unaudited balance sheet with Nesquehoning's unaudited balance sheet at that date. The pro forma condensed combined statements of income have been prepared as if the Merger Conversion had occurred at the beginning of the periods presented. The transaction will be accounted for as a "purchase."

         The pro forma combined condensed ^ statements of income for the three months ended September 30, 1998 and the year ended June 30, 1998 includes First Star's historical financial information for the three months ended September 30, 1998 and the year ended June 30, 1998 and Nesquehoning historical financial information for the three months ended September 30, 1998 and the twelve months ended June 30, 1998 and assumes ^ 42,743 shares of First Star Bancorp, Inc. common stock were sold at the midpoint of the valuation range.

         The ^ stock price per share was determined by taking a 10% discount on the average of the last ten (10) real time trades of the common stock of First Star Bancorp, Inc. as reported by the OTC Bulletin Board prior to the mailing of the Prospectus. These trades and the dates are set forth below. Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                         Average
                  Date of Trade                      Price Per Share
                  -------------                      ---------------

                    12/23/98                              68.75
                    11/20/98                              67.50
                    09/23/98                              73.62
                    08/27/98                              67.50
                    08/04/98                              68.16
                    07/27/98                              57.18
                    07/23/98                              52.91
                    07/21/98                              53.54
                    07/17/98                              53.33
                    07/16/98                              50.83

         The pro forma combined condensed statement of income is not necessarily indicative of operating results which would have been achieved had the Merger Conversion been consummated as of the beginning of the period and should not be construed as representative of future operations.

         The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Merger Conversion -- Certain Effects of the Merger Conversion to Stock Form on Depositors and Borrowers of Nesquehoning Savings Bank -- Liquidation Account^." The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Merger Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Merger Conversion."


         The pro forma condensed financial statements should be read in conjunction with the historical financial statements and the notes thereto of First Star set forth elsewhere in this Prospectus.


                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 1998
(In thousands)

                                                                      Historical                   Pro Forma               Pro Forma
                                                              ------------------------------       Conversion
                                                              First Star        Nesquehoning       Adjustments             Combined
                                                              ----------        ------------       -----------             --------
ASSETS
Cash...................................................         $  1,013            $     25           1,800(1)            $  2,838
Interest bearing deposits..............................              253               3,538                                  3,791
 Securities/Available for sale.........................          136,806                 130                                136,936
Securities/Held to maturity............................                                   89                                     89
Loans receivable, net..................................          179,322              12,936             384 (2)            192,642
Bank premises..........................................              656                  52              11 (2)                719
Other assets...........................................           13,593                  25                                 13,618
                                                                --------             -------           -----               --------
          Total assets.................................         $331,643             $16,795          $2,195               $350,633
                                                                 =======              ======           =====                =======

LIABILITIES
Non-interest deposits..................................         $  1,664             $    --              --               $  1,664
Interest deposits......................................          153,572              14,276             105 (2)            167,953
FHLB advances..........................................          150,647                                                    150,647
 Subordinated debentures...............................            5,480                                                      5,480
Other borrowed funds...................................              641                                 250 (3)                891
Other liabilities......................................            3,652                 325                                  3,977
                                                                 -------             -------           -----                -------
         Total liabilities.............................          315,656              14,601             355                330,612

STOCKHOLDERS' EQUITY
Preferred stock........................................               28                                                         28
Common Stock...........................................              372                                  43 (1)                415
Paid-in capital........................................            8,423                               4,241 (4)             12,664
Retained earnings......................................            6,298               2,194          (2,194)(2)              6,298
ESOP debt..............................................            (300)                                (250)(3)               (550)
Unrealized gain........................................            1,166                                                      1,166
                                                                --------              ------         -------                -------
         Total equity..................................           15,987               2,194           1,840                 20,021
         Liabilities & equity..........................         $331,643             $16,795        $  2,195               $360,633
                                                                 =======              ======         =======                =======

---------------
(1) Represents the cash proceeds of the offering of $2,150,000 net of estimated fees of $350,000.
(2) To remove Nesquehoning retained earnings and mark assets and liabilities to market value. Allocation of purchase price is based on management's best estimate but is preliminary. The Company will perform a final allocation of the purchase price.
(3)  Represents  purchase by ESOP in the offering.
(4) Represents additional paid-in capital from the offering and additional paid in capital from recording the assets and liabilities to market value and removing Nesquehoning's retained earnings.

         The pro forma condensed financial statements should be read in conjunction with the historical financial statements and the notes thereto of First Star set forth elsewhere in this Prospectus.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  June 30, 1998
(In thousands)
                                                  Historical                              Pro Forma              Pro Forma
                                         -------------------------------                  Conversion
                                         First Star         Nesquehoning                  Adjustments             Combined
                                         ----------         ------------                  -----------             --------

ASSETS
Cash................................      ^$  1,385              $    65                  ^ $1,800(1)            $ ^ 3,250
Interest bearing ^ deposits.........          ^ 858                3,362                                           ^ 4,220
Securities/Available for sale.......      ^ 123,759                  130                                         ^ 123,889
 Securities/Held to maturity........             --                   94                                                94
Loans receivable, net...............        176,686               12,816                     ^ 377(2)              189,879
Bank premises.......................          ^ 687                   52                      ^ 11(2)                  750
Other assets........................       ^ 12,727                   30                                          ^ 12,757
                                          ---------               ------                   -------                --------
         Total......................      ^$316,102              $16,549                   $ 2,188                $334,839
                                            =======               ======                   =======                 =======

LIABILITIES
^ Non-interest ^ deposits...........        ^ 1,555                  ^--                       ^--                   1,555
Interest ^ deposits.................        143,541               14,141                        98(2)              157,780 ^
FHLB advances.......................        144,485                                                              ^ 144,485
^  Subordinated debentures..........          5,480                                                                ^ 5,480
Other borrowed funds................            647                                          ^ 250(3)                  897
 Other liabilities..................          5,281                  233                                             5,514
                                            -------              -------                  --------                 -------
         Total liabilities..........        300,989               14,374                     ^ 348                 315,711

STOCKHOLDERS' EQUITY
Preferred stock.....................             28                                                                   ^ 28
Common Stock........................            372                                             43 (1)                 415
Paid-^ in capital...................          8,423                                        ^ 4,241 (4)              12,664
Retained earnings...................          5,777                2,175                   ^(2,194)(2)               5,758
ESOP debt...........................           (300)                                         ^(250)(3)                (550)
^ Unrealized gain...................          ^ 813                                                                  ^ 813
                                           --------              -------                  --------                 -------
         Total ^ equity.............         15,113                2,175                   ^ 1,840                  19,128
                                            -------               ------                   -------                 -------
          Liabilities and  ^ equity.       $316,102              $16,549                  $^ 2,188                $334,839
                                            =======               ======                   =======                 =======


----------------
(1) Represents the cash proceeds of the offering of $2,150,000 ^ net of estimated fees ^ of $350,000.
(2) To remove Nesquehoning retained earnings and mark assets and liabilities to market value. Allocation of purchase price is based on management's best estimate but is preliminary. The Company will perform a final allocation of the purchase price.
(3)  Represents purchase by ESOP in the offering.
(4) Represents additional paid-in capital from the offering and additional paid in capital from recording the assets and liabilities to market value and removing Nesquehoning's retained earnings.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME


                                                                    Historical
                                                            For the Three Months Ended
                                                   --------------------------------------------
                                                                                                        Pro Forma
                                                   September 30, 1998        September 30, 1998         Conversion        Pro Forma
                                                       First Star               Nesquehoning            Adjustments       Combined
                                                       ----------               ------------            -----------       --------
(Dollars in thousands, except per share data)
Interest income:
 Loans receivable.............................                 $3,564                   $256                                 $3,820
MBS...........................................                  1,169                                                         1,169
Investments...................................                  1,219                     50             $     16(1)          1,285
                                                                -----                  -----             --------             -----
         Total interest income................                  5,952                    306                   16             6,274

Interest expense:
Deposits......................................                  1,881                    185                                  2,066
 Borrowings...................................                  2,283                                                         2,283
                                                                -----                -------             --------           -------
         Total interest expense...............                  4,164                    185                                  4,349
                                                                -----                 ------             --------           -------
Net interest income...........................                  1,788                    121                   16             1,925
Provisions for loan loses.....................                     98                                                            98
                                                                -----                -------             --------           -------
Net interest income after provision ..........                  1,690                    121                   16             1,827
Operating income..............................                    159                      1                                    160
Other expenses................................                  1,001                     85                    4(2)          1,090
                                                                -----                 ------             --------           -------
Income before taxes...........................                    848                     37                   12               897
Income taxes..................................                    316                     22                    5(1)            343
                                                                -----                 ------             --------           -------
Net income....................................                    532                     15                    7               554
Dividends on preferred stock..................                    (11)                                                          (11)
                                                                  ---                -------             --------           -------
Net income applicable to common
  stockholders................................                 $  521                $    15             $      7           $   543
                                                                =====                 ======              =======           =======

Earnings per share............................                  $0.70                    N/A                                   0.67
Earnings per assuming full dilution...........                  $0.68                    N/A                                   0.65
Average shares outstanding:
Common........................................                372,084                    N/A               42,743(3)        414,827
Common assuming dilution......................                771,920                    N/A               42,743(3)        814,663


-------------------------
(1) Represents gross annualized return of 5.37% on net proceeds, a tax rate of 38.0% on the net proceeds, and a net return of 3.33% on such proceeds.
(2) Assumes the ESOP purchases 10% of the Conversion Stock for $250,000 with a loan from First Star Bancorp, such loan will be paid over a 15-year period.
(3)  Assumes all 42,743 shares are outstanding for the entire period.


                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                                           Historical
                                                       For the Year Ended
                                                                                            Pro Forma
                                                  June 30, 1998     ^ June 30, 1998         Conversion              Pro Forma
                                                    First Star        Nesquehoning          Adjustments             Combined
                                                    ----------        ------------          -----------             --------
(Dollars in thousands, except per share data)
Interest income:
 Loans receivable.............................       $13,234            $ ^ 1,051            $                      ^ $14,285
MBS...........................................         4,780                   14                                       4,794
Investments...................................         3,226                  143            $ ^     63(1)              3,432 ^
                                                       -----            ---------             ---------               -------
         Total interest income................      ^ 21,240                1,208                    63                22,511

Interest expense:
Deposits......................................       ^ 6,638                ^ 719                                       7,357
Borrowings....................................         7,972                                                            7,972
                                                       -----            ---------             ---------               -------
         Total interest expense...............        14,610                ^ 719                                      15,329
                                                      ------            ---------             ---------               -------
Net interest income...........................       ^ 6,630                  489                    63                 7,182
Provisions for loan loses.....................           385                                                            ^ 385
                                                      ------            ---------             ---------               -------
Net interest income after provision ..........         6,245                  489                    63                 6,797 ^
 Operating income.............................         1,760                  ^ 5                                       1,765
Other expenses................................       ^ 3,582                  280                    16(2)              3,878
                                                     -------            ---------             ---------               -------
Income before ^ taxes.........................         4,423                ^ 214                    47                 4,684
Income taxes..................................         1,607                 ^ 84                    18(1)              1,709
                                                       -----            ---------             ---------               -------
Net income....................................         2,816                ^ 130                    29                 2,975
 Dividends on preferred stock.................          ^(45)                                                             (45)
                                                        ----            ---------             ---------               -------
Net income applicable to common
  stockholders................................        $2,771            $   ^ 130            $     ^ 29(1)           $  2,930
                                                       =====            =========             =========               =======

Earnings per ^ share..........................       ^ $5.05                  N/A                                      ^ 4.94
Earnings per ^ assuming full dilution.........         $4.90                  N/A                                        4.74
Average ^ shares outstanding:
^  Common.....................................       295,025                  N/A              ^ 42,743(3)            337,768
Common assuming ^ dilution....................       548,780                  N/A              ^ 42,743(3)            591,523




-------------------------
(1) Represents gross annualized return of 5.37% on net proceeds, a tax rate of 38.0% on the net proceeds, and a net return of 3.33% on such proceeds.^
(2) Assumes the ESOP purchases 10% of the Conversion Stock for $250,000 with a loan from First Star Bancorp, such loan will be paid over a 15-year period.
(3)  Assumes all ^ 42,743 shares are outstanding for the entire fiscal year.

                              THE MERGER CONVERSION

General


         The Merger Conversion is being conducted pursuant to the Agreement and the Plan. The Merger Conversion ^ is subject to, among other things, approval of the Agreement by Nesquehoning's depositors and the Department. A special meeting of depositors has been called for this purpose to be held on __________ ___, ^ 1999 (the "Special Meeting"). Copies of the Agreement and the Plan are available without charge from us by a written request addressed to the Corporate Secretary, ____________________________, Pennsylvania _______, or by a telephone call to (___) ___-____.

         In accordance with the Plan and subject to certain maximum and minimum purchase limitations, subscription rights to purchase First Star Common Stock have been granted to (i) Nesquehoning's Eligible Account Holders, (ii)
Nesquehoning's Supplemental Eligible Account Holders and (iii) Nesquehoning's Other Depositors. Any shares of Common Stock for which subscriptions have not been accepted in the Subscription Offering may, at the sole discretion of the Board of Directors of First Star, be offered for sale in the Community Offering. In the Community Offering, should it be conducted, unsubscribed shares will be offered directly to the general public with a preference to our Employee Stock Ownership Plan, current shareholders and to those natural persons residing in Carbon, ^ Lehigh, Luzerne, Monroe, Northampton and Schuykill Counties of Pennsylvania. Additional terms and conditions may be established at any time prior to the closing of any Community Offering by the Board of Directors of First Star and the Board of Trustees of Nesquehoning.


Effects of Merger Conversion on Depositors and Borrowers of Nesquehoning Savings Bank


         Voting Rights. Currently in mutual form, voting rights are vested in the Board of Trustees of Nesquehoning. FDIC regulations require the affirmative vote of a majority of the depositors before the Merger Conversion can be completed. Following the Merger Conversion, all voting rights will be held solely by stockholders of First Star Bancorp.


         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the Conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the Merger Conversion.


         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the Merger Conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides^ that: (i) the Merger Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed Merger Conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from ^ First Star Bancorp for our stock; (iii) our assets will have the same basis before and after the Merger Conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in our liquidation account in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors under the Plan upon the distribution to them of nontransferable subscription rights; (vii) the basis of each account holder's savings accounts after the Merger Conversion will be the same as the basis of his savings accounts prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero;
(ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account our earnings and profits or deficit in earnings and profits as of the date of conversion; (xi) immediately after conversion, we will succeed to the bad debt reserve accounts previously held by us, and the bad debt reserves will have the same character in our hands after conversion as if no distribution or transfer had occurred; and
(xii) the creation of the liquidation account will have no effect on our taxable income.


         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based ^ on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of Feldman Financial Advisors which^ concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are:
(i) acquired by the recipients without payment therefor,  (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the subscription offering will be offered in a public offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.


         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C. that the conversion will be treated for Pennsylvania state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this prospectus is a part and covers those state tax matters that are material to the transaction.


         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and Feldman Financial Advisors have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities.^

         Liquidation Account. In the unlikely event of ^ Nesquehoning's complete liquidation in ^ its present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata according to the value of his/her accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his/her deposit accounts was to the total value of all deposit accounts held by us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all of our other general creditors. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled upon our complete liquidation after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, July 31, 1997. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, September 30, 1998. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         Non-transferable subscription rights to purchase shares of the common stock have been granted to persons and entities entitled to purchase shares in the subscription offering under the Plan. If the community offering or syndicated community offering, as described below, extends beyond 45 days following the completion of the subscription offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that more shares are subscribed for than are to be issued in the conversion subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases and Transfer of Shares." The following priorities have been established:

Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on July 31, 1997. Each Eligible Account Holder will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of $100,000 of Common Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders (subject to the maximum purchase limitation). If there is an oversubscription in this category, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a person(s) with a qualifying deposit as of the eligibility record date (or a successor entity or estate) shall receive subscription rights in this category. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits with us in the one-year period preceding July 31, 1997, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."


Category 2: Supplemental Eligible Account Holders (Second Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on ^ December 31, 1998. Each Supplemental Eligible Account Holder who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of $100,000 of Common Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders (subject to the maximum purchase limitation). If the allocation made in this paragraph results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "--Limitations on Purchases and Transfer of Shares."


         The rights of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders to subscribe for shares.


Category 3: Other Depositors (Third Priority). Other Depositors are persons who have a deposit account of at least $50 on ^ _____________, 1999, the voting record date of our special meeting, and borrowers also as of the voting record date of our special meeting. Each Other Depositor who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to $100,000 of Common Stock to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Depositors, the subscriptions of the Other Depositors will be allocated so that each subscribing Other Depositor will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Depositors whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled on the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."


         Depositors in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us or our employees to register under the securities laws of that state or foreign country as a broker or dealer, or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he/she is purchasing shares solely for his/her own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the Merger Conversion.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders that we believe involve the transfer of subscription rights or which appear to us to present other irregularities.


         Expiration Date. The Subscription Offering will expire at 12:00 noon, Bethlehem, Pennsylvania Time, on ^ February __, ^ 1999 (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.


Community Offering


         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares in a community offering, with a preference to our Employee Stock Ownership Plan, our shareholders and natural persons who reside in ^ Pennsylvania, on a best-^ effort basis through ^ Hopper Soliday & Co., Inc.. Any orders received in connection with the community offering, if any, will receive a lower priority than orders properly made in the subscription offering by persons exercising Subscription Rights. Common stock sold in the community offering will be sold at the same price as all shares in the subscription offering. We have the right to accept or reject any ^ order in the community offering for any reason or for no reason.

         No person ordering through a single account will be permitted to purchase more than $100,000 of Common Stock in the community offering. In addition, no person, related person or persons acting together, may purchase in all categories more than $100,000 of Common Stock sold in the conversion. To order common stock in the community offering, if held, an executed stock order and account withdrawal authorization (if applicable) must be received prior to the termination of the community offering.

         ^ In addition to the foregoing, if a syndicate of broker-dealers ("Selected Dealers") is formed to assist in the Syndicated Community Offering, you may pay for your shares with funds held by or deposited with a Selected Dealer. If your order form is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the order form on behalf of a purchaser, the Selected Dealer will forward the order form and funds to [Nesquehoning] for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers to place orders for shares. Such Selected Dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his or her intent to purchase (the "Debit Date") and on or before noon of the next business day following the Debit Date will send order forms and funds to First Star Savings for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the Debit Date.

         The date by which  orders must be received  in the  community  offering
("community offering Expiration Date") will be set by us at the time of commencement of the community offering; provided however, if the offering is extended beyond _______, ^ 1999, each subscriber will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the community offering will be promptly returned with interest unless the subscriber affirmatively indicates otherwise.

         If an order in the community offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to ____________________________ as nominee for the beneficial owner. In the event that an order is not accepted in the community offering or that the Conversion is not consummated, we will promptly refund ^ the funds received to ____________________________ who will then return the funds to the purchaser's account. If the appraisal of the estimated market value of Nesquehoning is less than $2,125,000 or more than $3,306,250, each subscriber will have the right to modify or rescind his order. The Plan also permits ^ Hopper Soliday & Co., Inc. to conduct a syndicated community offering, but this is not expected to occur. If a syndicated community offering does occur, it will be conducted on a best-efforts basis through ^ Hopper Soliday & Co., Inc. (on terms negotiated prior to commencement of the syndicated community offering) and ^ Hopper Soliday & Co., Inc. will not be committed to purchase any shares.


Ordering and Receiving Shares

         Use of Order Forms. Rights to subscribe for stock in the subscription offering or to purchase stock in the community offering (if any) may only be exercised by completing an original order form. Persons ordering shares in the subscription offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the conversion is not completed within 45 days of the Expiration Date.

         In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that or on any other order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule l5c2-8. Order forms will only be distributed with a prospectus.


         Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us. ^ Appropriate means by which such withdrawals may be authorized are provided for in the order form. Once such a withdrawal has been authorized, no portion of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the offering, must contact the Stock Information Center ^ as soon as possible after receipt of this prospectus.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or ^ First Star Bancorp for the purchase of the shares during the subscription offering and by making payment for shares on the date of completion of the conversion.


         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, ^ within five days following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.


Plan of Distribution


         Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our Stock Information Center. Our officers and personnel from Hopper Soliday may be available to answer questions about the conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the conversion or its termination.


Marketing Arrangements


         We have engaged ^ Hopper Soliday & Co., Inc. as our financial advisor in connection with the offering. ^ Hopper Soliday & Co., Inc. has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. ^ Hopper Soliday & Co., Inc. will receive a fee of (a) ^ 2.0% of the aggregate dollar amount of common stock sold in the ^ subscription offering (excluding shares sold to Nesquehoning and First Star trustees, directors, executive officers and their associates, and to the ESOP); ^(b) ^ 1.0% of the aggregate dollar amount of common stock sold in the ^ community offering to those people on a list provided by us and our shareholders; and (c) 2.0% of the aggregate dollar amount of common stock sold in the community offering to persons other than those in (b) above. This fee, however, will not exceed ^ $50,000. We will also reimburse ^ Hopper Soliday & Co., Inc. for its out-of-pocket expenses (up to ^ $5,000) and legal expenses (up to ^ $10,000). We have also agreed to indemnify ^ Hopper Soliday & Co., Inc. for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against ^ Hopper Soliday & Co., Inc. In the event we begin any syndicated community offering, we will pay Hopper Soliday 4% (including those fees paid to brokers) of the aggregate dollar amount sold in such offering.

         The shares will be offered principally by the distribution of this document and through activities conducted at the Stock Information Center. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by ^ Hopper Soliday & Co., Inc. will be working at, and supervising the operation of, the Stock Information Center. ^ Hopper Soliday & Co., Inc. will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist ^ Hopper Soliday & Co., Inc. with clerical matters and to answer questions related solely to our business.

Stock Pricing

         We have retained Feldman Financial Advisors, Inc., an independent consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process to prepare an appraisal of our estimated market value.
Feldman Financial Advisors will receive fees of $15,000 for preparing the appraisal and also will be reimbursed reasonable out-of-pocket expenses. We have agreed to indemnify Feldman Financial Advisors under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information we supplied to Feldman Financial Advisors.

         Feldman Financial Advisors has prepared the appraisal in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the Commonwealth of Pennsylvania which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Feldman Financial Advisors has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.


         On the basis of the above, Feldman Financial Advisors has determined, in its opinion, that as of ^ September 21, 1998, and updated on January 5, 1999, the estimated market value of Nesquehoning was $2,500,000. Department regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Feldman Financial Advisors has established a range of value from $2,125,000 to ^ $2,525,000 for the offering, the EVR. The EVR will be updated prior to consummation of the conversion and the EVR may increase to ^ $2,875,000 without resolicitation of subscriptions.


         The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

         In order for stock sales to take place, Feldman Financial Advisors must confirm to the Department that, to the best of Feldman Financial Advisors' knowledge and judgment, nothing of a material nature has occurred which would cause Feldman Financial Advisors to conclude that the aggregate sale price for the shares would not be compatible with Feldman Financial Advisors' estimate of our pro forma market value immediately upon conversion. If, however, facts do not justify such a statement, an amended EVR may be established.

         The  appraisal  is  not  a  recommendation   of  any  kind  as  to  the
advisability of purchasing these shares. In preparing the appraisal, Feldman Financial Advisors has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. Feldman Financial Advisors did not independently verify the financial statements and other information provided by us, nor did Feldman Financial Advisors independently value our assets and liabilities. The appraisal considers us only as a going concern and it should not be viewed as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline.

Change in Number of Shares to be Issued in the Merger Conversion

         Depending on market and financial conditions at the time of the completion of the offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the Merger Conversion results in an offering which is either less than $2,125,000 or more than $3,306,250. Persons who did not subscribe for shares will not have the opportunity to do so.

Limitations on Purchases and Transfer of Shares


         The Plan provides for certain additional purchase limitations. The minimum purchase is ^ $500.00 of Common Stock and the maximum purchase for any individual person or persons ordering through a single account, is $100,000 of Common Stock (or 2,075 shares). In addition, no person or persons ordering through a single account, together with their associates, or group of persons acting together, may purchase more than $100,000 of Common Stock (or 2,075 shares). However, the ESOP may purchase up to 10% of the shares sold. Furthermore, the Plan of Conversion provides that officers and directors of Nesquehoning and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion.


         Depending on market conditions and the results of the offering, the board of directors may, if the Department agrees, increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

         In the event of an increase in the total number of shares offered in the conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (ii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders; (iii) in the event that there is an oversubscription by Other Depositors, to fill unfulfilled subscriptions of Other Depositors; and (iv) to fill unfulfilled subscriptions in the community offering to the extent possible.

         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is one of our directors or officers, or a director or officer of any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, secretary and treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.


         To order shares in the conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are exceeded by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at ^ $50.30 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.


         Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see "-- Restrictions on Sales and Purchases of Shares by Trustees and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares


         Generally, during the first year following the conversion, ^ First Star Bancorp may not repurchase its shares and during each of the second and third years following the conversion, ^ First Star Bancorp may repurchase up to five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the Department. The Department may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the Department may grant special permission to repurchase shares after six months following the conversion and to repurchase more than five percent during each of the second and third years. In addition, the Securities and Exchange Commission ("SEC") rules also govern the method, time, price, and number of shares of common stock that may be repurchased by ^ First Star Bancorp and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, ^ First Star Bancorp may utilize the rules and regulations then in effect.


Restrictions on Sales and Purchases of Shares by Trustees and Officers


         Shares purchased by trustees and officers of ^ Nesquehoning may not be sold for one year following the conversion, except in the event of the death of the trustee or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the Department has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

         We have the authority to interpret and amend the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the Department and /or FDIC.

Conditions and Termination


         Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of a majority of the total number of votes eligible to be cast by our members, and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not ^ satisfied, the Plan will be terminated and ^ Nesquehoning will continue ^ its business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the Department and non-objection by the FDIC.


Other

         All statements made in this document are hereby qualified by the contents of the Plan of Conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the proxy statement mailed to certain depositors. Copies of the Plan are available from us and should be consulted for further information. Adoption of the Plan by Nesquehoning's depositors authorizes us to interpret, amend or terminate the Plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         Management's discussion and analysis is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Consolidated Financial Statements and Notes to the Consolidated Financial Statements included elsewhere in this document.

General

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by noninterest income, including, income from customer deposit account service charges, gains on sales of loans, gains and losses from the sale of investments and mortgage-backed securities and noninterest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy cost, and data processing cost. Our results of operations are also affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Market Risk Analysis

         Our assets and liabilities may be analyzed by examining the extent to which they are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining sufficient liquid assets for material and prolonged changes in interest rates.


         We originate fixed- and adjustable-rate real estate mortgage loans which approximated 73% of our loan portfolio at June 30, 1998. To manage the interest rate risk on this type of loan portfolio, we emphasize the origination of adjustable-rate loans and sell a portion of our fixed-rate mortgage ^ loan originations . At June 30, 1998, adjustable-rate mortgage loans totalled $62.7 million or 31.7% of our total loan portfolio. We also maintain a portfolio of liquid assets which includes investment securities and mortgage-backed securities. As an asset/liability management tool, we may use alternative sources of funding if deposit pricing in our local market area is not acceptable. Maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than other interest-earning assets.


Net Portfolio Value


         ^ We utilize various asset/liability models to help us monitor our sensitivity to changes in interest rates, notably net portfolio value ("NPV") analysis. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. ^ Our interest rate risk is measured as the change to its NPV as a result of ^ hypothetical ^ 100-400 basis point ("bp") ^ changes in market interest rates. ^ We calculate the NPV quarterly. The following table presents our NPV at ^ September 30, 1998.

      Changes
     in Market                          $            %
   Interest Rates   NPV Amount       Change    Change in NPV    NPV Ratio(1)
   --------------   ----------     ---------   ------------     -------------

   (basis points)

     +400              5,409        (17,808)      (76.7)             1.87%

     +300             11,437        (11,779)      (50.7)             3.83%

     +200             16,112         (7,105)      (30.6)             5.27%

     +100             20,344         (2,873)      (12.4)             6.50%

        0             23,217           --          --                7.28%

     -100             23,352            135          .6              7.21%

     -200             21,427         (1,789)       (7.7)             6.53%

     -300             19,884         (3,333)      (14.4)             5.98%

     -400             19,217         (4,000)      (17.2)             5.68%



----------------
(1) Calculated as the estimated NPV divided by present value of total assets.

         Management believes these calculations indicate that we would be deemed to have a more than normal level of interest rate risk under applicable regulatory capital requirements based on the current level of regulatory capital.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market rates of interest. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as many borrowers may be unable to service their debt in the event of an interest rate increase.

         Our board of directors reviews our asset and liability policies on an annual basis. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

         Asset and Liability Management. The Bancorp's exposure to interest rate risk results from the difference in maturities on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because the Bancorp's liabilities have a shorter maturity than its assets, the Bancorp's earnings will be negatively affected during the periods of rising interest rates. Management has been working to increase the interest rate sensitivity of the Bancorp's assets and decrease the sensitivity of its liabilities.


         As rates on sources of funds have become deregulated and subject to competitive pressures, financial institutions have become increasingly concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are "interest rate sensitive "and by monitoring an institution's interest rate sensitivity ^"gap." An asset or liability is considered to be interest rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturity or repricing within that time period.


Financial Condition


         Total assets increased at June 30, 1998, to $316.1 million from $270.9 million at June 30, 1997, an increase of $45.2 million or 16.7%. The increase in total assets was attributable primarily to an increase in loans receivable which increased by ^ $25.8 million, or 17.3%, to ^ $175.3 million from $149.5 million at June 30, 1997.

         Total cash and cash equivalents decreased to $2.2 million at June 30, 1998 from $3.3 million at June 30, 1997, a decrease of $1.1 million, or 33.3%. Investment securities increased by $19.2 million to $47.7 million at June 30, 1998 from $28.5 million at June 30, 1997 and mortgage-backed securities increased to $76 million at June 30, 1998 from $74.7 million at June 30, 1997, an increase of $1.3 million, or 1.7%.

         Real estate owned (REO) consists of properties acquired by foreclosure and is stated at the lower of fair value less cost to sell or the balance of the loan on the property at the date of acquisition ^. REO increased to $1,129,000 at June 30, 1998, from $767,000 at June 30, 1997. At June 30, 1998, REO consisted of twelve single-family dwelling units, with seven of these properties located in the Pocono mountains.

         Deposits increased to $145.1 million at June 30, 1998, from $118.7 million at June 30, 1997, an increase of $26.4 million or ^ 22.2%. This increase in deposits is concentrated primarily in certificates of deposit which increased by $2.2 million to $104.1 million from $85.4 million and in money market demand accounts which increased by $5.6 million to $15.4 million from $9.8 million.


         Advances from the Federal Home Loan Bank increased to $144.5 million at June 30, 1998, from $129.4 million at June 30, 1997, an increase of $15.1 million or 11.7%. The proceeds from these advances were used to fund the aforementioned increase in loans receivable.

         Stockholders' equity increased to $15.1 million at June 30, 1998, from $12 million at June 30, 1997, an increase of approximately $3.1 million or 25.8 %. The increase is mainly attributable to net income from operations and an increase in the unrealized gain on securities available for sale.

Non-Performing Assets^

         First Star places all loans 90 days or more delinquent, or sooner, if the collection of principal or interest becomes doubtful, on non-accrual status. At June 30, 1998 the Bancorp's non-performing assets were $4.2 million as compared to $4.9 million at June 30, 1997, ^ a decrease of $700,000 or 14.3%. The ratio of non-performing assets to total assets was 1.3% at June 30, 1998 compared to 1.8 % at June 30, 1997.

         The non-accrual non-consumer leases totalling $333,000 represent the acquisition of numerous leases and campground interests that were purchased from The Bennett Funding Group, Inc. and its subsidiaries. These companies, which service the leases, including all collection work, are in Chapter 11 bankruptcy proceedings. The Securities and Exchange Commission has alleged fraud by at least one of the principals of The Bennett Funding Group, Inc.^ While ^ many lessees continue to make their payments to The Bennett Funding Group, the Trustee disputes the ownership of the payments and has raised various other issues in the proceedings which may affect collectibility. First Star maintains a reserve of 25% of the outstanding balance due from The Bennett Funding Group pending additional legal results of the disputed issues.

         The 25% reserve is an estimate of the amount needed to absorb the loss of principal on the Bennett leases. This estimate is based upon an analysis of the latest complex settlement proposal made by the Trustee in Bankruptcy and the estimated impact such a settlement could have upon First Star Savings if it were accepted. The estimate also includes an evaluation of the cash collected, the on-going cash flow collected by the trustee, and an evaluation of possible insurance proceeds and a cash payment account that possibly could be recoverable.

Average Balance Sheet


         The following table sets forth certain information relating to ^ First Star Bancorp's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.


                                                 At ^ September 30,               ^ Three Months Ended ^ September 30,
                                                      1998                     1998                              1997
                                               -------------------  ------------------------------   -------------------------------
                                                                    Average    Interest   Average(s)  Average   Interest  Average(s)
                                                    Yield/Cost(5)   Balance     Income    Yield/Cost  Balance    Income   Yield/Cost
                                                    -------------   -------     ------    ----------  -------   --------  ----------
                                                                                           (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)........................             7.98%       178,171     3,564      8.00%      155,264     3,142      8.09%
 Investment and mortgage-backed
  securities(2).............................             6.87        140,574     2,388      6.80       111,830     2,033      7.27
                                                                     -------    ------                 -------   -------
  Total interest-earning assets.............             7.56%       318,745     5,952      7.47%      267,094     5,175      7.75%
Non-interest-earning assets.................                           6,006                             5,507
  Total assets..............................                         324,751                           272,601
Interest-bearing liabilities:
NOW accounts . .............................             2.31%        13,514        80      2.37%       12,715        76      2.39%
Passbook and club accounts..................             2.36         13,008        77      2.37        11,257        71      2.52
Money market demand accounts................             4.76         15,655       186      4.75        10,768       118      4.38
Certificates of Deposit.....................             5.75        107,386     1,538      5.73        87,877     1,252      5.70
 Other liabilities..........................             5.90        154,860     2,283      5.90       131,953     1,929      5.85
                                                                     -------   -------                 -------   -------
Total interest-bearing liabilities..........             5.50%       304,423  $  4,164      5.47%      254,570  $  3,446      5.41%
                                                                     -------   =======                 -------   =======
Non-interest-bearing liabilities............                           4,828                             5,020
                                                                    --------                          --------
  Total liabilities.........................                         309,251                           259,590
Retained earnings...........................                          15,500                            13,011
                                                                     -------                           -------
  Total liabilities and retained earnings...                        $324,751                          $272,601
                                                                     =======                           =======
Net interest income.........................                                  $  1,788                          $  1,729
                                                                               =======                           =======
Interest rate spread(3).....................             2.06%                              2.00%                             2.34%
                                                       ======                             ======                            ======
Net yield on interest-earning assets(4).....             2.29%                              2.24%                             2.59%
                                                       ======                             ======                            ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities......           104.53%                            104.71%                           104.92%
                                                       ======                             ======                            ======




--------------------------------
(1)      Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(5)      Annualized.

         The following table sets forth certain information relating to First Star Bancorp's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.


                                                                        Year Ended June 30,
                                               -------------------------------------------------------------------------------
                                                               1998                                 1997
                                               ----------------------------------   ------------------------------------------
                                                  Average    Interest  Average          Average    Interest       Average
                                                  Balance     Income   Yield/Cost       Balance     Income      Yield/Cost
                                                  -------     ------   ----------       -------     ------      ----------
                                                                         (Dollars in thousands)
Interest-earning assets:
 Loans receivable(1)...........................  ^ $170,991   $13,470    7.84%       ^ $150,727    $ 11,852       7.86%
 Investment and mortgage-backed securities(2)..   ^ 114,451     7,769    6.78            65,616       4,430       6.75
                                                  ---------    ------                    -------     -------
  Total interest-earning assets................   ^ 285,442    21,239    7.44%          216,343      16,192       7.48%
Non-interest-earning assets....................       4,162                               4,318
  Total assets.................................     289,904                             220,661
Interest-bearing liabilities:
NOW accounts . ................................    ^ 14,250       311    2.18%           13,036        267        2.05%
Passbook and club accounts.....................    ^ 10,427       283    2.71            10,029         278       2.78
Money market demand accounts...................    ^ 12,902       572    4.43             9,991         420       4.20
 Certificates of Deposit.......................    ^ 96,108     5,472    5.69            81,745       4,504       5.51
 Other liabilities.............................   ^ 137,734     7,972    5.79            91,328       4,937       5.41
                                                 ----------   -------                   -------     -------
Total interest-bearing liabilities.............   ^ 271,421  $ 14,610    5.38%          206,129    $ 10,406       5.05%
                                                  ---------   =======                   -------     =======
Non-interest-bearing liabilities...............       4,271                               3,239
                                                   --------                            --------
  Total liabilities............................     275,692                             209,368
Retained earnings..............................      14,212                              11,293
                                                    -------                             -------
  Total liabilities and retained earnings......    $289,904                            $220,661
                                                    =======                             =======
Net interest income............................              $  6,629                              $  5,786
                                                              =======                               =======
Interest rate spread(3)........................                        ^ 2.05%                                    2.43%
                                                                       ======                                   ======
Net yield on interest-earning assets(4)........                        ^ 2.32%                                    2.67%
                                                                       ======                                   ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities.........                        105.28%                                 ^104.95%
                                                                       ======                                   ======


---------------------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                              Three Months Ended September 30,                Year Ended June 30,
                                           ---------------------------------------  ------------------------------------------
                                                        1998 vs. 1997                            1998 vs. 1997
                                           ---------------------------------------  ------------------------------------------
                                                      Increase/(Decrease)                     Increase/(Decrease)
                                                          Due to                                    Due to
                                           ---------------------------------------  ------------------------------------------
                                                                 Rate/                                      Rate/
                                            Volume    Rate      Volume      Total     Volume      Rate      Volume     Total
                                           -------   -------    -------    -------    -------   --------   --------   --------
                                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable .....................   $ 1,854   $  (145)   $   (21)   $ 1,688    $ 1,593   $   (30)   $    (4)   $ 1,559
  Investment securities ................     1,576       (69)       (44)     1,463        995        76         55      1,126
  Mortgage-backed securities ...........       442      (685)       (61)      (304)     2,104        38         29      2,171
  FHLB stock ...........................        55        26          3         84        144        26         14        184
                                           -------   -------    -------    -------    -------   -------    -------    -------
     Total interest-earning assets .....     3,928      (874)      (123)     2,931      4,836       110         94      5,040
                                           -------   -------    -------    -------    -------   -------    -------    -------
 Interest-bearing liabilities:
  NOW and money market deposits ........       188        81         20        288        147        40          8        195
  Savings and certificate accounts .....     1,135        27          6      1,168        802       140         26        968
  FHLB borrowings ......................     1,339        65         11      1,416      2,511       347        176      3,034
                                           -------   -------    -------    -------    -------   -------    -------    -------
     Total interest-bearing liabilities      2,662     1,673         37      2,872      3,460       527        210      4,197
                                           -------   -------    -------    -------    -------   -------    -------    -------
Increase (decrease) in net interest
  income ...............................   $ 1,265   $(1,047)   $  (160)   $    59    $ 1,376   $  (417)   $  (116)   $   843
                                           =======   =======    =======    =======    =======   =======    =======    =======

Results of Operations for the Three Months Ended September 30, 1998 and 1997

         General. The largest components of First Star Bancorp's total income and total expenses are interest items. As a result, First Star Savings earnings are greatly influenced by its net interest income, which is determined by the difference between the interest earned on its interest-earning assets and the rates paid on its interest-bearing liabilities ('interest rate spread') as well as by the relative amounts of its interest-earning assets and interest-bearing liabilities.

         Like most savings banks, First Star Savings interest income and cost of funds are substantially affected by general economic conditions and by policies of regulatory authorities of the state and federal government. Because a significant portion of First Star Bancorp's assets consist of fixed rate loans, increases in interest costs will result in a decline in First Star Bancorp's net interest income or possibly a net interest loss.

         Results of Operations. First Star Bancorp recorded net income of $532,751 for the three months ended September 30, 1998, representing a 30.8% decrease from the $769,732 net income recorded for the three months ended September 30, 1997. The decrease is mainly attributable to a decrease of $299,570 in noninterest income and an increase of $135,416 in salaries and employee benefits, which were partially offset by an increase in net interest income of $59,037.

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets, primarily loans, investment and mortgage-backed securities and interest we pay on our interest-bearing liabilities, primarily deposits. Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         Total Interest Income. For the three months ended September 30, 1998, total interest income increased to $5.9 million from $5.2 million, or 13.5%, for three months ended September 30, 1997. This increase was due primarily to an 16.1% increase in income on loans receivable to $3.6 million at September 30, 1998 as compared to $3.1 million at September 30, 1997 and to an increase in interest and dividends on investments of $430,878, offset somewhat by a $76,050 decrease or 6.1% in interest on mortgage-backed securities. During the same time periods the average balance on loans receivable increased by $22.9 million, or 14.7%, and the average balance on investment securities increased by $28.7 million or 25.7%. The average balance of loans increased due to loan originations in excess of principal repayments. The average balance of mortgage-backed securities decreased due to principal repayment as First Star Savings invested such funds in loans and investment securities.

         Total Interest Expense. Total interest expense increased 23.5% to $4.2 million for the three months ended September 30, 1998 from $3.4 million for the three months ended September 30, 1997. The two components of total interest expense are interest on deposits, which increased by $364,498 or 24%, and interest on borrowings, which increased by $354,204 or 18.4% for the three months ended September 30, 1998 as compared to the same period in 1997. These increases are attributable to increases in the volume of both deposits and borrowings as described previously.

         Provision For Loan Losses. Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. Management believes the allowance for loan losses is at a level that is adequate to provide for estimated losses. However, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount. See "Business of First Star Savings Bank -- Non-performing and Problem Assets -- Allowance for Loan Losses."

         The provision for loan losses was $97,500 for the three months ended September 30, 1998, as compared to $90,000 for the three months ended September 30, 1997. The amount charged to operations and the related balance in the allowance for loan loss is based on periodic reviews of the portfolio by management. The allowance for loan loss represents .86% of loans outstanding at September 30, 1998.

         Other Income. Included in other income are loan servicing income, gains or losses on sales of mortgage-backed securities and other investments by First Star Savings, and other miscellaneous sources of operating income.

         During the three months ended September 30, 1998, other income decreased to $159,721 from $459,291 or 65.2% for the three months ended September 30, 1997. The reason for the decrease is mainly attributable to decreases in the amount of gains realized on the sale of mortgage-backed and investment securities which were $319,486 for the three months ended September 30, 1997 and $0 for the three months ended September 30, 1998.

         Operating Expenses. Total operating expenses increased $120,848 or 13.7% to $1,001,478 for the three months ended September 30, 1998, as compared to $880,630 for the three months ended September 30, 1997.

         The primary component of operating expenses was salaries and employee benefits which increased $135,416 or 31% to $572,056 from $436,640 for the three months ended September 30, 1997 due primarily to normal salary adjustments and bonus payments based on volume and profit incentives. Other items remained relatively stable, however, other expense decreased $30,526 or 15.4% due to a decrease of $19,722 in the costs associated with maintaining real estate acquired through foreclosure.

         Management continues to monitor operating expenses and reduces such expenses, where possible. The ratio of operating expense to average assets for the three months ended September 30, 1998 was 1.24%.

         Income Taxes. Income tax expense decreased $132,000 due to decreased earnings during the period.


Results of Operations for the Years Ended June 30, 1998 and 1997


         General. The largest components of ^ First Star Bancorp's total income and total expenses are interest items. As a result, First ^ Star Savings earnings are greatly influenced by its net interest income, which is determined by the difference between the interest earned on its interest-earning assets and the rates paid on its interest-bearing liabilities ('interest rate spread') as well as by the relative amounts of its interest-earning assets and interest-bearing liabilities.

         Like most savings banks, First ^ Star Savings interest income and cost of funds are substantially affected by general economic conditions and by policies of regulatory authorities of the state and federal government. Because a significant portion of ^ First Star Bancorp's assets consist of fixed rate loans, increases in interest costs will result in a decline in ^ First Star Bancorp's net interest income or possibly a net interest loss.

         Results of Operations. ^ First Star Bancorp recorded ^ net income of $2,816,223 for the fiscal year ended June 30, 1998, representing a 86.6% increase from the $1,509,557 net income recorded for the fiscal year ended June 30, 1997 ^. The increase from June 30, 1997, is mainly attributable to an increase of $843,377 in net interest income and an increase in gains realized on the sale of mortgage-backed securities of $804,233. ^


         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets, primarily loans, investment and mortgage-backed securities and interest we pay on our interest-bearing liabilities, primarily deposits. Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.


         Total Interest Income. For the fiscal year ended June 30, 1998, total interest income increased to $21.2 million from $16.2 million for fiscal year ended June 30, 1997. This increase of $5 million or 30.86% is due primarily to an increase in income on loans receivable to ^ $13.2 million at June 30, 1998 as compared to $11.9 million at June 30, 1997 and to an increase in income on mortgage-backed securities to $4.8 million at June 30, 1998 from $2.7 million at June 30, 1997. During the same time periods the average balance on loans receivable increased by $20.3 million to $171 million at June 30,

1998 from $150.7 million at June 30, 1997, and the average balance on mortgage-backed securities increased by $32.6 million to $74.7 million at June 30, 1998 from $42.1 million at June 30, 1997.


         Total Interest Expense. Total interest expense increased to $14.6 million for the fiscal year ended June 30, 1998 from $10.4 million for the fiscal year ended June 30, 1997. The two components of total interest expense are interest on deposits, which increased by $1.1 million for the fiscal year ended June 30, 1998 to $6.6 million from $5.5 million for the fiscal year ended June 30, 1997 and interest on borrowings, which increased by $3.1 million for the fiscal year ended June 30, 1998 to $8 million from $4.9 million for the fiscal year ended June 30, 1997. These increases are attributable to increases in the volume of both deposits and borrowings as described previously.

         Provision For Loan Losses. ^ The provision for loan losses was $385,000 for the fiscal year ended June 30, 1998, as compared to $220,000 for the fiscal year ended June 30, 1997. The amount charged to operations and the related balance in the allowance for loan loss is based on periodic reviews of the portfolio by management. At its current level, the allowance for loan loss represents ^.84% of loans outstanding at June 30, 1998 as compared to ^.76% of loans outstanding at June 30, 1997. This increase of $165,000 is a result of increased lending activity during the fiscal year ended June 30, 1998.

         Other Income. Included in other income are loan servicing income, gains or losses on sales of mortgage-backed securities and other investments by ^ First Star Savings, and other miscellaneous sources of operating income.

         During the fiscal year ended June 30, 1998, other income increased to $1,759,745 from $720,463 for the fiscal year ended June 30, 1997. The reason for the ^ increase is mainly attributable to increases in the amount of gains realized on the sale of mortgage-backed and investment securities which ^ were $1,150,657 for the fiscal year ended June 30, 1998 and $283,353 for the fiscal year ended June 30, 1997. Also included in other income were gains realized on the sale of REO of $101,345 and $73,246 for the fiscal years ended June 30, 1998 and 1997, respectively. Loan servicing income increased by $58,863 to $284,572 for fiscal year ended June 30, 1998 from $225,709 for fiscal year ended June 30, 1997 primarily attributable to an increase in the loan volume serviced.

         Operating Expenses. Total operating expenses decreased $455,007 or ^ 12.7% to $3,581,269 for the fiscal year ended June 30, 1998, as compared to $4,036,276 for the fiscal year ended June 30, 1997.


         The primary component of operating expenses was salaries and employee benefits which increased $275,435 or 17.3% to $1,864,647 from $1,589,212 for the fiscal year ended June 30, 1997. The primary reason for the decrease in operating expenses during fiscal 1998 from fiscal 1997 was due to a special charge of $745,174 levied on September 30, 1996 against all SAIF member financial institutions to recapitalize the SAIF fund.


         Management continues to monitor operating expenses and to reduce or eliminate ^ such expenses^ where possible. The ratio of operating expense to average assets ^ for fiscal 1998 and fiscal 1997 were 1.24% and 1.32%, respectively

         Liquidity and Capital Resources. ^ First Star Savings has pursued a policy of maintaining an adequate level of liquidity to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and fund debt obligations. Cash for these short-term and long-term needs is generated through deposits (including the use of brokered deposits), funds borrowed from the Federal Home Loan Bank, the sale and maturity of investment securities, cash flows generated from operations, and collections of principal payments and prepayments of outstanding loans. Loan principal repayments are a relatively stable source of funds while deposit flows are influenced significantly by general interest rates, and money market conditions. Borrowings are also used to compensate for reductions in other sources of funds such as deposits as well as to fund the expansion of loan volume. In the event that they provide less expensive funds, brokered savings deposits are used as well.


         As a member of the Federal Home Loan Bank System, ^ First Star Savings may borrow from the Federal Home Loan Bank of Pittsburgh (FHLB Pittsburgh"). At June 30, 1998, ^ First Star Bancorp had outstanding from the FHLB of Pittsburgh advances equal to ^ $144.5 million as compared to the ^ $129.4 million in outstanding advances at June 30, 1997. Such borrowings, as a percentage of ^ First Star Savings total assets, equaled 45.7% at June 30, 1998 and ^ 47.7% at June 30, 1997. Within certain guidelines, the policies of FHLB of Pittsburgh are flexible with respect to the borrowing limits of a member institution. At June 30, 1998 ^, First Star Savings maximum borrowing capacity was ^ $202.2 million.

         At June 30, 1998, ^ First Star Savings had outstanding previously issued loan commitments (consisting predominately of single-family residential mortgage loans) in the aggregate amount of approximately $5.7 million. Management of ^ First Star Bancorp believes that normal cash flow from principal and interest payments on its loan portfolio will be sufficient to meet these loan commitments.

No other significant commitments existed at June 30, 1998.


         Regulatory Capital. ^ First Star Savings is subject to regulatory capital requirements by the Federal Deposit Insurance Corporation ("FDIC"). To be deemed "adequately capitalized" the FDIC has three minimum regulatory capital ratios: a leverage capital ratio equal to 4% of adjusted total assets; a Tier I risk-based capital ratio equal to 4% of risk-based assets; and total risk-based capital equal to 8% of risk-based assets.

         The following table sets forth ^ First Star Savings regulatory capital position at ^ September 30, 1998, as compared to the minimum regulatory capital requirements imposed on ^ First Star Savings by the FDIC.

                                                                 Percentage of
                                            Amount               Average Asset
                                            ------               -------------
                                           (Dollars
                                         in thousands)

Leverage Capital:
  Regulatory requirement.............     ^ $12,887                    4 .0%
  Actual capital.....................      ^ 17,964                    5.6
                                           --------                    ---

  Excess.............................     ^ $ 5,077                    1.6%
                                             ======                    ===

Tier I Risk-Based Capital:
  Regulatory requirement.............     $ ^ 6,902                    4.0%
  Actual Capital.....................      ^ 17,964                   10.4
                                           --------                   ----

  Excess.............................     ^ $11,062                    6.4%
                                             ======                    ===
Risk-based Capital:
  Regulatory requirement.............     ^ $13,804                    8.0%
  Actual Capital.....................      ^ 19,507                   11.3
                                           --------                   ----

  Excess.............................     $ ^ 5,703                    3.3%
                                           ========                   ====




         Impact of Inflation and Changing Prices. The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and service as measured by the consumer price index.


Year 2000 ^ Readiness Disclosure

         Rapid and accurate data processing is essential to First Star Bancorp's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data.

         The following discussion of the implications of the year 2000 problem for First Star Bancorp, contains numerous forward looking statements based on inherently uncertain information. The cost of the project and the date on which First Star Bancorp plans to complete the internal year 2000 modifications are based on management's best estimates, which are derived utilizing a number of assumptions of future events including the continued availability of internal and external resources, third party modifications and other factors. However, there can be no guarantee that these statements will be achieved and actual results could differ. Moreover, although management believes it will be able to make the necessary modifications in advance, there can be no guarantee that failure to modify the systems would not have a material adverse effect on First Star Bancorp.

         First Star Bancorp places a high degree of reliance on computer systems of third parties, such as customers, suppliers, and other financial and governmental institutions. Although First Star Bancorp is assessing the readiness of these third parties and preparing contingency plans, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse affect on First Star Bancorp.

         First Star Bancorp's Year 2000 Plan (the "Plan") was presented to the Board of Directors in March 1998. The Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's "The Effect of Year 2000 on Computer Systems" and is scheduled for substantial completion of mission critical system testing and implementation by June 30, 1999. The Year 2000 Committee is responsible for the Plan with the Board of Directors receiving Year 2000 progress reports on a quarterly basis.

         The primary operating software for First Star Bancorp is through a third party service bureau ("External Provider"). First Star Bancorp has maintained ongoing contact with this vendor so that modification of the software for Year 2000 readiness is a top priority and is expected to be accomplished, though there is no assurance, by June 30, 1999. First Star Bancorp has performed significant testing of the software utilized by the External Provider with successful results. The External Provider has represented that the software currently being utilized for First Star Bancorp's current operations is Year 2000 compliant.

         After an onsite examination in November 1998, the FDIC raised concerns that First Star's management did not take sufficient action in accordance with FFIEC guidance to adequately ensure continued processing of First Star Bancorp's data by its External Provider. Since this examination, First Star Bancorp has participated in proxy testing of its External Provider with another financial institution in its area.

         First Star Bancorp has contacted all other material vendors and suppliers regarding their Year 2000 readiness. Each of these third parties has delivered written assurance to First Star Bancorp that they expect to be Year 2000 compliant prior to the Year 2000. First Star Bancorp is in the process of contacting all significant customers and non-information technology suppliers (i.e. utility systems, telephone systems, etc.), regarding their year 2000 state of readiness.

         First Star Savings mailed questionnaires to approximately 45 commercial loan customers. These questionnaires were based on Appendix A of Guidance Concerning the Year 2000 Impact on Customers, Federal Financial Institutions Examination Council (FFIEC) Interagency Statement, March 17, 1998. First Star Savings' Year 2000 Committee members reviewed the responses with the appropriate commercial loan officer to rate the customers' risk levels based on the type of business and the type of loan and collateral. Any customers with greater than low risk level will receive follow-up attention in the first quarter of calendar 1999. This questionnaire is also used in the underwriting for new commercial loans.

         Costs will be incurred to replace certain non-compliant software and hardware. First Star Bancorp does not anticipate that direct costs for
renovating  or  replacing   non-compliant  hardware  and
software will exceed $100,000, of which approximately $8,000 had been expended as of September 30, 1998. No assurance can be given that the Year 2000 Plan will be completed successfully by the Year 2000, in which event First Star Bancorp could incur significant costs. If the External Provider fails to maintain its system in a compliant state or incurs other obstacles prior to Year 2000, First Star Bancorp would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial statements of First Star Bancorp.

         Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of the External Provider, testing plans, and all vendors, suppliers and customer readiness.

         First Star Bancorp is monitoring its External Provider to evaluate whether its data processing system will fail and is being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If the External Provider fails, First Star Bancorp will attempt to locate an alternative service bureau that is year 2000 compliant. If First Star Bancorp is unsuccessful, First Star Bancorp will enter deposit and loan transactions by hand in its general ledger and compute loan payments and deposit balances and interest in its existing computer system. First Star Bancorp is able to do this because of their relatively small number of loan and deposit accounts and their internal bookkeeping system. First Star Bancorp's computer systems are independently able to generate labels and mailings for all of First Star Bancorp's customers. If this labor intensive approach is necessary, management and our employees will become much less efficient. However, First Star Bancorp believes that they would be able to operate in this manner for a limited time, until their existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus were operating in the year 2000, their replacement costs, assuming First Star Bancorp could negotiate an agreement, could be material.

         Despite the best efforts of management to address this issue, the vast number of external entities that have direct and indirect business relationships with First Star Bancorp, such as customers, vendors, payment system providers and other financial institution, makes it impossible to assure that a failure to achieve compliance by one or more of these entities would not have material adverse impact on the operations of First Star Bancorp.


Recent Accounting Pronouncements


         FASB Statement on Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130^, "Reporting Comprehensive Income" SFAS No. 130 will require ^ First Star Savings to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this standard will not impact ^ First Star Bancorp's consolidated financial statements.

         ^ Accounting for Derivative Instruments and Hedging Activities. In June 1998 the FASB issued SFAS No. ^ 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting for derivative instruments, including certain instruments embedded in other contracts, and for hedging activities. It requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after

June 15, 1999. Management has not yet determined the impact, if any, of this statement on First Star Bancorp's consolidated financial statements. ^


                      BUSINESS OF FIRST STAR BANCORP, INC.


         ^ First Star Bancorp was formed in March 10, 1993 as a Pennsylvania-chartered corporation to be the holding company and sole stockholder for First Star Savings Bank. The holding company structure will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas, and (iv) stock repurchases without adverse tax consequences. There are, however, no present plans regarding diversification, acquisitions, expansion or repurchases.

         The office of ^ First Star Bancorp is located at 418 West Broad Street, Bethlehem, Pennsylvania. The telephone number is (610) 691-2233.


                       BUSINESS OF FIRST STAR SAVINGS BANK

General

         First Star Savings Bank is a Pennsylvania-chartered stock savings bank which was established in 1969 as a result of the merger of two Pennsylvania-chartered mutual savings associations, one of which traces its origins to 1893. First Star's principal business consists of attracting deposits from the general public and originating loans secured by residential properties. First Star's business is conducted through its main office located in Bethlehem, Pennsylvania and five branch offices.


         In May 1987, First Star converted from the mutual to the stock form of ownership (the "Conversion"). In December of 1990, First Star issued and sold shares Series A Convertible Preferred Stock in a private offering to nine individuals, all of whom were Directors of First Star. On July 27, 1993, First Star converted to a state chartered savings bank.

         The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Pittsburgh. Funds are used principally for the origination of adjustable-rate mortgage loans, but also for the origination of fixed-rate mortgage loans, secured by first mortgages on one- to four-family residences located in our local communities, and for the purchase of investment securities. One- to four-family mortgage loans totalled ^ $146.6 million, or ^ 80.3% of our total loans receivable portfolio at ^ September 30, 1998. Our principal sources of revenue are interest received on loans and on investments and our principal expense is interest paid on deposits.


Market Area


         Our other branch offices are located in Bath, Palmer, Allentown, Nazareth and Alburtis, which^ are all located within Lehigh and Northhampton Counties. Our market area includes the counties of Lehigh, Northhampton, Carbon, Bucks and, Monroe in their ^ entireties. Carbon, Lehigh and Northhampton Counties ^ make up the metropolitan area known locally as the Lehigh Valley. The population of this area in 1990 was 595,000. The largest industry groups, ranked by number of employees, include service industries, manufacturing, retail trade and government. Monroe County is relatively sparsely populated, while Bucks County, considered part of metropolitan Philadelphia, is densely populated, reporting over 544,000 residents in 1990.

         Allentown, Bethlehem and Easton are the principal cities of the Lehigh Valley (Pennsylvania), which has an aggregate population of approximately 650,000. During the past twenty years, the economy of the Lehigh Valley has shifted from one principally dominated by manufacturing, especially the steel industry, to an economy characterized by a diverse group of industries including service and distribution firms, health care, high technology, manufacturing and retailing firms. Major employers include Air Products and Chemicals, Lehigh Valley Hospital Center, Dun & Bradstreet, Prudential Insurance Company, Lucent Technologies and Lehigh University. Median household income in the Lehigh Valley exceeds the national average and the unemployment rate during the past two years has been below the national average. A recently-completed interstate highway network through the Lehigh Valley has benefitted the local economy by providing convenient access to New York, New England and Philadelphia.


Lending Activities

         Most of our loans are mortgage loans which are secured by one- to four-family residences and to a lesser extent, commercial real estate. We also make construction loans, as well as consumer (including home equity, automobile and unsecured business) loans. In the current interest rate environment, most of the loans we originate have fixed rates of interest.

         The following table sets forth information concerning the types of loans held by us.


                         At September 30,                                          At June 30,
                         ----------------  -----------------------------------------------------------------------------------------
                               1998              1998              1997                1996               1995             1994
                       ------------------  ----------------- -----------------   ---------------   ----------------  ---------------
                            $         %       $        %         $        %         $        %         $        %        $      %
                        --------- -------  -------  -------- -------- --------   -------   -----   --------  ------   ------- ------
                                                                            (Dollars in thousands)
Type of Loans:
 Real Estate:
  1-4 family...........  146,585    80.27  145,722   ^ 81.81  127,054   ^83.11   ^128,33  ^87.38   ^128,614  ^80.05  ^101,459  76.83
                                                                                      5
  Construction.........      462      .25      110       .06    1,231      .80       895     .61     12,208    7.60    13,461  10.19
  Multi-family and
    commercial.........   25,952    14.21   21,838   ^ 12.26   11,155     7.30     6,000    4.09      5,743    3.57     3,611   2.73
  ^ Commercial leases .    1,333      .73    1,496      ^.84    1,897     1.24     1.345     .92      2,009    1.25     1,925   1.46

Consumer Loans:
  Home equity..........    7,291     3.99    7,904    ^ 4.44    9,349     ^6.12    ^9,071   ^6.18    ^10,735   ^6.68  ^10,258  ^7.77
  Auto loans...........      320      .18      328      ^.18      218       .14       220     .15        323     .20      347    .26
  Other................      669      .37      728      ^.41    1,976      1.29       983     .67      1,042     .65      992    .76
                         -------   ------  -------   -------   ------    ------  --------  ------    -------  ------  ------- ------
Total loans............^ 182,612   100.00  178,126    100.00  152,880    100.00   146,849  100.00    160,674  100.00  132,053 100.00
                         -------   ======             ======  -------    ======   -------  ======    -------  ======  ------- ======
Less:
  Loans in process.....      329                66                927                 447              4,180            7,280
  Deferred loan
    origination fees
    and costs..........    1,418             1,273              1,321               1,090              1,215          ^ 1,143

  Allowance for
    loan losses........    1,543             1,489              1,156               1,014                859              838
                         -------           -------            -------             -------           --------         --------
Total loans, net.......^ 179,322           175,298            149,476             144,299            154,420          122,792
                         =======           =======            =======             =======            =======          =======



^

         The following table sets forth the dollar amount of all loans due after ^ September 30, 1999, which have pre-determined interest rates and which have floating or adjustable interest rates.



                                              Floating or
                         Fixed Rates       Adjustable Rates         Total
                         -----------       ----------------         -----
                                          (Dollars in thousands)
One-to-four family.....    ^ $89,808             $54,398           $144,004
Construction...........           --               ^ 462                462
Commercial leases .....     ^  1,131                  --            ^ 1,131
Commercial ^ & multi-         18,161               7,791             25,952
family.................
Home Equity............      ^ 5,673               1,617              7,291
Other consumer.........        ^ 724                 240                964
                           ---------             -------            -------
  Total................   ^ $115,497             $64,508           $179,804
                             =======              ======            =======




         The following information contains information concerning changes in the amount of loans held by us.


                                     For the Three
                                      Months Ended                               For the Years Ended
                                      September 30,                                    June 30,
                                     --------------   ---------------------------------------------------------------------------
                                          1998            1998           1997            1996           1995            1994
                                     --------------   -------------   -----------    -----------     ----------      ------------
                                                                            (Dollars in thousands)
Total gross loans receivable at
  beginning of period.............     $ 178,126       $ 152,880        $146,859      $ 162,681       $ 139,296        $108,534
                                         =======        ========         =======       ========        ========         =======

Loans originated:
  1 to 4 family residential.......         8,611          32,399          16,241         22,754          36,464          35,917
  Construction....................           351             385            1056            767          11,302          13,052
  Multi-family and commercial
    real estate...................         4,868          21,909 ^         9,564          2,079           2,911              --
  Home equity and second
    mortgages.....................         1,096           2,733           4,522          3,662           4,766          ^5,432
  Other consumer..................           169             878           1,015            785           1,088             981
                                       ---------        --------        --------       --------         -------        --------
Total loans originated............      ^ 15,095          58,304          32,398         30,047          56,531          55,382
                                       ---------        --------        --------        -------         -------         -------

Loans sold:
  ^ Total loans ^ sold............    $       --       $   7,034       $      --       $ 10,784        $     --        $  8,092
                                       ---------        --------        --------        -------        --------         -------
  ^ Loan principal repayments...        ^ 10,609          26,204          26,367         35,085          33,146          16,528
  Other (NET).....................    $       --       $      --       $      --       $     --        $     --        $     --
                                       ---------        --------        --------       --------        --------        --------
  Net loan activity...............    $ ^  4,486       $  25,246       $   6,031       $(15,822)       $ 23,385        $ 30,762
                                       =========        ========        ========        =======         =======         =======
  Total gross loans receivable
    at end of period..............    $^ 182,612       $ 178,126       $ 152,880       $146,859        $162,681        $139,296
                                       =========        ========        ========        =======         =======         =======

Mortgage Loans

         One- to Four-Family Residential Loans. Our primary lending activity consists of originating one- to four-family residential mortgage loans secured by property located in our market areas. About 31.7% of our loan portfolio is comprised of adjustable-rate mortgage ("ARM") loans which we retain for our portfolio. The remainder consists of fixed-rate loans which we originate either to resell in the secondary market or to retain in our portfolio, depending on the yield on the loan and on our asset/liability management objectives. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or repay loans at their option.

         The interest rate on our ARM loans is based on an index plus a stated margin. We usually offer discounted initial interest rates on ARM loans. Borrowers qualify for the ARM loan at the initial interest rate. However, ARM loan borrowers are, for loan approval, required to meet lower income-to-debt ratios than those required for fixed-rate loans. ARM loans provide for periodic interest rate adjustments upward or downward of up to 2% per adjustment. The interest rate generally may not increase more than 6% over the life of the loan. Our ARM loans typically reprice annually, after the initial adjustment period of one year, three years or five years, with most loans having terms to maturity of 30 years. ARM loans ^ are offered to all applicants; however, in a relatively low interest rate environment, borrowers may prefer a fixed-rate to ARM loans. Consumer preference in our market area for ARM loans has recently been weak.

         Our fixed-rate loans generally have terms of 15 or 30 years with principal and interest payments calculated using up to a 30-year amortization period. Loans originated with a loan-to-value ratio in excess of 80% require private mortgage insurance. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 80%. We conform our loans to the standards that are used in the mortgage industry allowing our loans to be readily sold in the secondary market. We ^ currently retain servicing rights to those loans sold in the secondary market.


         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.


         Multi-Family and Commercial Real Estate Loans. Multi-family and commercial loans generally have a loan-to-value ratio of 80% or less. These loans do not have terms greater than 30 years. Our multi-family loans are secured by ^ primarily properties with five to ten units. Commercial real estate loans are secured by office buildings, churches and other commercial properties.


         Multi-family and commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area ^ and/or to borrowers who are otherwise well known to us. Most construction loans convert to permanent loans with us after 6 months.


         Residential Construction Loans. We make residential construction loans/permanent loans on one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. Only interest payments are required during construction and these are to be paid from the borrower's own funds. These loans are underwritten using the same criteria as applied in the underwriting of one- to four-family mortgage loans. The maximum loan-to-value ratio is 80%. Upon completion of construction, regular principal and interest payments commence.


         Commercial Leases. ^ First Star Savings invests in loans secured by commercial equipment leases, primarily medical equipment. Such leases generally have fixed rates of interest and are for terms of five years. A number of such leases were produced by a single entity. See "Management's Discussion and Analysis -- Financial Condition -- Non-Performing Assets."


         Consumer Loans. We offer consumer loans in order to provide a wider range of financial services to our customers and because these loans provide higher interest rates and shorter terms than many of our other loans. Our consumer loans consist primarily of home equity, direct automobile loans unsecured lines of credit, and savings account loans.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

         Loan Approval Authority and Underwriting. Our senior loan committee, which is comprised of President, Senior Vice President, Vice President of Lending and Servicing Manager approves all commercial loans and all mortgage loans over $400,000. The loan committee has authority to approve loans in any category up to $1,000,000 in aggregate. Loan requests above this amount must be approved by the board of directors.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.
Private mortgage insurance will also be required in certain instances.

         Construction/permanent loans are made on individual properties. Funds advanced during the construction phase are held in a loans-in-process account and disbursed at various stages of completion, following physical inspection of the construction by a loan officer or appraiser.

         Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 60 days of the loan application. Loan commitments in excess of this period may be issued upon payment of a non-refundable fee or upon agreement on an interest rate float, allowing us to adjust the interest rate on the loan. At ^ September 30, 1998, commitments to cover originations of mortgage and commercial loans totalled ^ $5.3 million.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan to one borrower limit was ^ $2.45 million at September 30, 1998. At ^ September 30, 1998, the aggregate loans of our five largest borrowers have outstanding balances of between $1.97 million and $1.57 million. All of these loans were performing in accordance with their terms.


Non-performing and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. After the loan becomes 30 days past due, another notice of nonpayment is sent to the borrower. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The borrower will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.


         Non-performing Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. For the three months ended September 30, 1998 and the year ended June 30, 1998, interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was immaterial.

Non-Performing Assets


                                                                                               At June 30,
                                                 At September 30,   ----------------------------------------------------------------
                                                      1998            1998          1997          1996         1995         1994
                                                 ----------------     ----          ----          ----         ----         ----
                                                                                      (Dollars in thousands)
Loans accounted for on a non-accrual basis:

Mortgage loans:

  1-4 family residential real estate..                  $1,731        $2,312        $3,166        $3,689      $2,206       $1,678

  Construction........................                      --            --            --           106         106           --

  Multi-family and commercial.........                     337           336           336            --          33           60

Commercial leases.....................                     333           333           333           333          --           --

Consumer loans:

  Home equity.........................                      77           100           287           192         180          101

  Other consumer.....................                        5          --              41            73          76           54
                                                        ------       -------        ------        ------       -----        -----

Total.................................                   2,483         3,082         4,163         4,393       2,601        1,893
                                                       =======       =======       =======       =======      ======        =====

Real estate owned.....................                   1,261         1,129           767           259         506          472

Other non-performing assets...........                    --            --            --            --          --           --
                                                        ------        ------        ------        ------      ------       ----

Total non-performing assets...........                 $ 3,744       $ 4,211       $ 4,930       $ 4,652      $3,107       $2,365
                                                        ======        ======        ======        ======       =====        =====

Total non-accrual ^ to net loans......                   1.38%       1.76% ^         2.79%         3.04%       1.66%        1.46%

Total non-accrual ^ to total assets...                    .75%          .98%         1.54%         2.42%       1.40%        1.20%

Total non-performing assets to
  total assets........................                   1.13%         1.33%         1.82%         2.56%       1.67%        1.50%


         Classified Assets. The classification policies of the Department and FDIC regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

         When we classify problem assets as either substandard or doubtful, we may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as loss, we are required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of its valuation allowances is subject to review by the Department and the FDIC, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory c^ apital.

         At ^ September 30, 1998, we had loans classified as special mention, substandard, doubtful and loss as follows:




                                                        At
                                                  ^ September 30,
                                                       1998
                                                  (In thousands)


Special mention.............................        $    ^ 168
 Substandard................................           ^ 3,393

Doubtful assets.............................                --
Loss assets.................................                --
                                                        ------

     Total..................................        $  ^ 3,561
                                                     =========





         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of allowance for loan losses is subject to review by the Department and the FDIC, as part of their examination process. After a review of the information available, the Department and the FDIC might require the establishment of an additional allowance.

         The following table illustrates the allocation of the allowance for loan losses for each category of loans. The allocation of the allowance to each category is not necessarily indicative of future losses in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.


                                                                               At June 30,
                     At September 30,  ---------------------------------------------------------------------------------------------
                            1998             1998              1997                1996               1995                1994
                    ------------------ ------------------ ------------------  ------------------- -----------------   --------------
                      ^       Percent           Percent            Percent             Percent           Percent             Percent
                              of Loans          of Loans           of Loans            of Loans           of Loans          of Loans
                              to Total          to Total           to Total            to Total           to Total          to Total
                      Amount    Loans   Amount    Loans   Amount     Loans    Amount      Loans   Amount     Loans    Amount  Loans
                      ------    -----   ------    -----   ------     -----    ------      -----   ------     -----    ------  -----
                                            (Dollars in thousands)
At end of
  period
  allocated to:
One-to four
  -family........... $   997     64.61% $  992     66.62% $  817    70.67%   $  336     82.45%   $ 650     75.58%    $ 657    78.31%
Construction........      --        --      --        --      --       --        16      1.58       30      3.49        11     1.31
Multi-family
  and commercial
  real estate.......     444     28.78     395     26.53     231    19.98       117     11.54      130     15.12       110    13.11
Commercial leases...      93      6.03      93      6.25      89     7.70        34      3.35       27      3.14        32     3.81
Consumer............       9       .58       9       .60      19     1.65        11      1.08       23      2.67        29     3.46
                      ------    ------  ------    ------  ------   ------     -----     ------    -----    ------     -----   ------
Total allowance.....  $1,543    100.00% $1,489    100.00% $1,156   100.00%   $1,014    100.00%   $ 860    100.00%    $ 839   100.00%
                       =====    ======   =====    ======   =====   ======     =====    ======    =====    ======      ====   ======


         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:


                                                                                            At June 30,
                                                        At September 30, -----------------------------------------------------
                                                              1998           1998       1997      1996        1995      1994
                                                       --------------    ----------  ---------  ---------   --------  --------
                                                                           (Dollars in thousands)

Total loans outstanding............................         $179,322      $^176,686  $ 150,944   $148,503   $162,681  $139,296
                                                             =======        =======    =======    =======    =======   =======
                                                                            176,686
Average loans outstanding..........................          178,171        170,991    150,727    155,594    150,989   123,914
                                                             =======        =======    =======    =======    =======   =======
Allowance balances (at beginning of period)........            1,489          1,156      1,014        860        839       486
Provision (credit):
  1-4 family residential...........................               38            226        101        209         76       223
  Construction.....................................               --             --        (16)       (13)        19         3
  Multi-family and commercial real estate..........               62            165        114        (13)        27        59
  Commercial leases................................               (2)             4         29         33        (11)       28
  Consumer.........................................               --            (10)        (8)         2         (7)       18
Net charge-offs (recoveries)
  1-4 family residential...........................               44             43         73         53         83       (22)
  Construction.....................................               --             --         --         --         --        --
  Multi-family and commercial real estate..........               --             --         --         --         --        --
  Commercial leases................................               --             --         --         --         --        --
  Consumer.........................................               --              9         --         11         --        --
                                                            --------        -------   --------   --------   --------  --------
Allowance balance (at end of period)...............            1,543          1,489      1,156      1,014        860       839
                                                            ========        =======   ========    =======   ========  ========
Allowance for loan losses as a percent of
  total loans outstanding..........................             ^.86%           .84%       .77%       .68%       .53%      .60%
Allowance for loan losses as a percent of
  non-performing loans.............................             62.3%          48.3%      30.2%      25.0%      33.1%     44.2%
Net loans charged off as a percent of
  average loans outstanding........................              .02%           .03%       .05%       .04%       .06%        --



         REO. At ^ September 30, 1998, we had ^ 16 properties with an aggregate book value of ^ $1.3 million in real estate owned. The largest REO property had a book value of ^ $131,000 at September 30, 1998 and consisted of a single family dwelling located in the Pocono Mountain section of Northeastern Pennsylvania. Of the total amount of REO, ^ $881,621, or ^ 70% of the total consisted of ^ eleven single family dwellings located in the Pocono Mountain section of Northeastern Pennsylvania.

Investment Activities

         Investment Securities.^ We classify our investment securities as "available-for-sale" or "held-to- maturity" in accordance with SFAS No. 115. At June 30, 1998, our investment portfolio policy permitted investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. The board of directors may authorize additional investments.

         Our investment securities "available-for-sale" portfolio at ^ September 30, 1998, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States government agencies.


         Mortgage-Backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities and collateralized mortgage obligations ("CMOs"). Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity.

Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").


         At ^ September 30, 1998, our entire mortgaged-backed securities portfolio was classified as "available-for-sale." Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.


         We have not experienced any significant changes in the payment patterns of our mortgage-backed securities portfolio in the last few years.


         Investment Portfolio. The following table sets forth the carrying value of our investments. All investments, are classified as "available for sale." See Notes 2, 3 and 4 to our Consolidated Financial Statements elsewhere in this document.


                                     At September 30,                    At June 30,
                                     -----------------  --------------------------------------------
                                           1998            1998             1997            1996
                                     -----------------  ----------   --------------   --------------
                                                                (In thousands)

Securities Available for Sale:
U.S. Government and Federal Agencies.  $   12,306        $  16,529        $  16,996              --
Mortgage-backed securities ..........      77,617           76,035           74,736          19,417
Corporate debt securities............    ^ 44,915           29,438            9,806           5,273
Marketable equity securities.........       1,968            1,757            1,733               6
                                         --------         --------         --------        --------
Total securities available for sale..  ^ $136,806         $123,759         $103,271        $ 24,696
                                          =======          =======          =======         =======

 ^
^

         The following table sets forth certain information regarding scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investments at ^ September 30, 1998 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.



                      One Year or Less      One to Five Years    Five to Ten Years  More than Ten Years  Total Investment Securities
                     --------------------   -----------------   ------------------- -------------------  ---------------------------
                      Carrying    Average   Carrying  Average   Carrying   Average    Carrying  Average  Carrying  Average   Market
                       Value       Yield     Value     Yield     Value      Yield       Value    Yield     Value    Yield     Value
                      -------     -------   -------   -------   -------    -------     -------  -------   -------  -------   ------
                                                              (Dollars in thousands)
U.S. Government
  and Federal
  agencies...........$      --       --%   ^ $2,015    7.03%   ^ $1,726   ^ 6.28%   $ ^ 8,565     7.65%  $12,306     7.36%  $12,306
                                                                            6.28%
Mortgage-backed
  securities.........       --       --       ^ 526     7.22         --       --     ^ 77,091     6.20    77,617     6.21    77,617
Corporate debt
  securities.........  ^ 1,009     7.01       7,213     7.36      2,726     7.88       33,967     7.14   ^44,915     7.22  ^ 44,915
Marketable
  equity
  securities.........       --       --          --       --       --         --      ^ 1,968     6.49   ^ 1,968     6.49   ^ 1,968
                      --------                -----             -------             ---------           --------           --------
  Total
    investments......$ ^ 1,009     7.01%     $9,754    7.28%  $ ^ 4,452     7.26%    $121,591     6.62% $136,806     6.65% $136,806
                      ========                =====            ========               =======            =======            =======


Sources of Funds

         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including checking accounts, regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.


         Regular savings, money market demand and NOW accounts constituted ^ $43 million, or ^ 27.7%, of our deposit portfolio at ^ September 30, 1998. Certificates of deposit constituted ^ $112.8 million or ^ 72.3% of the deposit portfolio of which ^ $14.9 million or ^ 9.6% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. Such deposits are offered at negotiated rates. As of ^ September 30, 1998, we had ^ $691,000 in brokered deposits.


         At June 30, 1998, our deposits were represented by the various types of savings programs described below.

                                                       Interest      Minimum        Balance as of           Percentage of
Category                                Term            Rate(1)       Amount     ^ September 30, 1998      Total Deposits
--------                                ----            -------       ------     --------------------      --------------
                                                                                       (In thousands)
Non-interest demand accounts.........   None                 --%     $   250              $^  1,664               1.07%
NOW accounts.........................   None               2.10          100               ^ 13,538               8.72
Passbook and club accounts...........   None               2.79          100               ^ 11,505               7.41
Money market demand..................   None               2.91        1,000               ^ 16,408              10.56
Certificates of Deposit:
Fixed Term, Fixed-rate...............   91 Days            4.50        1,000               ^  1,046                .67
Fixed Term, Fixed-rate...............   6-12 months        4.88        1,000               ^ 48,968              31.52
Fixed Term, Fixed-rate...............   13-30 months       5.31        1,000               ^ 31,392              20.21
Fixed Term, Fixed-rate...............   31-48 months       5.40        1,000               ^  5,395               3.47
Fixed Term, Fixed-rate...............   49-60 months       5.45        1,000               ^ 14,123               9.10
IRA deposits.........................   None                 --           --               ^ 11,197               7.21
                                                                                           --------             ------
                                                                                            155,236              99.94%
                                                                                            -------             ------
                                        Accrued interest on deposits                       ^     97                .06%
                                                                                            -------             ------
                                        Total                                             ^$155,333             100.00%
                                                                                            =======             ======



(1) Interest rate offerings as of ^ September 30, 1998.

         The following table sets forth our time deposits classified by interest rate at the dates indicated.


                                                         At September 30,                        At June 30,
                                                      ----------------------   ----------------------------------------------
                                                               1998                 1998              1997            1996
                                                      ----------------------   ---------------   ---------------   ---------
                                                                                               (In thousands)
Interest Rate
4.00% or less.......................................          $    33            $      --         $      --       $    --
4.01-^  6.00%.......................................           83,097               67,287            68,215        69,053
6.01-8.00%..........................................           28,800               36,532            16,167        13,453
8.01% or more.......................................              141                  242             1,057           718
Accrued interest on certificate accounts............               85                   63                45            23
                                                               ------             --------          --------       -------

  Total                                                      $112,206            $ 104,124         $  85,484      ^$83,247
                                                              =======             ========          ========





         The following table sets forth the time deposits in First Star classified by interest rate as of the dates indicated.

                                                Amount Due
                           -----------------------------------------------------
Interest Rate                                                 After
-------------               June 30,    June 30,  June 30,   June 30,
                              1999       2000       2001       2001      Total
                              ----       ----       ----       ----      -----
                                              (In thousands)
4.00% or less ..........   $   --     $   --     $   --     $   --     $   --
 4.01-6.00% ............     48,719     13,383      2,512      2,673     67,287
6.01-8.00% .............     21,747     10,368      1,173      3,244     36,532
8.01 or more ...........         11        214         17       --          242

Accrued Interest on
  Certificate Accounts .         41         16          2          4         63
                           --------   --------   --------   --------   --------

  Total ................   $ 72,649   $ 23,981   $  3,704   $  5,921   $104,124
                           ========   ========   ========   ========   ========





         The following table indicates the amount of our certificates of deposits of $100,000 or more by time remaining until maturity as of ^ September 30, 1998.


                                                    Certificates
         Maturity Period                            of Deposits
         ---------------                            -----------
                                                   (In thousands)


         Within three months...............          $  ^ 3,186
         Three through six months..........             ^ 6,364
         Six through twelve months.........             ^ 3,279
         Over twelve months................             ^ 2,116
                                                      ---------
                                                     $ ^ 14,945
                                                     === ======

         Borrowings. Advances (borrowings) may be obtained from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, substantially all of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate (which may be fixed or adjustable) and range of maturities. At June 30, 1998, we could borrow up to $202.2 million from the FHLB of Pittsburgh. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At ^ September 30, 1998, borrowings from the FHLB of Pittsburgh totalled ^ $150.6 million ^($24.3 million of which were short-term borrowings maturing before ^ September 30, 1999).


         The following table sets forth the terms of our short-term FHLB advances.


                                             Three Months
                                                 Ended                                  During the
                                             September 30,                       Year Ended June 30
                                         ------------------  --------------------------------------------------------
                                                 1998              1998                 1997                 1996
                                         ------------------  -----------------   ------------------   ---------------
                                                                                (Dollars in thousands)

Average balance outstanding.............      28,007            $  31,481             $ 38,214               $17,042
Maximum balance at end of any month.....      32,135               45,020               55,567                29,000
Balance outstanding end of period.......      24,324               27,935               55,567                29,000
Weighted average rate during period.....        5.84%                5.90%                5.80%                 6.09%
Weighted average rate at end of period..        5.82                 5.91                 5.56                  6.01




         Subordinated Debentures. During the year ended June 30, 1992, ^ First Star Savings offered $1,590,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2002 (the "Debentures"). Interest on the Debentures is 2% over the prime rate, adjustable monthly. Interest is payable on the Debentures on the first day of each month. The Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock" (see Note 17)) of ^ First Star Bancorp on January 1, 2002, unless previously converted. The Debentures may be converted into Series A Preferred Stock at any time, at the option of either ^ First Star Bancorp or the holder of the Debenture, unless previously redeemed, at a conversion price of one share per $15.625 principal amount of Debenture or 640 shares per $10,000 principal amount of Debentures, subject to adjustment of certain events. The Series A Preferred Stock is convertible at the option of the holder at any time, on a one-for-one basis (as adjusted for stock dividends) into shares of common stock of ^ First Star Bancorp.

         The Debentures are redeemable at anytime after January 1, 1996, in whole or in part, on not less than 30 days' notice at the option of ^ First Star Bancorp at various redemption prices. The Debentures are subordinated in right of payment to all present and future Senior Indebtedness of ^ First Star Bancorp
- The Debentures are not transferable or assignable for a period of one year from the date of purchase.

         During the year ended June 30, 1992, $110,000 of the Debentures were converted to the Series A Preferred Stock. At the formation of the holding company, the Debentures were assumed by Company. At ^ September 30, ^ 1998, $1,480,000 of the Debentures remain outstanding.

         On  December  31,  1996  ^  First  Star  Bancorp  sold   $4,000,000  of
Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2008 (the "1996 Debentures"). Interest on the 1996

Debentures is 1% ^ below the prime rate, adjustable monthly. Interest is payable on the 1996 Debentures on the first day of each month. The 1996 Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") of ^ First Star Bancorp on December 31, 2008, unless previously converted. The 1996 Debentures may be converted into Series B Preferred Stock at any time by the holder or after two years by ^ First Star Bancorp, unless previously redeemed, at a conversion price of one share per $35 principal amount of 1996 Debenture or 715 shares per $25,000 principal amount of 1996 Debentures, subject to adjustment in certain events. The Series B Preferred Stock is convertible at the option of the holder at any time, on a one-for-one basis (as adjusted for stock dividends) into shares of common stock of ^ First Star Bancorp. Approximately 98% of the 1996 Debentures are held by officers, directors or First Star Bancorp's ESOP.


         The 1996 Debentures are redeemable at any time after January 1, 1997 for the holder and any time after January 1, 1999 for the Bancorp in whole or in part. The 1996 Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Bancorp. The 1996 Debentures are not transferable to a person who is not a resident of Pennsylvania for a period of twelve months from the date of sale.


         All Debentures are includable as Tier 2 capital for determining the Bancorp's compliance with regulatory capital requirements (see Note 13 ^ to the consolidated financial statements). Upon conversion, the Debentures become Tier I capital.

Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers.

Properties


         We own three of our six offices and lease three of them. The net book value of this real property at ^ September 30, 1998, was ^ $496,874. Our total investment in office equipment had a net book value of ^ $158,803 at September 30, 1998.




                                Year         Total            Book             Owned
      Address                  Opened     Investment          Value             Lease
      -------                  ------     ----------          -----             -----
MAIN OFFICE:
418 West Broad Street           1952     1,877,296         ^ 320,391            Owned
Bethlehem,  PA 18018

BRANCH OFFICES:
358 South Walnut Street         1986        95,075          ^ 14,192            Leased(1)
Bath, PA  18014

3590 Northwood Avenue           1987        165,702               --            Leased(2)
Palmer, PA  18043

14 South Main Street            1989         7,823           ^ 2,839            Leased(3)
Nazareth, PA  18064

471-497 Wabash Street           1994        191,933        ^ 138,681            Owned
Allentown, PA  18103

11 North Main Street            1997        202,846        ^ 179,574            Owned
Alburtis, PA  18011




--------------
(1)  Expires May 2001. Option to renew for an additional three-year term.
(2)  Expires June 2008. Option to renew for an additional ten-year term.
(3)  Expires June 1999. Option to renew for an additional one-year term.

Personnel


         At ^ September 30, 1998 we had ^ 45 full-time employees and ^ 5 part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.


Additional Subsidiary Activity


         First Star Bancorp has two direct subsidiaries: ^ First Star Savings and Integrated Financial Corp. Integrated Financial Corp. ^ primarily manages a property acquired at a sheriff sale and holds an investment in a limited partnership. Furthermore, Integrated Financial Corp. has one wholly owned subsidiary, Integrated Abstract, Inc., which is inactive.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION


         Set forth below is a brief description of ^ material laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Regulation of ^ First Star Savings

         General. As a Pennsylvania chartered, SAIF-insured savings bank, we are subject to extensive regulation and examination by the Department, the FDIC, which insures its deposits to the maximum extent permitted by law, and to a much less or extent, by the Federal Reserve. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing ^ First Star Savings generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the United States Congress could have a material adverse impact on ^ First Star Bancorp, First Star Savings and their operations.

         Pennsylvania Savings Bank Law. The Pennsylvania Banking Code ("Banking Code") contains detailed provisions governing the organization, location of offices, rights and responsibilities of trustees, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of ^ First Star Savings and its affairs. The Banking Code delegates extensive rule-making power and administrative discretion to the Department so that the supervision and regulation of state chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

         One of the purposes of the Banking Code is to provide savings banks with the opportunity to be fully competitive with each other and with other financial institutions existing under other state, federal and foreign laws. To this end, the Banking Code provides state-chartered savings banks with all of the powers enjoyed by federal savings and loan associations, subject to regulation by the Department. The Federal Deposit Insurance Corporation Act ("FDIA"), however, prohibits state chartered institutions from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the SAIF and (2) the savings bank meets all capital requirements. Accordingly, the ability of the Banking Code to provide additional operating authority to us ^ is limited by the FDIA.


         The Department generally examines each savings bank not less frequently than once every two years. The Banking Code permits the Department to accept the examinations and reports of the FDIC in lieu of the Department's examination. The present practice is for the Department to conduct individual examinations. The Department may order any savings bank to discontinue any violation of law or unsafe

^ or unsound business practice and may direct any trustee, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.


         Interstate Acquisitions. The Commonwealth of Pennsylvania has enacted legislation regarding the acquisition of commercial banks, bank holding companies, savings banks and savings and loan associations located in Pennsylvania by institutions located outside of Pennsylvania. The statute dealing with savings institutions authorizes (i) a savings bank, savings and loan association or holding company thereof located in another state (a "foreign institution") to acquire the voting stock of, merge or consolidate with, or purchase assets and assume liabilities of, a Pennsylvania-chartered savings bank and (ii) the establishment of branches in Pennsylvania by foreign institutions, in each case subject to certain conditions including (A) reciprocal legislation in the state in which the foreign institution seeking entry into Pennsylvania is located permitting comparable entry by Pennsylvania savings institutions and (B) approval by the Department. Pennsylvania law also provides for nationwide branching by Pennsylvania- chartered savings banks and savings and loan associations, subject to the Department's approval and certain other conditions.

         On September 29, 1994, the United States Congress enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), which amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The Interstate Banking Law will allow, effective September 29, 1995, the acquisition by a bank holding company of a bank located in another state.

         Interstate bank mergers and branch purchase and assumption transactions will be allowed effective June 1, 1997, however, states may "opt-out" of the merger and purchase and assumption provisions by enacting laws that specifically prohibit such interstate transactions. States may, in the alternative, enact legislation to allow interstate merger and purchase and assumption transactions prior to June 1, 1997. Pursuant to the Interstate Banking Law, states may also enact legislation to allow for de novo interstate branching by out of state banks.

         Pennsylvania has enacted "opt-in" legislation authorizing full interstate branching for state-chartered financial institutions prior to June 1, 1997. This legislation allows out-of-state banks to branch into Pennsylvania either by buying an existing bank or converting it into a branch or by setting up a de novo branch. The law requires reciprocity from the other state until June 1, 1997. The legislation also allows state-chartered banks the same rights as federally chartered banks to branch into other states that allow interstate branching.


         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. Two separate insurance funds, the Bank Insurance Fund ("BIF") for commercial banks, state savings banks and some federal savings banks, and the SAIF for savings associations, are maintained and administered by the FDIC. ^ First Star Savings, which was previously a state savings association, remains a member of the SAIF and its deposit accounts are insured by the FDIC, up to the prescribed limits. The FDIC has examination authority over all insured depository institutions, including ^ First Star Savings, and has under certain circumstances, authority to initiate enforcement actions against federally insured savings institutions to safeguard safety and soundness and the deposit insurance fund.


         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either

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



fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.


         Because a significant portion of the assessments paid into the SAIF by savings associations were used to pay the cost of prior thrift failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for SAIF-insured deposits. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective December 31, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on its deposits at March 31, 1995, on November 27, 1996, ^ First Star Savings paid a pre-tax special assessment of $745,000. Such payment was recorded as an expense and accounted for by ^ First Star Savings as of December 31, 1996. Earnings and capital were, therefore, negatively affected for the quarter ended September 30, 1996, by an after-tax amount of approximately $476,000.

         The recapitalization plan also provides that the cost of prior thrift failures will be shared by both the SAIF and the BIF (Fico Bond payments), which increased BIF assessments for healthy banks to approximately $.013 per $100 of deposits. SAIF assessments for healthy savings institutions ^ are approximately $.064 per $100 ^ of deposits and may never be reduced below the level set for healthy BIF institutions.


         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 0 to 27 basis points. In addition, SAIF-member savings institutions as assessed approximately $.064 per $100 in deposits to the Financing Corp. (Fico Bonds).


         Regulatory Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy prescribing the capital adequacy requirements for state-chartered banks, some of which, like ^ First Star Savings, are not members of the Federal Reserve. At ^ September 30, 1998, ^ First Star Savings exceeded all regulatory capital requirements and is classified as "well capitalized."


         The FDIC's capital regulations establish a minimum 3% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4% to 5% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.


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



         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

         The components of Tier I capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

         A bank which has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The FDIC's regulation also provides that any insured depository institution with a ratio of Tier I capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and could be subject to potential termination of deposit insurance.

         We are also subject to more stringent Department guidelines. Although not adopted in regulation form, the Department utilizes capital standards requiring a minimum of 6.0% leverage capital and 10% risk-based capital. The components of leverage and risk-based capital are substantially the same as those defined by the FDIC.


         ^  First  Star  Savings  was  in   compliance  in  both  the  FDIC  and
Pennsylvania capital requirements at ^ September 30, 1998. See "Historical and Pro Forma Capital Compliance."

         Community Reinvestment. Under the Community Reinvestment Act ("CRA"), as implemented by FDIC regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, and to provide a written evaluation of an institution's CRA performance utilizing a four tiered descriptive rating system in lieu. ^ First Star Savings received a "satisfactory" rating in its last CRA examination in October, 1996.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to ^ First Star Savings as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of ^ First Star Savings capital. Affiliates of ^ First Star Savings include the Holding Company and any company which would be under common control with ^ First Star Savings.


         ^ First Star Savings authority to extend credit to executive officers, trustees and 10% shareholders, as well as entities such persons control are currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to


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




unaffiliated individuals, place limits on the amount of loans ^ First Star Savings may make to such persons based, in part, on ^ First Star Savings capital position, and require certain approval procedures to be followed. See, however, "Management of ^ First Star Savings - Transactions With Management and Others."


         Federal  Home  Loan  Bank  System.  We  are a  member  of the  FHLB  of
Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Trustees of the FHLB.


         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At ^ September 30, 1998, ^ First Star Savings had ^ $150.6 million in FHLB stock, which was in compliance with this requirement.

         As a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low and moderate income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the year ended June 30, 1998, dividends paid by the FHLB of Pittsburgh to ^ First Star Savings totalled approximately $443,000.

         Federal Reserve System. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the Department. At ^ September 30, 1998, ^ First Star Savings met its reserve requirements.

         Savings associations have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve policy generally requires savings associations to exhaust all sources before borrowing from the Federal Reserve. ^ First Star Savings had no discount window borrowings at ^ September 30, 1998.

Regulation of ^ First Star Bancorp

         General. ^ First Star Bancorp, as a bank holding company, is subject to regulation and supervision by the Board of Governors of the Federal Reserve and by the Department. This regulation is generally intended to ensure that ^ First Star Bancorp limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of its subsidiary banks. ^ First Star Bancorp will be required to file annually a report of its operations with, and is subject to examination by, the Federal Reserve and the Department.


         BHCA Activities and Other Limitations. The Bank Holding Company Act of 1956, as amended ("BHCA"), prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increasing such ownership or control of any bank, without prior approval of the Federal Reserve. In determining whether to authorize a bank holding

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



company (or a company that will become a bank holding company) to acquire control of a bank, the Federal Reserve takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. The BHCA also generally prohibits a bank holding company from acquiring any bank located outside of the state in which the operations of the existing bank subsidiaries of the bank holding company are principally conducted unless specifically authorized by applicable state law. No approval under the BHCA is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of such bank.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include those of operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto.


         Regulatory Capital Requirements. The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the BHCA. The Federal Reserve capital adequacy guidelines are similar to those imposed on ^ First Star Savings by the FDIC. See "Regulation of ^ First Star Savings - Regulatory Capital Requirements."

         Commitments to Affiliated Depository Institutions. Under Federal Reserve policy, ^ First Star Bancorp will be expected to act as a source of financial strength to ^ First Star Savings and to commit resources to support ^ First Star Savings in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear, however, in light of recent judicial precedent. However, should ^ First Star Savings require the support of additional capital resources, it should be anticipated that ^ First Star Bancorp will be required to respond with any such resources available to it.

         Restrictions Applicable to Pennsylvania-Chartered Holding Companies. ^ First Star Bancorp is subject to such regulations as the Department may from time to time prescribe. No holding company regulations have been issued to date.



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



                           PRINCIPAL SECURITY HOLDERS


         ^ First Star Bancorp knows of no person or entity other than those set forth below who is a beneficial owner of more than 5% of the Common Stock. The following table sets forth, as of June 30, 1998, certain information as to those persons who were beneficial owners of more than 5% of ^ First Star Bancorp's outstanding shares of Common Stock and as to the Common Stock beneficially owned by all officers and directors of ^ First Star Bancorp as a group, as calculated from the lists of security holders of ^ First Star Bancorp.



                                                                     Percent
Name and Address of                          Amount and Nature of      of
Beneficial Owner                           Beneficial Ownership (1)   Class
----------------                           ------------------------   -----


Neil Scott (2)(3)
315 Pennsylvania Avenue
Pen Argyl, Pennsylvania  18072............           38,411            9.44%


Amelio Scott (2)
205 David Avenue
Pen Argyl, Pennsylvania  18072............           32,830            8.27%


Tighe Scott (2)(3)
Hemlock Lane Star Route
Saylorsburg, Pennsylvania  18353..........          121,905           25.62%


Paul J. Sebastian (3)
418 West Broad Street
Bethlehem, Pennsylvania  18018............           97,574           21.30%


Joseph T. Svetik (3)
418 West Broad Street
Bethlehem, Pennsylvania  18018............          101,438            22.1%


First Star Bancorp, Inc.
Employee Stock Ownership Plan
418 West Broad Street
Bethlehem, Pennsylvania  18018............           69,038            17.5%


All directors and officers as a group
  (10 persons) (3)........................          341,872            77.6%




(1) Includes shares of Common Stock owned by corporations or foundations in which the stockholder, director or officer is an officer or major stockholder or by spouses, or as a custodian or trustee for minor children, over which shares the named individual or all officers and directors as a group effectively exercise sole voting and investment power, unless otherwise indicated.


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




     Also includes shares of Common Stock that may be obtained through the conversion or exercise of other securities. Absent the conversion or exercise of other securities, all directors and officers as a group held 57,162 shares of Common Stock at June 30, 1998.

(2) Amelio Scott and Neil Scott are father and son, respectively. Tighe Scott, a director of ^ First Star Bancorp, is also a son of Amelio Scott.


(3) Includes 27,502 shares of Common Stock which may be acquired through the exercise of stock options which are immediately exercisable. Also includes shares over which officers and directors exercise joint voting and investment power with certain members of their families, 184,493 shares of Common Stock issuable upon conversion of Series A Preferred Stock (including Debentures that are convertible into Series A Preferred Stock) and 145,164 shares of Common Stock issuable upon conversion of Series B Preferred Stock (including Debentures that are convertible into Series B Preferred Stock).

                     MANAGEMENT OF FIRST STAR BANCORP, INC.

Directors and Executive Officers

         Our board of directors is composed of eight members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our current charter and bylaws and our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                                                         Shares of
                                                        Common Stock
                                                        Beneficially
                                  Year First    Current    Owned at   Percent
                                    Elected      Term      June 30,     of
Name                      Age      Director     Expires     1998(1)    Class
----                      ---      --------     -------     -------    -----


Martin A. Marschang...... 88         1977        2000      1,805(2)     .48%
Harold J. Suess.......... 77         1964        2000      5,828(3)    1.56%
Stephen M. Szy........... 53         1987        2000      3,864(4)    1.04%
Joseph T. Svetik......... 49         1987       ^ 2001   101,438(5)   22.13%
Paul J. Sebastian........ 55         1986       ^ 2001    97,574(6)   21.30%
Mark Parseghian, Jr...... 70         1974        1999      4,190(7)    1.61%
Tighe Scott.............. 49         1987        1999    121,905(8)   25.62%




--------------------------------
(1) Except as otherwise noted below, the named individual effectively exercises sole voting and investment power over the shares beneficially owned.

(2)      Includes 1,013 shares of the Series A Preferred Stock.


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



(3)      Includes 2,017 shares of the Series A Preferred Stock.

(4)      Includes 1,013 shares of the Series A Preferred Stock.

(5) Includes 11,376 shares which may be received upon the exercise of stock options which are immediately exercisable, 8,617 shares of the Series A Preferred Stock, 38,522 shares of Series A Preferred Stock receivable upon conversion of the Debentures and 27,799 shares of Series B Preferred Stock receivable upon conversion of Series B Debentures.

(6) Includes 16,128 shares which may be received upon the exercise of stock options which are immediately exercisable, 8,617 shares of the Series A Preferred Stock, 29,399 shares of Series A Preferred Stock receivable upon conversion of the Debentures and 31,917 shares of Series B Preferred Stock receivable upon conversion of Series B Debentures.

(7) Includes 1,267 shares held by Mr. Parseghian's wife and 2,059 shares of Series B Preferred Stock receivable upon conversion of Series B Debentures also held by Mr. Parseghian's wife.

(8) Includes 19,261 shares of the Series A Preferred Stock and 64,880 shares of Series A Preferred Stock receivable upon Conversion of the Debentures and 19,548 shares of Series B Preferred Stock receivable upon Conversion of Series B Debentures. Tighe Scott is the brother of Neil Scott and the son of Amelio Scott.

         The business experience during at least the past five years for each of the directors is as follows:


         Martin A. ^ Marschang. Mr. Marschang has been retired for more than the past five years. Prior to his retirement, Mr. Marschang was employed as the corporate secretary for Lehigh Navigation Dodson Company.


         Harold J. Suess. Retired for the past several years, Mr. Suess is a prior President of Bethlehem Fence Works. From 1990 until his retirement, he was Chairman of the Board of that company.

         Stephen M. Szy. For more than the past five years, Mr. Szy has been self-employed as a public accountant in Hellertown, Pennsylvania.

         Joseph  T.  Svetik.  Mr.  Svetik  became  Chairman  of the Board of the
Savings Bank in August 1997. Mr. Svetik became President and Chief Executive Officer of the Savings Bank in November 1990. Prior to that date, Mr. Svetik was Executive Vice President and Chief Operating Officer of the Savings Bank.


         Paul J. Sebastian. Mr. Sebastian became Senior Vice President of the Savings Bank in October 1989 and Chairman of the Board of Directors of ^ First Star Bancorp in August 1997.

         Mark Parseghian, Jr. For more than the past five years, Mr. Parseghian has been self-employed as a consultant to companies engaged in the construction industry.

         Tighe J. Scott. For more than the past five years, Mr. Scott has been Vice President -Operations of Scotty's Fashion, Inc. an apparel manufacturer located in Pen Argyl, Pennsylvania.




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

Meetings and Committees of the Board of Directors


         ^ First Star Bancorp's Board of Directors holds regular monthly meetings and special meetings when needed. During the fiscal year ended June 30, 1998, the Board met 12 times. No director attended fewer than 75% of the total number of Board meetings held during the fiscal year ended June 30, 1998, and the total number of meetings held by all committees of the Board on which the director served during such year.


         The Board of Directors has a number of standing committees, including an Executive Committee, and Audit Committee and a Compensation Committee.


         The Executive Committee, except as limited by ^ First Star Bancorp's Bylaws, has the full authority of the Board of Directors when the Board of Directors is not in session. The current members of the Executive Committee are Directors Marschang, Sebastian, Svetik and Szy. The Executive Committee did not meet during the fiscal year ended June 30, 1998.

         The Audit Committee reviews the records and affairs of ^ First Star Bancorp to determine its financial condition and reviews with management and the independent auditors the systems of internal control. This Committee approves the scope of the audit procedures employed by ^ First Star Bancorp's independent auditors and meets with the auditors to discuss the results of their audit. The Audit Committee reports to the Board of Directors with respect to the foregoing matters and recommends annually the selection of independent auditors. The current members of the Audit Committee are Directors Marschang, Parseghian and Szy. During the fiscal year ended June 30, 1998, the Audit Committee met four times.

         The Compensation Committee is responsible for reviewing and establishing compensation for all officers and employees of ^ First Star Bancorp and also administers ^ First Star Bancorp's Employee Stock Compensation Program. The current members of the Compensation Committee are Directors Parseghian, Scott, ^ and Suess. This Committee met two times during the fiscal year ended June 30, 1998.

         The full Board of Directors acts as a nominating committee for the annual selection of nominees to the Board of Directors. Only its nominations, and those of any stockholder delivered to the Secretary of ^ First Star Bancorp at least 60 days in advance of the Annual Meeting, shall be voted on at the Annual Meeting. In its capacity as the Nominating Committee, the Board of Directors held one meeting during the fiscal year ended June 30, 1998.


Director Compensation

         Each director is paid monthly. Total aggregate fees paid to the directors for the year ended June 30, 1998 were $40,800. Since January 1, 1998, each outside director has been paid a monthly fee of $450 for each meeting attended.


         In addition, non-officer directors receive an annual cash bonus based upon the performance of ^ First Star Savings. During fiscal 1998, each non-employee director received a cash bonus of $1,500.



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



Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at June 30, 1998 and 1997. No other employee earned in excess of $100,000 for the year ended June 30, 1998.


                                             Annual Compensation
                                        --------------------------------
                                                                                 Stock Based
                                                            Other Annual         Compensation         All Other
Name and Principal Position       Year    Salary     Bonus  Compensation         # of Options         Compensation
---------------------------       ----    ------     -----  ------------      ------------------   ---------------
Joseph T. Svetik                  1998   $149,581   $58,026       --                   --              $26,175(2)
Director, President and CEO       1997    133,519    24,450       --                   --             ^ 23,370(2)

Paul J. Sebastian                 1998    142,103    58,026       --                   --             ^ 25,614(3)
Director, Senior Vice President   1997    126,843    24,450       --                   --             ^ 23,976(3)




---------------------
(1) Other annual compensation does not equal the lesser of $50,000 or 10% of the total of individual's annual salary and bonus.
(2) Includes First Star matching contributions of $2,175 and $870 under the 401(k) Plan and First Star contributions of $24,000 and $22,500 made pursuant to the Employee Stock Ownership Plan during 1998 and 1997, respectively.
(3) Includes First Star matching contributions of $1,614 and $1,652 under the 401(k) Plan and First Star contributions of $24,000 and $22,324 made pursuant to the Employee Stock Ownership Plan during 1998 and 1997, respectively.


         Employment Agreements. We have entered into employment agreements with Joseph T. Svetik and Paul J. Sebastian ("Employment Agreements"). The Employment Agreements have a term of five years. The agreements are terminable by us for "cause" as defined in the agreements. If we terminate the individual without cause or such person terminates for good reason, he will be entitled to two times his salary. The ^ Merger Agreement provides that we will enter into ^ an employment agreement for three years with Stephen Koomar of Nesquehoning.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21.^

         The ESOP is funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 10% of the common stock to be issued in the Merger Conversion. The ESOP intends to borrow funds from ^ First Star Bancorp. The loan is expected to be for a term of [ten] years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 10% of the common stock to be issued in the offering (i.e., 4,668 shares, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $25,000 annually (based on a $250,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of ^ participation in the plan. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of ^ First Star Bancorp, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed ^ directors Svetik and Sebastian to serve as ESOP administrators and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.


Proposed Future Stock Benefit Plans


         Stock Option Plan. The board of directors intends to adopt a stock option plan (the Option Plan) following the Merger Conversion, subject to approval by ^ First Star Bancorp's stockholders, at a stockholders' meeting to be held no sooner than six months after the Merger Conversion. The Option Plan would be in compliance with the Department regulations in effect. The purpose of the Option Plan will be to provide additional performance and retention incentives to certain officers, trustees and employees of Nesquehoning by facilitating their purchase of a stock interest in our company. The Option Plan will provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         ^ First Star Bancorp would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by ^ First Star Bancorp. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by ^ First Star Bancorp. The exercise of options and payment for the shares received would contribute to the equity of ^ First Star Bancorp.


         If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with Department and FDIC regulations and policies that are applicable at such time.

         Certain Related Transactions. We grant loans to our officers, directors and employees. These loans are made in the ordinary course of business and upon the same terms, including collateral, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility or present any other unfavorable features. Loans to officers and directors and their affiliates amounted to $3.5 million or 23.24% of our total equity, at June 30, 1998.

             RESTRICTIONS ON ACQUISITION OF FIRST STAR BANCORP, INC.


         While the board of directors is not aware of any effort that might be made to obtain control of ^ First Star Bancorp after conversion, the board of directors believes that it is appropriate to include certain provisions as part of ^ First Star Bancorp's articles of incorporation to protect the interests of ^ First Star Bancorp and its stockholders from hostile takeovers ("anti-takeover" provisions) which the board of directors might conclude are not in our best interests or those of our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. Such provisions will also render the removal of the current board of directors or management of ^ First Star Bancorp more difficult.

         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of ^ First Star Bancorp, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of ^ First Star Bancorp which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

Provisions of ^ First Star Bancorp Articles of Incorporation and Bylaws

         Election of Directors. Certain provisions of ^ First Star Bancorp's articles of incorporation and bylaws will impede changes in majority control of the board of directors. ^ First Star Bancorp's articles of incorporation provide that the board of directors of ^ First Star Bancorp will be divided into three staggered classes, with directors in each class elected for three-year terms. Thus, it would take two annual elections to replace a majority of ^ First Star Bancorp's board. First Star Bancorp's articles of incorporation provide that the size of the board of directors may be increased or decreased only if approved by a vote of two-thirds of the whole board of directors. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by the board of directors, acting by a majority vote of the directors then in office and any director so chosen shall hold office until the next succeeding annual election of directors. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of a majority of the shares of ^ First Star Bancorp entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of ^ First Star Bancorp provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors, the Chairman of the Board of Directors, or the President.

         Absence of Cumulative Voting. ^ First Star Bancorp's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorize the issuance of 2,500,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide ^ First Star Bancorp's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of ^ First Star Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. At June 30, 1998, 27,520 shares of Permanent Non-Cumulative Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock") were issued and outstanding. The Series A preferred Stock is immediately convertible on a one-for-one basis into Common Stock of First Star.


         Convertible Debentures. For a discussion of the convertible debentures, see "Business of First Star Savings Bank -- Source of Funds -- Subordinated Debentures."


         Procedures for Certain Business Combinations. The articles of incorporation require that unless certain fair price provisions are met, business combinations must be approved by the affirmative vote of the holders of not less than two-thirds of the outstanding stock of ^ First Star Bancorp. Exceptions to this requirement may occur if two-thirds of the members of the board of directors, who are continuing directors, has previously approved the business transaction. Any amendment to this provision requires the affirmative vote of at least two-thirds of the shares of ^ First Star Bancorp entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to ^ First Star Bancorp's articles of incorporation must be approved by ^ First Star Bancorp's board of directors and also by a majority of the outstanding shares of ^ First Star Bancorp's voting stock, provided, however, that approval by at least two-thirds of the outstanding voting stock is required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least two-thirds of the outstanding shares of ^ First Star Bancorp entitled to vote in the election of directors, cast at a meeting called for that purpose.

         Benefit Plans. In addition to the provisions of ^ First Star Bancorp's articles of incorporation and bylaws described above, certain of our benefit plans adopted in connection with the conversion contain provisions which may also discourage hostile takeover attempts which the board of directors might conclude are not in our best interests or those of our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of First Star Bancorp, Inc. -- Executive Compensation."

         Regulatory Restrictions. Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the Federal Reserve Board and have received no Federal Reserve Board objection to such acquisition of control, and a company must apply for and receive Federal Reserve Board approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the Federal Reserve Board, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the Federal Reserve Board a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable.

                          DESCRIPTION OF CAPITAL STOCK


         ^ First Star Bancorp is authorized to issue 2,500,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of serial preferred stock. We currently expect to issue up to 53,688 shares of common stock in the Merger Conversion. We do not intend to issue any shares of serial preferred stock in the Merger Conversion, nor are there any present plans to issue such preferred stock following the Merger Conversion. The aggregate par value of the issued shares will constitute the capital account of First Star Bancorp. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of ^ First Star Bancorp represents nonwithdrawable capital and will not be insured by us, the FDIC, or any other governmental agency.

         As of June 30, 1998, ^ First Star Bancorp had 372,084 shares of common stock, par value $1.00 per share (the "Common Stock"), issued and outstanding and 27,520 shares of Permanent NonCumulative Preferred Stock, Series A (the "Series A Preferred Stock") issued and outstanding.


Common Stock


         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in ^ First Star Bancorp, except to the extent that shares of serial preferred stock issued in the future may have voting rights. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and holders will not be permitted to cumulate their votes in the election of ^ First Star Bancorp's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of ^ First Star Bancorp, the holders of the common stock will be entitled to receive all assets of ^ First Star Bancorp available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of ^ First Star Bancorp; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.


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




         Restrictions on Acquisition of the Common Stock. See "Restrictions on Acquisition of First Star Bancorp, Inc." for a discussion of the limitations on acquisition of shares of the common stock.


         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Accordingly, the board of directors may sell shares of capital stock of ^ First Star Bancorp without first offering such shares to existing stockholders of ^ First Star Bancorp. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by ^ First Star Bancorp of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Except in the offering and possibly pursuant to the Option Plan, ^ First Star Bancorp has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or
(v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of Stock Options" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "The Merger Conversion -- Restrictions on Sales and Purchases of Shares by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Restrictions on Acquisitions of First Star Bancorp, Inc." for information regarding restrictions on acquiring common stock of ^ First Star Bancorp.


Serial Preferred Stock


         No additional shares of serial preferred stock of ^ First Star Bancorp will be issued in the Merger Conversion. After the Merger Conversion is completed, the board of directors of ^ First Star Bancorp will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any additional shares of the serial preferred stock.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ^ First Star Bancorp pursuant to the foregoing provisions, or otherwise, ^ First Star Bancorp has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

         Section 17-6305 of the Pennsylvania General Corporation Code (the "Code") describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. ^ First Star Bancorp's Articles of


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




Incorporation (the "Articles") require indemnification of directors, officers, employees or agents of ^ First Star Bancorp to the full extent permissible under Pennsylvania law.

         ^ First Star Bancorp may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of ^ First Star Bancorp or is or was serving at the request of ^ First Star Bancorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not ^ First Star Bancorp would have the power to indemnify such person against such liability under the provisions of the Code or of the Articles.


                              LEGAL AND TAX MATTERS


         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for ^ Hopper Soliday & Co., Inc. will be passed upon by ^ Rhoads & Sinon, Harrisburg, Pennsylvania. The federal and Pennsylvania income tax consequences of the conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.


                                     EXPERTS


         The consolidated financial statements of First Star Bancorp, Inc. ^ and subsidiaries as of June 30, 1998 and ^ 1997 and for each of the three years in the period ended June 30, 1998, appearing in this document have been audited by Deloitte & Touche LLP, independent ^ auditors, as stated in their report which appears elsewhere in this document, and ^ have been so included in reliance upon ^ the report ^ of such firm given upon their authority as experts in accounting and auditing.


         Feldman Financial Advisors, Inc. has consented to the publication herein of a summary of its letters to Nesquehoning Savings Bank setting forth its opinion as to the estimated pro forma market value of Nesquehoning in converted form and its opinion setting forth the value of subscription rights. It has also consented to the use of its name and statements with respect to it appearing in this document.

^

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         ^ First Star Bancorp has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including ^ First Star Bancorp, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov". The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         ^ First Star Savings has filed an Application for Approval of a Merger Company (the "Applications") with the Department with respect to the Conversion Merger. In addition, ^ First Star Savings has filed similar applications with the FDIC. This Prospectus omits certain information contained in these applications. The Applications may be examined at the principal office of the Department, located at 333 Market Street, Harrisburg, Pennsylvania 17101, and at the New York Regional Office of the FDIC, located at 452 5th Avenue, 21st Floor, New York, New York 10018. The most recent appraisal by Feldman Financial Advisors, Inc., may be examined at the main office of the First Star located at 418 West Broad Street, Bethlehem, Pennsylvania 18018 and Nesquehoning Savings Bank, 301 West Catawissa Street, Nesquehoning, Pennsylvania 18240 during regular business hours.


         A copy of the Plan of Conversion as well as copies of the Articles and Bylaws of each of ^ First Star Bancorp and First Star Savings may be obtained promptly and without charge from ^ First Star Savings by contacting __________, Secretary, First Star Bancorp, Inc., 418 West Broad Street, Bethlehem, Pennsylvania 18018 at (610) 691-2333.

                            First Star Bancorp, Inc.

                   Index to Consolidated Financial Statements


                                                                                                               Page
                                                                                                               ----



Independent Auditors' Report................................................................................    F-1

Consolidated Balance Sheets as of June 30, 1998 and 1997....................................................    F-2

Consolidated Statements of Earnings for the Years Ended June 30, 1998, 1997 and 1996......................      F-3

Consolidated Statements of ^ Changes in Stockholders' Equity for the Years Ended June 30, 1998, 1997
and 1996....................................................................................................    F-4

Consolidated Statements of Cash Flows for the Years Ended June 30, 1998, 1997 and 1996......................    F-5

Notes to Consolidated Financial Statements..................................................................    F-7

Unaudited Consolidated Balance Sheet as of September 30, 1998...............................................    S-1

Unaudited Consolidated Statements of Earnings for the Three Months Ended September 30, 1998 and 19S7........    S-2

Unaudited Consolidated Statements of Changes in Stockholders' Equity for the Three Months Ended
September 30, 1998..........................................................................................    S-3

Unaudited Consolidated Statements of Cash Flows for the Three Months Ended September 30, 1998 and 1997......    S-4

Notes to Unaudited Consolidated Financial Statements........................................................    S-6

All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.


^

INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of First Star Bancorp and Subsidiaries:

We have audited the accompanying consolidated statements of financial condition of First Star Bancorp and subsidiaries (the "Bancorp") as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Star Bancorp and subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

/s/Deloitte & Touche LLP

August 19, 1998

FIRST STAR BANCORP AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 1998 AND 1997
---------------------------------------------------------------------------------------------------------------------------

ASSETS                                                                                        1998            1997

Cash and amounts due from depository institutions                                     $     1,384,802   $   1,823,188
Interest-bearing deposits                                                                     857,535       1,486,524
                                                                                      ---------------      ----------
           Total cash and cash equivalents                                                  2,242,337       3,309,712

Investment securities available for sale (amortized cost of $47,483,475, 1998;
  $28,446,698, 1997)                                                                       47,724,077      28,534,867
Mortgage-backed securities available for sale (amortized cost of $75,066,823, 1998;
  $74,005,753, 1997)                                                                       76,035,303      74,736,438
Loans receivable - net                                                                    175,298,118     149,475,643
Mortgage loans held for sale - at lower of cost or market value                             1,387,671       1,468,047
Accrued interest receivable on:
  Loans                                                                                     1,601,866       1,564,280
  Investment securities                                                                       430,181         424,429
  Mortgage-backed securities                                                                  371,589         687,541
Real estate acquired through foreclosure                                                    1,129,290         766,506
Federal Home Loan Bank stock - at cost                                                      7,378,000       6,970,000
Office properties and equipment                                                               687,224         727,603
Investment in limited partnerships                                                             44,837          47,148
Deferred income taxes                                                                          22,754         155,432
Cash surrender value of life insurance                                                      1,583,381       1,780,375
Prepaid expenses and other assets                                                             165,487         251,134
                                                                                      ------------------ ------------
TOTAL ASSETS                                                                          $   316,102,115   $ 270,899,155
                                                                                      ================== ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                            $   145,095,966   $ 118,662,118
  Advances from Federal Home Loan Bank                                                    144,484,620     129,399,643
  Convertible subordinated debentures                                                       5,480,000       5,480,000
  Other borrowed money                                                                        647,404         671,880
  Advances by borrowers for taxes and insurance                                             3,168,082       2,650,303
  Accrued interest payable                                                                    785,489         659,850
  Accounts payable                                                                            817,751         614,235
  Accrued expenses                                                                            209,897         345,836
  Employee Stock Ownership Plan debt                                                          300,000         400,000
                                                                                      ---------------   -------------
           Total liabilities                                                              300,989,209     258,883,865
                                                                                      ---------------   -------------

Commitments and contingencies (Notes 11 and 15)

Stockholders' Equity:
  Convertible preferred stock, $1 par value - authorized, 1,000,000 shares;
    issued and outstanding, 27,520 shares in 1998 and 1997                                     27,520          27,520
  Common stock, $1 par value - authorized, 2,500,000 shares; issued
    and outstanding, 372,084 and 258,393 shares in 1998 and 1997                              372,084         258,393
  Paid-in capital in excess of par                                                          8,422,959       3,032,890
  Retained earnings                                                                         5,777,027       8,540,721
  Employee Stock Ownership Plan debt                                                         (300,000)       (400,000)
  Unrealized gain on available for sale securities, net of tax                                813,316         555,766
                                                                                      ---------------   -------------
           Total stockholders' equity                                                      15,112,906      12,015,290
                                                                                      ---------------   -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $   316,102,115   $ 270,899,155
                                                                                      ===============   =============


See notes to consolidated financial statements.


FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
---------------------------------------------------------------------------------------------------

                                                            1998            1997           1996
INTEREST INCOME:
  Interest on:
    Loans                                             $   13,233,529 $   11,852,315 $   11,948,556
    Mortgage-backed securities                             4,780,330      2,690,981        706,273
  Interest and dividends on investments                    3,225,723      1,649,386        724,677
                                                      -------------- -------------- --------------
           Total interest income                          21,239,582     16,192,682     13,379,506
                                                      -------------- -------------- --------------
INTEREST EXPENSE:
  Interest on:
    Deposits                                               6,637,893      5,468,761      6,087,443
    Short-term borrowings                                     36,989        372,690        166,634
    Long-term borrowings                                   7,934,953      4,564,861      2,652,720
                                                      -------------- -------------- --------------
           Total interest expense                         14,609,835     10,406,312      8,906,797
                                                      -------------- -------------- --------------
NET INTEREST INCOME                                        6,629,747      5,786,370      4,472,709

PROVISION FOR LOAN LOSSES                                    385,000        220,000        244,610
                                                      -------------- -------------- --------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        6,244,747      5,566,370      4,228,099
                                                      -------------- -------------- --------------
OTHER INCOME:
  Loan servicing                                             284,572        225,709        226,084
  Gain on sales of:
    Loans and mortgage-backed securities - net             1,087,586        283,353
    Investment securities - net                               63,071                       101,611
    Real estate acquired through foreclosure                 101,345         73,246         51,865
  Other income                                               223,171        138,155        168,469
                                                      -------------- -------------- --------------
           Total other income                              1,759,745        720,463        548,029
                                                      -------------- -------------- --------------
OPERATING EXPENSES:
  Salaries and employee benefits                           1,864,647      1,589,212      1,433,055
  Occupancy and equipment                                    470,327        406,149        378,299
  Federal insurance premiums                                  77,632        107,233        277,579
  SAIF Assessment                                                           745,174
  Data processing                                            143,478        113,178        120,577
  Professional fees                                          215,967        211,670         44,176
  Advertising                                                120,879        137,910         82,871
  Other expense                                              688,339        725,750        511,562
                                                      -------------- -------------- --------------
           Total operating expenses                        3,581,269      4,036,276      2,848,119
                                                      -------------- -------------- --------------
INCOME BEFORE INCOME TAXES                                 4,423,223      2,250,557      1,928,009
                                                      -------------- -------------- --------------
INCOME TAXES (BENEFIT):
  Current                                                  1,607,000        776,466        498,458
  Deferred                                                                  (35,466)       159,042
                                                      -------------- -------------- --------------
           Total income taxes                              1,607,000        741,000        657,500
                                                      -------------- -------------- --------------
NET INCOME                                                 2,816,223      1,509,557      1,270,509

DIVIDENDS ON PREFERRED STOCK                                 (45,150)       (44,464)       (45,345)
                                                      -------------- -------------- --------------
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS          $    2,771,073 $    1,465,093 $    1,225,164
                                                      ============== ============== ==============
BASIC EARNINGS PER SHARE                              $         5.05 $         3.55 $         3.02
                                                      ============== ============== ==============
DILUTED EARNINGS PER SHARE                            $         4.90 $         3.44 $         2.94
                                                      ============== ============== ==============
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Per common share                                           295,025        278,454        269,936
                                                      ============== ============== ==============
  Per common share - assuming full dilution                  548,780        412,918        405,422
                                                      ============== ============== ==============

See notes to consolidated financial statements.

FIRST STAR BANCORP AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------

                                                                                             Unrealized
                                                       Paid-in                  Employee      Gain on
                                                       Capital                   Stock       Available        Total
                               Preferred    Common    In Excess   Retained     Ownership      for Sale    Stockholders'
                                 Stock      Stock       of Par    Earnings     Plan Debt     Securities      Equity
BALANCE, JULY 1, 1995         $ 27,520     $256,829  $ 3,021,158 $ 5,932,956   $ (135,000)   $ 8,704      $ 9,112,167

  Net income                                                       1,270,509                                1,270,509
  Repayment of ESOP debt                                                          135,000                     135,000
  Cash dividends paid on:
    Preferred stock                                                  (45,345)                                 (45,345)
    Common stock                                                     (41,093)                                 (41,093)
  Exercise of common
    stock options                             1,564       11,732                                               13,296
  Unrealized gain on
    available for sale
    securities, net of tax                                                                   125,925          125,925
                             ---------   ----------- ----------- ------------   ----------  --------     ------------
BALANCE, JUNE 30, 1996          27,520      258,393    3,032,890   7,117,027                 134,629       10,570,459

  Net income                                                       1,509,557                                1,509,557
  Issuance of stock to ESOP                                                      (400,000)                   (400,000)
  Cash dividends paid on:
    Preferred stock                                                  (44,464)                                 (44,464)
    Common stock                                                     (41,399)                                 (41,399)
  Unrealized gain on
    available for sale
    securities, net of tax                                                                   421,137          421,137
                             ---------   ----------- ----------- ------------   ----------  --------     ------------
 BALANCE, JUNE 30, 1997         27,520      258,393    3,032,890   8,540,721     (400,000)   555,766       12,015,290

  Net income                                                       2,816,223                                2,816,223
  Stock dividends paid                      113,691    5,390,069  (5,503,760)
  Repayment of ESOP debt                                                          100,000                     100,000
  Cash dividends paid on:
    Preferred stock                                                  (45,150)                                 (45,150)
    Common stock                                                     (31,007)                                 (31,007)
  Unrealized gain on
    available for sale
    securities, net of tax                                                                   257,550          257,550
                             ---------   ----------   ----------- -----------   ----------  --------     ------------
BALANCE, JUNE 30, 1998        $ 27,520     $372,084  $ 8,422,959 $ 5,777,027   $ (300,000)  $813,316     $ 15,112,906
                             =========   ==========   =========== ===========   ==========  ========     ============


See notes to consolidated financial statements.

FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1998            1997           1996

OPERATING ACTIVITIES:
  Net income                                                               $     2,816,223 $     1,509,557 $    1,270,509
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Provision for loan losses                                                      385,000         220,000        244,610
    Depreciation and amortization                                                  110,167         152,042        122,934
    Gain on sale of:
      Loans and mortgage-backed securities                                     ^(1,087,586)       (283,353)
      Investment securities                                                        (63,071)                      (101,611)
      Real estate acquired through foreclosure                                    (101,345)        (73,246)       (51,865)
    Amortization of deferred and prepaid loan fees                                (200,364)       (166,185)      (319,608)
    Deferred income taxes                                                                          (35,466)       159,042
^   Principal collected on mortgage loans held for sale                            ^80,376        ^186,171       ^352,688
    Changes in assets and liabilities which provided (used) cash:
      Interest receivable                                                          272,614      (1,255,994)      (165,456)
      Prepaid expenses and other assets                                             85,823         108,584       (361,604)
      Accounts payable, accrued expenses and income taxes payable                   67,577         (21,153)       495,994
      Accrued interest payable                                                     125,639         387,313         16,695
                                                                           --------------- --------------- --------------
           Net cash provided by operating activities                            ^2,491,053        ^728,270     ^1,662,328
                                                                           --------------- --------------- --------------
INVESTING ACTIVITIES:
  Purchase of:
    Mortgage-backed securities                                                 (51,604,420)    (73,573,328)    (3,981,597)
    Investment securities                                                      (33,075,597)    (27,895,082)   (13,013,126)
    Federal Home Loan Bank stock                                                (1,368,600)     (5,418,900)      (967,500)
  Proceeds from sale of:
    Investment securities                                                          301,152                     10,364,526
    Real estate acquired through foreclosure                                     1,035,759         889,462        601,750
    Loans and mortgage-backed securities                                        36,969,396      15,198,350
    Federal Home Loan Bank stock                                                   960,600         977,500      1,017,100
  Proceeds from maturing investment securities                                  13,781,000       5,249,000      2,057,000
  Principal collected on long-term loans and mortgage-backed securities        ^45,893,070     ^32,538,313    ^36,067,048
  Long-term loans originated or acquired                                       (58,303,377)    (32,397,758)   (30,047,090)
  Purchases of premises and equipment                                              (86,388)       (229,428)       (29,483)
  Increase (decrease) in cash surrender value of life insurance policies           103,006         142,510       (106,746)
                                                                           --------------- --------------- --------------
           Net cash (used in) provided by investing activities                ^(45,394,399)   ^(84,519,361)    ^1,961,882
                                                                           --------------- --------------- --------------
FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits,
    NOW accounts and savings accounts                                            7,812,158       2,180,160     (1,103,444)
  Proceeds from ESOP loan                                                                          400,000
  Repayment of ESOP loan                                                          (100,000)                     ^(135,000)
  Proceeds from sales of certificates of deposit                                31,489,249      17,230,862     12,689,402
  Payments for maturing certificates of deposit                                (12,867,559)    (15,015,144)   (21,273,259)
  Proceeds from Federal Home Loan Bank advances                                159,788,035     313,893,240     53,361,401
  Repayment of Federal Home Loan Bank advances                                (144,703,058)   (235,064,534)   (51,565,453)
  Repayment of other borrowed money                                                (24,476)        (82,428)       (99,557)
  Increase (decrease) in advances from borrowers for taxes and insurance           517,779         (36,013)      (331,238)
  Dividends paid                                                                   (76,157)        (85,418)       (86,438)
                                                                           --------------- --------------- --------------
          Net cash provided by (used in) financing activities                   41,835,971      83,420,725    ^(8,543,586)
                                                                           --------------- --------------- --------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                       (1,067,375)       (370,366)    (4,919,376)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     3,309,712       3,680,078      8,599,454
                                                                           --------------- --------------- --------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $     2,242,337 $     3,309,712 $    3,680,078
                                                                           =============== =============== ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest on deposits, advances and other borrowed money                $    14,498,394 $    10,033,523 $    8,890,102
                                                                           =============== =============== ==============
    Income taxes                                                           $     1,688,190 $       653,492 $      640,673
                                                                           =============== =============== ==============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
   Loans swapped for mortgage-backed securities                            $     7,033,896 $               $   10,783,582
                                                                           =============== ==============================
  Transfer of loans to real estate acquired through foreclosure            $     1,497,130 $     2,451,683 $      353,492
                                                                           =============== =============== ==============

See notes to consolidated financial statements.

FIRST STAR BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


1.    NATURE OF OPERATIONS

      First Star Bancorp (the "Bancorp") is the parent holding company and sole stockholder of First Star Savings Bank ("the Bank"). The Bank is a Pennsylvania chartered stock savings bank which provides lending and depository services to the Lehigh Valley through its six branch locations (Bethlehem, Bath, Palmer, Nazareth, Allentown and Alburtis). The Bank is supervised and regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the FDIC.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation - The consolidated financial statements of the Bancorp include the accounts of the Bank, Integrated Financial
      Corporation, a wholly owned subsidiary of the Bank, and Integrated Abstract Incorporated, a wholly owned subsidiary of Integrated Financial Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates in the Preparation of Consolidated Financial Statements - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. The most significant estimates and assumptions in the Bancorp's consolidated financial statements are recorded in the allowance for loan and lease losses and real estate acquired through foreclosure. Actual results could differ from those estimates.

      Investment and Mortgage-Backed Securities - The Bank classifies and accounts for debt and equity securities as follows:

         Available for Sale - Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at an estimated fair value. Management believes the most reliable measure of fair value is market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of stockholders' equity until realized.

      Real Estate Owned - Real estate owned consists of properties acquired by foreclosure and is stated at the lower of fair value less cost to sell or the balance of the loan on the property at the date of acquisition. Costs of holding foreclosured property are charged to expense in the current period, except for significant property improvements which are capitalized only to the extent of net realizable value.

      Allowance for Loan and Lease Losses - Allowances are provided for specific loans and leases when losses are probable and can be estimated. When this occurs, management considers the remaining principal balance and estimated net realizable value of the property collateralizing the loan. Current and future operating and/or sales conditions are considered. These estimates are susceptible to changes that could result in material adjustments to results of operations. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating and other conditions that may be beyond management's control.

      Loan and lease loss allowances are established as an allowance for losses based on the perceived risk of loss in the loan and lease portfolio. In assessing risk, management considers historical experience, volume and composition of lending conducted by the Bank, industry standards, status of nonperforming loans, general economic conditions as they relate to the Bank's market area and other factors related to the collectibility of the Bank's loan and lease portfolio.

      Impaired loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment losses are included in the provision for loan losses.

      Office Properties and Equipment - Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the related assets. The costs of maintenance and repairs are expensed as they are incurred and renewals and betterments are capitalized.

      Investment in Limited Partnerships - The Bank's wholly owned subsidiary, Integrated Financial Corporation, was formed for the purpose of investing in equity securities and real estate limited partnerships. The Bank accounts for its investment in the limited partnerships under the equity method.

      Cash Surrender Value of Life Insurance - The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank.

      Income Recognition on Loans - Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if the loan becomes 90 days past due or if management believes after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Such interest ultimately collected is credited to income in the period of recovery.

      Unearned Discounts and Premiums - Unearned discounts and premiums on mortgage loans purchased are amortized over the estimated life of the loans. Unearned discounts on consumer loans are amortized over the term of the loans. The Bank uses an amortization method which approximates the interest method.

      Deferred Loan Fees - The Bank defers loan origination fees net of certain direct loan origination costs. The balance is accreted into income over the life of the loan using a method which approximates the interest method. Loan origination costs consist primarily of salaries and employee benefits.

      Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks with original maturities of three months or less.

      Income Taxes - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

      Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - The Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as of January 1, 1997. This statement requires an entity to recognize, prospectively, the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. It also provides implementation guidance for servicing of financial assets, securitizations, loan syndications and participations and transfers of receivables with recourse. The statement supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights, which was adopted by the Bancorp as of July 1, 1996. Management of the Bancorp has determined that the adoption of this statement did not materially impact the Bancorp's consolidated financial position or results of operations.

      Accounting for Stock Options - The Bancorp accounts for stock-based compensation in accordance with the Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. This method calculates compensation expense using the intrinsic value method which recognizes as expense the difference between the market value of the stock and the exercise price at grant date. The Bancorp has not recognized any compensation expense under this method. In the year ended June 30, 1997, the Bancorp adopted the reporting disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Bancorp to disclose the pro forma effects of accounting for stock-based compensation using the fair value method as described in the accounting requirements of SFAS No. 123. As permitted by SFAS No. 123, the Bancorp will continue to account for stock-based compensation under APB Opinion No. 25. As no
^ options were granted during 1998, 1997 or 1996 the disclosure requirements of SFAS No. 123 relating to pro forma net income, pro forma earnings per share and the fair value of options granted and the assumptions used to determine fair value have been omitted.

      Accounting for Earnings Per Share- The Bancorp adopted SFAS No. 128, Earnings Per Share, effective June 30, 1998. This statement establishes standards for computing and presenting earnings per share. All earnings per share amounts for periods presented have been retroactively restated in accordance with this statement. The adoption of this statement did not have a material effect on the Bancorp's reported earnings per share.

      Accounting Principles Issued But Not Adopted - In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting
      Comprehensive Income, which requires disclosure of, as a component of comprehensive income, amounts from transactions and other events which are currently excluded from the statement of income and are recorded directly to stockholders' equity. This statement is effective for fiscal years beginning after December 15, 1997. This statement, which concerns disclosure standards only, will not have any impact on the Bancorp's consolidated financial condition or results of operations.

      In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and should not be applied retroactively to financial statements of prior periods. Management of the Bancorp is in the process of evaluating this statement and does not know what impact, if any, this statement will have on the Bancorp's consolidated results of operations or financial position when adopted.

      Reclassifications - Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform with the 1998 presentation. Such reclassifications had no impact on the reported net income.

3.    INVESTMENT SECURITIES

      The amortized cost and approximate fair value of investment securities are as follows:

                                                         Available for Sale
                                                           June 30, 1998
                               --------------------------------------------------------------
                                                     Gross           Gross        Approximate
                                    Amortized     Unrealized       Unrealized         Fair
                                     Cost            Gains           Losses           Value

Debt securities                $   45,978,435     $ 379,113     $  (390,098)     $ 45,967,450
Marketable equity securities        1,505,040       251,587                         1,756,627
                               --------------     ---------     -----------      ------------
Total investment securities    $   47,483,475     $ 630,700     $  (390,098)     $ 47,724,077
                               ==============     =========     ===========      ============

                                                       Available for Sale
                                                          June 30, 1997
                              -------------------------------------------------------------
                                                     Gross       Gross         Approximate
                                    Amortized      Unrealized  Unrealized         Fair
                                       Cost          Gains       Losses           Value

Debt securities                $   26,760,868     $ 131,113     $(89,687)     $ 26,802,294
Marketable equity securities        1,685,830        46,743                      1,732,573
                               --------------     ---------     --------      ------------
Total investment securities    $   28,446,698     $ 177,856     $(89,687)     $ 28,534,867
                               ==============     =========     ========      ============

      The amortized cost and approximate fair value of debt securities by contractual maturity, are shown below:


                                                          June 30,
                          --------------------------------------------------------------------
                                          1998                             1997
                          ----------------------------------- --------------------------------
                                               Approximate                     Approximate
                                Amortized         Fair         Amortized          Fair
                                   Cost           Value           Cost            Value

Due in one year or less       $      265,612  $    270,770  $    443,553      $    445,221
Due after one year
  through five years              17,260,925    17,268,546     7,586,537         7,611,184
Due after five years
  through ten years                6,077,561     5,975,644     6,927,163         6,942,749
Due after ten years              ^22,374,337   ^22,452,490    11,803,615        11,803,140
                           -----------------  ------------    ----------       -----------
Total                      ^  $   45,978,435 ^$ 45,967,450  $ 26,760,868      $ 26,802,294
                           =================  ============  ============     =============


      During the year ended June 30, 1998, proceeds from the sales of debt securities were $290,000, resulting in a gross realized gain of $45,371. There were no such sales during 1997.

4.    MORTGAGE-BACKED SECURITIES

      Mortgage-backed securities at June 30, 1998 and 1997 are summarized as follows:

                                                                          Available for Sale
                                                                            June 30, 1998
                                          -------------------------------------------------------------------------------
                                                                       Gross              Gross          Approximate
                                                Amortized           Unrealized         Unrealized           Fair
                                                   Cost                Gains             Losses             Value

FHLMC pass-through certificates                 $14,336,542          $ 250,325                          $14,586,867
FNMA pass-through certificates                   24,926,227            490,461                           25,416,688
GNMA                                             35,255,627            235,276         $ (11,728)        35,479,175
Collateralized mortgage obligations                 548,427              4,650              (504)           552,573
                                                -----------          ---------         ---------        -----------
Total                                           $75,066,823          $ 980,712         $ (12,232)       $76,035,303
                                                ===========          =========         =========        ===========

                                                                        Available for Sale
                                                                          June 30, 1997
                                          -------------------------------------------------------------------------------
                                                                       Gross              Gross          Approximate
                                                Amortized           Unrealized         Unrealized           Fair
                                                   Cost                Gains             Losses             Value

FHLMC pass-through certificates                 $46,080,545          $ 518,110          $(16,815)        $ 46,581,840
FNMA   pass-through certificates                 19,223,470            199,310           (30,126)          19,392,654
GNMA                                              7,924,589             56,205                              7,980,794
Collateralized mortgage obligations                 777,149              5,329            (1,328)             781,150
                                                -----------          ---------          --------         ------------
Total                                           $74,005,753          $ 778,954          $(48,269)        $ 74,736,438
                                                ===========          =========          ========         ============


5.    LOANS RECEIVABLE

      Loans receivable consist of the following:

                                                             June 30,
                                                 -------------------------------
                                                       1998             1997

First mortgage loans                             $ 147,898,340    $ 129,050,430
Construction loans                                     110,000        1,230,610
Commercial leases purchased                          1,496,033        1,896,574
Consumer loans                                         728,335        1,009,108
Home equity loans                                    7,904,489        9,349,400
Auto loans                                             328,452          217,933
Commercial real estate loans                        19,659,768       10,125,597
                                                 -------------    -------------
Total loans                                        178,125,417      152,879,652
Less:
    Undisbursed portion of loans in process            (65,690)        (927,073)
    Allowance for loan and lease losses             (1,488,835)      (1,155,621)
    Deferred loan fees                              (1,272,774)      (1,321,315)
                                                 -------------    -------------
Total                                            $ 175,298,118    $ 149,475,643
                                                 =============    =============

      Following is a summary of changes in the allowance for loan and lease losses:


                                                   Year Ended June 30,
                                      ------------------------------------------
                                          1998           1997           1996

Balance, beginning of year            $ 1,155,621    $ 1,014,021    $   859,549
Provision charged to operations           385,000        220,000        244,610
Charge-offs                               (57,290)       (82,475)       (92,407)
Recoveries                                  5,504          4,075          2,268
                                      -----------    -----------    -----------
Balance, end of year                  $ 1,488,835    $ 1,155,621    $ 1,014,020
                                      ===========    ===========    ===========

      The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of June 30, 1998 and 1997, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans, residential real estate loans, and smaller balance commercial and commercial real estate loans. At June 30, 1998 and 1997, the Bank had no loans considered impaired under SFAS No. 114.

      Nonperforming loans (which include loans in excess of 90 days delinquent) at June 30, 1998, 1997 and 1996 amounted to approximately $3,081,600, $3,828,200 and $4,062,000, respectively. The reserve for delinquent interest on loans totaled $320,074, $312,871 and $319,333 at June 30, 1998, 1997 and 1996, respectively. Revenue that would have been earned if nonperforming loans were accruing interest approximated $217,000, $177,000 and $168,900 for the years ended June 30, 1998, 1997 and 1996, respectively.

      Certain directors and executive officers of the Bancorp have loans with the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms including interest rate and collateralization, and do not represent more than a normal risk of collection. Total loans to these persons as of June 30, 1998, 1997 and 1996, along with an analysis of the activity for the years ended June 30, 1998, 1997 and 1996, are summarized as follows:

                                                  Year Ended June 30,
                                    --------------------------------------------
                                        1998            1997            1996

Balance, beginning of year          $ 2,593,400     $   945,600     $   675,700
Additions                             1,131,525       1,828,200         555,000
Repayments                             (957,611)       (180,400)       (285,100)
                                    -----------     -----------     -----------
Balance, end of year                $ 2,767,314     $ 2,593,400     $   945,600
                                    ===========     ===========     ===========

6.    MORTGAGE BANKING ACTIVITIES

      At June 30, 1998, 1997 and 1996, as a result of loan sales and swaps, the Bank was servicing loans for others amounting to approximately $34,861,200, $34,645,932 and $39,334,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

      Premiums on the sale of loans represent the present value of the portion of estimated future interest income retained on loans sold (based upon certain prepayment assumptions and net of a normal servicing fee), which are recognized as gains on sale of loans at the time the sales occur. Such premiums are amortized in proportion to and over the estimated period such interest will be collected. The unamortized balance of such premiums totaled $0, $33,247 and $127,560 at June 30, 1998, 1997 and 1996,
      respectively. During 1998, 1997 and 1996, respectively, amortization of such premiums totaled $33,247, $94,313 and $82,186.

      The Bank's carrying values of premiums on sale of loans, and the amortization thereon, are periodically evaluated in relation to estimated future net servicing revenues (undiscounted) and estimated future interest (discounted) to be received and retained, and such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows, using a pool-by-pool method. Such estimates may vary from the actual remaining cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs.

      The Bank's carrying value of premiums on sale of loans does not purport to represent the amount that would be realized by a sale of these assets in the open market.

7.    OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment are summarized by major classifications as follows:

                                                             June 30,
                                                 -------------------------------
                                                     1998               1997

Land, buildings and improvements                 $   961,254        $   960,254
Furniture and equipment                            1,338,872          1,252,664
Leasehold improvements                               241,369            241,369
                                                 -----------        -----------
    Total                                          2,541,495          2,454,287
Accumulated depreciation                          (1,854,271)        (1,726,684)
                                                 -----------        -----------
Net                                              $   687,224        $   727,603
                                                 ===========        ===========

8.    DEPOSITS

      Deposits consist of the following major classifications:

                                               June 30, 1998
                                ---------------------------------------------
                                                                  Effective
                                                                   Rate of
                                      Amount           Percent     Interest

NOW accounts                       $  14,214,521           9.8 %     2.12 %
Money market demand accounts          15,352,163          10.6       4.22
Passbook and club accounts            11,468,234           7.9       2.72
Certificates of deposit              104,061,048          71.7       5.83
                                   -------------         -----
Total deposits                     $ 145,095,966         100.0 %
                                   =============         =====

Weighted average cost                       5.05 %
                                            ====

                                                 June 30, 1997
                                ---------------------------------------------
                                                                  Effective
                                                                   Rate of
                                      Amount           Percent     Interest

NOW accounts                       $  13,203,834          11.1 %     2.48 %
Money market demand accounts           9,846,006           8.3       3.54
Passbook and club accounts            10,172,920           8.6       2.78
Certificates of deposit               85,439,358          72.0       5.60
                                   -------------         -----
Total deposits                     $ 118,662,118         100.0 %
                                   =============         =====

Weighted average cost                       4.84 %
                                            ====


      At June 30, 1998 and 1997, the Bank had deposits of $100,000 or greater totaling approximately $15,840,000 and $10,148,700, respectively.

      At June 30,  1998  and  1997,  respectively,  the  Bank  had  included  in
      certificates  of  deposit  approximately   $689,000  and  $0  in  brokered
      deposits.

      While frequently renewed at maturity rather than paid out, certificate amounts were scheduled to mature contractually as follows:

                                  1998                             1997
                             -----------------------------  ----------------------------
                                 Amount           Percent       Amount          Percent

Within one year              $   72,649,258        69.8 %    $ 53,747,107         62.9 %
Beyond one year but within
  three years                    25,495,049        24.5        28,468,869         33.3
Beyond three years                5,916,741         5.7         3,223,382          3.8
                              -------------       -----      ------------        -----
Total                         $ 104,061,048       100.0 %    $ 85,439,358        100.0 %
                              =============       =====      ============        =====

      A summary of interest expense on deposits is as follows:

                                                  Year Ended June 30,
                                      ------------------------------------------
Type of Account                          1998            1997            1996

NOW                                   $  310,993      $  267,177      $  213,599
Money market demand                      571,607         420,218         386,162
Passbook and club                        283,124         277,719         308,115
Certificates of deposit                5,472,169       4,503,647       5,179,567
                                      ----------      ----------      ----------
Total                                 $6,637,893      $5,468,761      $6,087,443
                                      ==========      ==========      ==========


9.    ADVANCES FROM FEDERAL HOME LOAN BANK

      Federal Home Loan Bank advances consist of the following:


                                           June 30,
                 ---------------------------------------------------------------
                        1998                            1997
                 ----------------------------     ------------------------------
Maturity Date          Amount      Percent            Amount           Percent

0-12 months         $ 27,935,491     5.73 %        $ 55,567,000         5.60 %
13-24 months           7,328,094     5.90            17,001,873         5.64
25-36 months           6,000,000     5.93             7,330,770         5.22
37-48 months          42,500,000     5.79             1,000,000         5.21
49-60 months          45,000,000     5.68            47,500,000         5.76
Over 60 months        15,721,035     6.44             1,000,000         8.56
                    ------------                   ------------
Total               $144,484,620     5.83 %        $129,399,643         5.66 %
                    ============     ====          ============         ====


      The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans. The Bank had available $14,000,000 in unused lines of credit at June 30, 1998.

10.   SUBORDINATED DEBENTURES

      During the year ended June 30, 1992, the Bank offered $1,590,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2002 (the "Debentures"). At the formation of the holding company, the Debentures were assumed by the Bancorp. Interest on the Debentures is 2% over the prime rate, adjustable monthly. Interest is payable on the Debentures on the first day of each month. The Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock" (see Note 17)) of the Bancorp on January 1, 2002, unless previously converted. The Debentures may be converted into Series A Preferred Stock at any time, at the option of either the Bancorp or the holder of the Debenture, unless previously redeemed, at a conversion price of one share per $15.625 principal amount of Debenture or 640 shares per $10,000 principal amount of Debentures, subject to adjustment in certain events. The Series A Preferred Stock is convertible at the option of the holder at any time, on a one-for-one basis (as adjusted for stock dividends) into shares of common stock of the Bancorp. During the year ended June 30, 1992, $110,000 of the Debentures were converted to the Series A Preferred Stock.

      The Debentures are redeemable at any time after January 1, 1996, in whole or in part, on not less than 30 days' notice at the option of the Bancorp at various redemption prices. The Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Bancorp. The Debentures are not transferable or assignable for a period of one year from the date of purchase.

      On December 31, 1996 the Bancorp sold $4,000,000 of Adjustable-Rate Mandatorily Convertible Subordinated Debentures due in the year 2008 (the "1996 Debentures"). Interest on the 1996 Debentures is 1% under the prime rate, adjustable monthly. Interest is payable on the 1996 Debentures on the first day of each month. The 1996 Debentures will automatically convert into Permanent Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred Stock") of the Bancorp on December 31, 2008, unless previously converted. The 1996 Debentures may be converted into Series B Preferred Stock at any time by the holder or after two years by the Bancorp, unless previously redeemed, at a conversion price of one share per $35 principal amount of 1996 Debenture or 715 shares per $25,000 principal amount of 1996 Debentures, subject to adjustment in certain events. The Series B Preferred Stock is convertible at the option of the holder at any time, on a one-for-one basis (as adjusted for stock dividends) into shares of common stock of the Bancorp.

      The 1996 Debentures are redeemable at any time after January 1, 1997 for the holder and any time after January 1, 1999 for the Bancorp in whole or in part. The 1996 Debentures are subordinated in right of payment to all present and future Senior Indebtedness of the Bancorp. The 1996 Debentures are not transferable to a person who is not a resident of Pennsylvania for a period of twelve months from the date of sale.

      At June 30, 1998 and 1997,  $1,480,000 of the Debentures and $4,000,000 of
      the 1996 Debentures remain outstanding.

      All Debentures are includable as Tier 2 capital for determining the Bancorp's compliance with regulatory capital requirements (see Note 13). Upon conversion, the Debentures become Tier 1 capital.

11.   OTHER BORROWED MONEY

      On December 31, 1987, the Bank entered into an agreement to transfer $2,015,972 of loans with a weighted average interest rate of 8.07% to another institution subject to certain recourse provisions. At June 30, 1998 and 1997, these loans had outstanding balances of $647,404 and $671,880, respectively. The Bank is responsible for the collection of principal and interest payments, for which it receives a servicing fee, and remits the net proceeds to the transferee on a monthly basis. The Bank is contingently liable for the collection of these loans and their collectibility has been considered in the determination of the provision for loan losses.

12.   INCOME TAXES

      Income tax (benefit) consists of the following components:

                                                                Year Ended June 30,
             -----------------------------------------------------------------------------------------------------------------------
                               1998                                    1997                                    1996
             --------------------------------------   -------------------------------------    -------------------------------------
                 Federal       State        Total        Federal       State        Total        Federal       State        Total
Current tax
  provision    $1,275,500   $  331,500   $1,607,000   $  599,466    $  177,000   $  776,466    $  347,958   $  150,500   $  498,458
Deferred tax
  provision                                              (35,466)                   (35,466)      159,042                   159,042
               ----------   ----------   ----------   ----------    ----------   ----------    ----------   ----------   ----------
  Total        $1,275,500   $  331,500   $1,607,000   $  564,000    $  177,000   $  741,000    $  507,000   $  150,500   $  657,500
               ==========   ==========   ==========   ==========    ==========   ==========    ==========   ==========   ==========

      Income tax (benefit) differs from that computed at the statutory corporate tax rate as follows:

                                                                   Year Ended June 30,
                                  ----------------------------------------------------------------------------------
                                                1998                        1997                    1996
                                  ------------------------------  -----------------------   ------------------------
                                                    Percentage                 Percentage               Percentage
                                                    of Pretax                  of Pretax                of Pretax
                                          Amount      Income         Amount     Income       Amount      Income


Tax at statutory rate                  $1,510,185       34.0 %      $765,189     34.0 %     $655,523        34.0 %
Increase (decrease) in taxes
  resulting from:
  State income taxes (net of
    federal tax benefit)                  218,790        5.0         116,820      5.2         99,330         5.2
  Other                                  (121,975)      (2.7)       (141,009)    (6.3)       (97,353)       (5.1)
                                       ----------       ----        --------     ----        --------       ----
Income taxes per consolidated
  statements of income                 $1,607,000       36.3 %      $741,000     32.9 %      $657,500       34.1 %
                                       ==========       ====        ========     ====        ========       ====


      Items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                     June 30,
                                             -----------------------
                                                1998         1997
Deferred tax assets:
  Property                                   $  63,933    $  50,125
  Deferred loan fees                           216,230      272,312
  Allowance for loan and lease losses          278,858      184,673
                                             ---------    ---------
Total                                          559,021      507,110
                                             ---------    ---------

Deferred tax liabilities:
  Unrealized loss on investment securities    (395,766)    (297,832)
  Other                                       (140,501)     (53,846)
                                             ---------    ---------
Total                                         (536,267)    (351,678)
                                             ---------    ---------
Net deferred tax asset                       $  22,754    $ 155,432
                                             =========    =========


      In August 1996, The Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act required the Bancorp as of July 1, 1996 to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Bancorp to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Bancorp's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net charge-offs divided by the sum of the previous six years total outstanding loans at year end.

      A thrift institution required to change its method of computing reserves for bad debts treats such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves is taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential loan requirements are met. For financial reporting purposes, the Bancorp has not incurred any additional tax expense. Amounts which had previously been deferred will be reversed for financial reporting purposes and will be included in the income tax return of the Bancorp, increasing income tax payable. At June 30, 1998, deferred taxes were provided on the difference between the book reserve at June 30, 1998 and the applicable excess reserve in the amount equal to the Bancorp's increase in the tax reserve from June 30, 1988 to June 30, 1998. Retained earnings at June 30, 1998 and 1997 includes approximately $636,000 representing bad debt deductions for which no deferred income taxes have been provided.

13.  REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 1998 and 1997, the most recent notification from the Pennsylvania Department of Banking (dated September 30, 1997 ) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                  Actual              Adequacy Purposes        Action Provisions
                                       ---------------------------------------------------- -----------------------
                                            Amount        Ratio        Amount     Ratio          Amount     Ratio
As of June 30, 1998:
Tier 1 Capital (to Average Assets)      $ 17,454,000       5.95 %  $ 11,740,254       4 %   $ 14,675,032       5 %
Tier 1 Capital (to Risk Weighted Assets)  17,454,000      11.10       6,288,520       4        9,432,780       6
Total Capital (to Risk Weighted Assets)   18,943,000      12.05      12,577,040       8       15,721,300      10

As of June 30, 1997:
Tier 1 Capital (to Average Assets)      $ 14,953,000       6.12 %   $ 9,774,000       4 %   $ 12,218,000       5 %
Tier 1 Capital (to Risk Weighted Assets)  14,953,000      11.61       5,153,000       4        7,729,000       6
Total Capital (to Risk Weighted Assets)   15,510,000      12.04      10,306,000       8       12,882,000      10


      The Bancorp's leverage, Tier 1 risk-based and total risk-based capital are 4.93%, 8.88% and 13.21%, respectively, at June 30, 1998 and 5.22%, 8.81%
      and 13.91%, respectively, at June 30, 1997.

14.   BENEFIT PLANS

      The Bank had a defined contribution pension plan which covered all employees who had met certain eligibility requirements. Contributions were made by the Bank at the rate of 5% of eligible compensation and were funded as accrued. During the year ended June 30, 1994, the Bank created an Employee Stock Ownership Plan ("ESOP") which covers all employees who have met certain eligibility requirements. Employees were given the option of transferring their balances from the defined contribution plan to the Employee Stock Ownership Plan, or receiving a distribution of the balance in their account. No future contributions will be made to the defined contribution plan. The Bank made a 15% contribution to the ESOP in the amount of $163,539 and $148,976 for the years ended June 30, 1998 and 1997, respectively, which was used to purchase the Bancorp's common stock.

      In order to acquire common stock, the ESOP borrowed $400,000 on December 31, 1996 from the Bancorp. The debt, which accrues interest at prime plus 1% is due on July 1, 2000. As of June 30, 1998, the ESOP held 47,417 shares of the Bancorp's common stock and $525,000 of subordinated debentures due December 31, 2008. As of June 30, 1997, the ESOP held 33,817 shares of the Bancorp's common stock and $525,000 of subordinated debentures due December 31, 2008.

      Because the Bank had committed either to make future contributions to the ESOP or to make the principal payments when due, the debt had been reflected as a liability, and an offsetting charge equivalent to the future contributions to be made had been reflected as a reduction of stockholders' equity in the accompanying consolidated statements of financial condition and changes in stockholders' equity.

      Effective January 1, 1997, the Bancorp established a 401(k) savings plan (the "401(k) Plan") for all qualified employees. Employees can contribute up to 5% of their compensation and the Bancorp provides matching contributions equal to 25% of the employee's contributions. The Bancorp's contribution to the 401(k) Plan was $12,061 and $7,359 for the years ended June 30, 1998 and 1997, respectively.

15.   COMMITMENTS

      At June 30, 1998, commitments to originate loans totaled approximately $4,564,000 for fixed rate loans and $1,108,000 for adjustable rate loans, ranging from 7.0% to 9.5% for fixed rate loans and from 6.0% to 10.0% for adjustable rate loans. All commitments are expected to be funded within three months.

      The Bank leases office space for certain branch offices. Rental expense was approximately $71,100, $69,600 and $70,000 for the years ended June 30, 1998, 1997 and 1996, respectively. Future minimum rental payments under lease commitments are as follows:

Year Ending June 30,

          1999                                                   $  72,000
          2000                                                      66,000
          2001                                                      66,000
          2002                                                      48,000
          2003                                                      48,000
          Thereafter                                               240,000
                                                                 ---------
          Total                                                  $ 540,000
                                                                 =========

      The Company has employment agreements with two of its executive officers, the terms of which are five years. Under the agreements, these officers receive 200% of their salaries if they are involuntarily terminated or voluntarily terminated for good reason. The Company can terminate the agreements for "cause" as defined in the agreements. The maximum liability under these agreements at June 30, 1998 was approximately $2.9 million.

16.   STOCK OPTION PLANS

      The Bancorp grants options under the Employee Stock Compensation Program (the "Program") to certain officers and key employees. The Program has reserved 34,662 shares of common stock for options. Options granted prior to ratification of the Program by the stockholders are subject to such stockholder ratification. Options granted under the Program are exercisable for a term no longer than 10 years from the date of grant, are generally not transferable, and will terminate within a period of time following termination of employment with the Bancorp. Options granted under the Program could either be "incentive stock options", which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Bancorp, or "nonqualified options," which would not give the employee the benefits of incentive stock options, but would entitle the Bancorp to a tax deduction when the options are exercised.

      A summary of options activity for the years ended June 30, 1998, 1997 and 1996 is as follows:

                                                      Exercise Price
                                          --------------------------------------
                                            $15.00      $8.50      Total

Options outstanding, June 30, 1995           2,600     19,357     21,957

Options exercised                                       1,564      1,564
Options terminated                                        330        330
                                             -----     ------     ------

Options outstanding, June 30, 1996           2,600     17,463     20,063

Options exercised
Options terminated
                                             -----     ------     ------

Options outstanding, June 30, 1997           2,600     17,463     20,063

20% stock dividends                          1,144      7,683      8,827
Options exercised
Options terminated
                                             -----     ------     ------

Options outstanding, June 30, 1998           3,744     25,146     28,890
                                             =====     ======     ======


      All options were exercisable at June 30, 1998, 1997 and 1996.

17.   ISSUANCE OF PREFERRED STOCK

      In December 1989, the Bancorp issued 20,480 shares of Permanent Noncumulative Preferred Stock for $15.625 per share pursuant to the restated articles of incorporation of the Bancorp. The stock is convertible at any time after May 20, 1990 into the common stock of the Bancorp on a one-for-one basis (as adjusted for stock dividends) subject to the limitations of the Bancorp's restated articles of incorporation. Redemption rights are at the option of the Bancorp at declining redemption prices subject to regulatory restrictions. During the year ended June 30, 1992, an additional 7,040 shares were issued upon the conversion of subordinated debentures (see Note 10). The dividend pay rate is 2% over the prime rate, adjusted monthly.

18.   EARNINGS PER SHARE

      Basic earnings per common share is computed based on the weighted average number of shares outstanding. Diluted earnings per share is computed based on the weighted average number of shares outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options (treasury stock method). These purchases were assumed to have been made at the average market price of the common stock. The average market price is based on the average closing bid price for the common stock. Retroactive recognition has been given for stock dividends and splits, as well as for the adoption of SFAS No. 128.


Years Ended June 30,                                               1998            1997            1996

Net income applicable to common stockholders                   $ 2,771,073     $ 1,465,093     $ 1,225,164

Average shares outstanding                                         548,780         412,918         405,422

Actual shares outstanding                                          746,997         518,947         405,422

Average stock options outstanding                                   21,257          20,063          20,063

Weighted average exercise price                                $      9.34     $      9.34     $      9.34

Percent of options outstanding                                        2.85 %          3.87 %          4.95 %

Average price of shares                                        $     41.35     $     28.50     $     22.75

Number of shares purchased with option proceeds                      4,801           6,575           8,237

Average shares outstanding                                         548,780         412,918         405,422

Treasury shares                                                    ^16,455          13,488          11,826

Adjusted shares outstanding                                       ^565,235         426,406         417,248
                                                               -----------     -----------      ----------
Net income per share - basic                                   $      5.05     $      3.55      $     3.02
                                                               ===========     ===========      ==========

Net income per share - diluted                                 $      4.90     $      3.44      $     2.94
                                                               ===========     ===========      ==========


19.   CONCENTRATIONS OF CREDIT RISK

      Most of the loans in the Bank's loan portfolio are with customers located within the eastern part of the state of Pennsylvania. Generally, the loans are secured by real estate consisting of single-family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compare favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent, to a certain degree, on the local economy and real estate market.

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

      Cash and cash equivalents - These items are generally short-term in nature and, accordingly, the carrying amounts reported in the consolidated statements of financial condition are reasonable approximations of their fair values.

      Investment and mortgage-backed securities - Fair values for investment and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans receivable - The fair value was estimated by discounting approximate cash flow of the portfolio to achieve a current market yield. Consideration was given to prepayment speeds, economic conditions, risk characteristics and other factors considered appropriate.

      Deposits - As required by the standard, the fair values of deposits subject to immediate withdrawal, such as interest and noninterest checking, passbook savings and money market demand deposit accounts, are equal to their carrying amounts in the accompanying consolidated statements of financial condition. Fair values for time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

      Advances from Federal Home Loan Bank, subordinated debentures and other borrowed money - Fair values for these borrowings are estimated by discounting future cash flows using interest rates currently offered on borrowings with similar remaining maturities.

      Commitments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account remaining terms of the agreements and the counterparties' credit standings. The estimated fair value approximates the carrying amount, which is not significant.

      The estimated fair value of the Bancorp's financial instruments is as follows at June 30, 1998 and 1997:

                                                          June 30,
                                 ---------------------------------------------------------
                                             1998                         1997
                                 ---------------------------  ----------------------------
                                    Carrying      Estimated      Carrying      Estimated
                                     Amount       Fair Value      Amount       Fair Value
Assets:
  Cash and cash equivalents      $  2,242,337   $  2,242,337   $  3,309,712   $  3,309,712
  Investment securities            47,724,077     47,724,077     28,534,867     28,534,867
  Mortgage-backed securities       76,035,303     76,035,303     74,736,438     74,736,438
  Loans receivable                175,298,118    180,545,293    149,475,643    150,255,766
  Mortgage loans held for sale      1,387,671      1,432,232      1,468,047      1,503,271
  Federal Home Loan
    Bank stock                      7,378,000      7,378,000      6,970,000      6,970,000

Liabilities:
  NOW accounts                     14,214,521     14,214,521     13,203,834     13,203,834
  Money market demand
    accounts                       15,352,163     15,352,163      9,846,006      9,846,006
  Passbook and club accounts       11,468,234     11,468,234     10,172,920     10,172,920
  Certificates of deposits        104,061,048    104,741,281     85,439,358     85,423,545
  Advances from Federal
    Home Loan Bank                144,484,620    145,411,768    129,399,643    127,592,334
  Subordinated debentures           5,480,000      5,480,000      5,480,000      5,480,000
  Other borrowed money                647,404        647,404        671,880        671,880


      The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since June 30, 1998 and 1997 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

21.   SAVINGS ASSOCIATION INSURANCE FUND

      On September 30, 1996, an omnibus appropriation bill was enacted, which included recapitalization of the Savings Association Insurance Fund
      (SAIF). All SAIF insured depository institutions were charged a one-time special assessment on their SAIF-assessable deposits as of March 31, 1995 at the rate of 65.7 basis points. Accordingly, the Bank incurred a pre-tax expense of $745,174 during the year ended June 30, 1997.

22.   SUBSEQUENT EVENT

      On August 19, 1998, the Bancorp and Nesquehoning Savings Bank, Nesquehoning, Pennsylvania, signed an agreement to convert Nesquehoning Savings Bank to a stock form of organization and simultaneously merge it with the Bank. ^

                                     ******

FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
------------------------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                                      At
                                                                                                       September 30,
                                                                                                           1998

Cash and amounts due from depository institutions                                                     $   1,012,926
Interest-bearing deposits                                                                                   253,144
                                                                                                      -------------

         Total cash and cash equivalents                                                                  1,266,070

Investment securities available for sale (amortized cost of $58,972,948)                                 59,188,632
Mortgage-backed securities available for sale (amortized cost of $76,090,453)                            77,617,261
Loans receivable - net                                                                                  179,321,641

Accrued interest receivable on:
  Loans                                                                                                   1,421,184
  Investment securities                                                                                     977,636
  Mortgage-backed securities                                                                                366,353
Real estate acquired through foreclosure                                                                  1,261,477
Federal Home Loan Bank stock - at cost                                                                    7,558,700
Office properties and equipment                                                                             655,677
Investment in limited partnerships                                                                           44,837
Cash surrender value of life insurance                                                                    1,611,381
Prepaid expenses and other assets                                                                           352,206
                                                                                                      -------------

         TOTAL ASSETS                                                                                 $ 331,643,055
                                                                                                      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                                              155,235,556
  Advances from Federal Home Loan Bank                                                                  150,646,628
  Convertible subordinated debentures                                                                     5,480,000
  Other borrowed money                                                                                      641,077
  Advances by borrowers for taxes and insurance                                                           1,377,339
  Accrued interest payable                                                                                  878,959
  ESOP loan                                                                                                 300,000
  Accounts payable and accrued expenses                                                                   1,396,647
                                                                                                      -------------

         TOTAL LIABILITIES                                                                            $ 315,656,206
                                                                                                      =============

Commitments and contingencies (Notes 11 and 15)

Stockholders' Equity
  Convertible preferred stock, $1 par value - authorized, 1,000,000 shares; issued and outstanding,          27,520
  27,520 shares
  Common stock, $1 par value - authorized, 2,500,000 shares; issued and outstanding,                        372,084
  372,084 shares
  Paid-in capital in excess of par                                                                        8,422,959
  Retained earnings                                                                                       6,298,491
  Employee Stock Ownership Plan debt                                                                       (300,000)
  Unrealized gain on available for sale securities, net of tax                                            1,165,795
                                                                                                      -------------

         Total stockholders' equity                                                                      15,986,849

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                            $ 331,643,055
                                                                                                      =============


See notes to consolidated financial statements.

FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
--------------------------------------------------------------------------------------------------------------------------


                                                           Three Months Ended
                                                              September 30,
                                                      --------------------------
                                                          1998           1997
                                                      -----------    -----------
INTEREST INCOME:
  Interest on:
   Loans                                              $ 3,564,444    $ 3,141,633
   Mortgage-backed securities                           1,168,812      1,244,862
  Interest and dividends on investments                 1,218,949        788,071
                                                      -----------    -----------
         Total interest income                          5,952,205      5,174,566

INTEREST EXPENSE:
 Interest on:
  Deposits                                              1,881,261      1,516,763
  Short-term borrowings
  Long-term borrowings                                  2,283,436      1,929,232
                                                      -----------    -----------
         Total interest expense                         4,164,697      3,445,995
                                                      -----------    -----------

NET INTEREST INCOME                                     1,787,508      1,728,571

PROVISION FOR LOAN LOSSES                                  97,500         90,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     1,690,008      1,638,571

OTHER INCOME:
 Loan servicing                                            72,941         70,585
 Gain on sales of:
  Loans and mortgage-backed securities - net                 --             --
  Investment securities - net                                --          319,486
  Real estate acquired through foreclosure                 (4,192)        (6,383)
 Other income                                              90,972         75,603
                                                      -----------    -----------
         Total other income                               159,721        459,291

OPERATING EXPENSES:
 Salaries and employee benefits                           572,056        436,640
 Occupancy and equipment                                  129,253        113,358
 Federal insurance premiums                                19,743         18,379
 Data processing                                           39,874         30,208
 Professional fees                                         43,954         54,028
 Advertising                                               29,201         30,094
 Other expense                                            167,397        197,923
                                                      -----------    -----------
         Total operating expenses                       1,001,478        880,630

INCOME BEFORE INCOME TAXES                                848,251      1,217,232

INCOME TAXES:                                             315,500        447,500

NET INCOME                                            $   532,751    $   769,732
                                                      -----------    -----------
DIVIDENDS ON PREFERRED STOCK                              (11,287)       (11,287)
                                                      -----------    -----------
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS          $   521,464    $   758,445
                                                      ===========    ===========
BASIC EARNINGS PER SHARE                              $      0.70    $      1.02
DILUTED EARNINGS PER SHARE                            $      0.68    $      1.00
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Per common share                                         372,084        372,084
 Per common share - assuming full dilution                771,920        771,920

See notes to consolidated financial statements

FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
THREE MONTHS ENDED SEPTEMBER 30, 1998 (Unaudited)
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     Unrealized
                                                       Paid-in                        Employee         Gain on
                                                       Capital                          Stock         Available       Total
                             Preferred       Common   In Excess       Retained        Ownership       for Sale      Stockholders'
                               Stock          Stock    of Par         Earnings        Plan Debt      Securities      Equity
                               -----          -----    ------         --------        ---------      ----------      ------

BALANCE, JUNE 30, 1998          $27,520       $372,084 $8,422,959      $5,777,027      $(300,000)        $813,316    $15,112,906


Net income                                                                532,751                                        532,751
Stock dividends paid
Repayment of ESOP debt
Cash dividends paid on:
  Preferred Stock                                                         (11,287)                                       (11,287)
  Common Stock
Unrealized gain on available
  for sale securities,
  net of tax                                                                                              352,479        352,479
                                -------        -------  ---------      ---------        --------        ---------     ----------

BALANCE, SEPTEMBER 30, 1998    $ 27,520       $372,084 $8,422,959     $6,298,491       $(300,000)      $1,165,795    $15,986,849
                                =======        =======  =========      ==========        =======        =========     ==========

See notes to consolidated financial statements.

FIRST STAR BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
-------------------------------------------------------------------------------------------------------------------

                                                                                 Three Months Ended
                                                                                    September 30,
                                                                           ----------------------------

                                                                                1998            1997
                                                                           ------------    ------------
OPERATING ACTIVITIES:
  Net income                                                               $    532,751    $    769,732
  Adjustments to reconcile net income to net cash provided
     by operating activities:
    Provision for loan losses                                                    97,500          90,000
    Depreciation and amortization                                                32,846          32,511
    (Gain) loss on sale of:
      Investment securities                                                    (319,486)
      Real estate acquired through foreclosure                                    4,192           6,383
    Amortization of deferred and prepaid loan fees                              (55,484)        (19,523)
    Deferred income taxes                                                       (22,754)       (155,432)
    Changes in assets and liabilities which provided (used) cash:
      Interest receivable                                                      (361,537)         56,186
      Prepaid expenses and other assets                                        (186,719)       (149,368)
      Accounts payable, accrued expenses and income taxes payable               368,999         728,914
      Interest payable                                                           93,470         (37,567)
                                                                           ------------    ------------

        Net cash provided by operating activities                          $    503,264    $  1,002,350
                                                                           ------------    ------------

INVESTING ACTIVITIES:
  Purchase of:
    Mortgage-backed securities                                               (6,909,510)     (6,860,242)
    Investment securities                                                   (15,131,940)     (7,918,312)
    Federal Home Loan Bank stock                                               (180,700)
  Proceeds from sale of:
    Real estate acquired through foreclosure                                    123,234         331,571
    Mortgage-backed securities                                               15,561,222
    Federal Home Loan Bank stock                                                550,800
Long-term loans originated                                                  (15,095,271)    (14,982,889)
Purchases of premises and equipment                                              (1,298)        (20,706)
Decrease (increase) in cash surrender value of life insurance policies          (28,000)        270,279
Proceeds from maturing investment securities                                  3,667,385       4,250,000
Principal collected on long-term loans and mortgage-backed securities        17,583,328       7,688,660
                                                                           ------------    ------------

        Net cash (used in) provided by investing activities                 (15,972,772)     (1,129,617)
                                                                           ------------    ------------

FINANCING ACTIVITIES:
  Net increase (decrease) in:
  Demand deposits, NOW accounts and savings accounts                          2,025,257       3,074,661
  Proceeds from sale of certificates of deposit                              14,225,578       7,392,416
  Payments for maturing certificates of deposit                              (6,111,245)     (3,153,563)
  Increase (decrease) in advances from borrowers for taxes and insurance     (1,790,743)     (1,523,115)
  Proceeds from Federal Home Loan Bank advances                              20,500,000      57,821,645
  Repayment of Federal Home Loan Bank advances                              (14,337,992)    (65,022,438)
  Dividends paid                                                                (11,287)        (11,287)
  Proceeds (repayment) of other borrowed money                                   (6,327)         (6,004)
                                                                           ------------    ------------

        Net cash provided by financing activities                          $ 14,493,241    $ (1,427,685)
                                                                           ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               (976,267)     (1,554,952)



-----------------------------------------------------------------------------------------


                                                                     Three Months Ended
                                                                         September 30,
                                                                  -----------------------

                                                                     1998         1997
                                                                  ----------   ----------

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     2,242,337    3,680,078
                                                                  ----------   ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                          $1,266,070   $2,125,126
                                                                  ==========   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest on deposits, advances and other borrowed money       $4,071,227   $3,483,563
                                                                  ==========   ==========

    Income taxes                                                  $  250,000   $  275,000
                                                                  ==========   ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES:

  Transfer of loans to real estate acquired through foreclosure   $  259,613   $  380,654
                                                                  ==========   ==========



See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.       GENERAL

         The accounting and financial reporting policies of First Star Bancorp, Inc. and its wholly-owned subsidiary, First Star Savings Bank ("Bank"), conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying unaudited consolidated financial statements of First Star Bancorp, Inc. ("Company") contains all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2.       INVESTMENT SECURITIES

         The amortized cost and approximate fair value of investment securities are as follows:

                                                                           Available for Sale
                                                                           September 30, 1998
                                                -------------------------------------------------------------------------------
                                                                         Gross                 Gross              Approximate
                                                  Amortized           Unrealized            Unrealized               Fair
                                                    Cost                 Gains                Losses                 Value
                                                    ----                 -----                ------                 -----

Debt securities                                 $ 57,256,403            $ 464,520            $ (500,424)          $ 57,220,499
Marketable equity securities                       1,716,545              251,588                     --             1,968,133
                                                  ----------             --------             ----------            ----------

Total investment securities                     $ 58,972,948            $ 716,108            $ (500,424)          $ 59,188,632
                                                 ===========             ========               =======            ===========


         The amortized cost and approximate fair value of debt securities by contractual maturity, are shown below:

                                                                September 30, 1998
                                                  ---------------------------------------------------
                                                                                       Approximate
                                                     Amortized                           Fair
                                                        Cost                              Value
                                                        ----                              -----

Due in one year or less                            $  1,016,874                      $  1,023,830
Due after one year through five years                 9,329,041                         9,228,288
Due after five years through ten years                4,473,023                         4,451,565
Due after ten years                                  42,437,465                        42,516,816
                                                     ----------                        ----------

Total                                              $ 57,256,403                      $ 57,220,499
                                                    ===========                       ===========


During the three months ended September 30, 1998, there were no sales of debt securities.

3.       MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities at September 30, 1998 are summarized as follows:


                                                                 Available for Sale
                                                                 September 30, 1998
                                       -------------------------------------------------------------------------
                                                                Gross             Gross            Approximate
                                          Amortized          Unrealized        Unrealized             Fair
                                            Cost                Gains            Losses               Value
                                            ----                -----            ------               -----

FHLMC pass-through certificates         $ 13,353,423        $   415,536           $    --         $ 13,768,959
FNMA pass-through certificates            21,789,403            683,869                --           22,473,272
GNMA                                      40,469,617            423,257                --           40,892,874
Collateralized mortgage obligations          478,010              4,635               489              482,156
                                          ----------           --------             -----           ----------

Total                                   $ 76,090,453        $ 1,527,297            $  489         $ 77,617,261
                                         ===========         ==========             =====          ===========


You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different.This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of First Star Bancorp, Inc., or First Star
Savings Bank may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                            First Star Bancorp, Inc.




                               Up to 53,688 Shares
                       (Anticipated Maximum, as adjusted)
                                  Common Stock





                                   PROSPECTUS







                          ^ Hopper Soliday & Co., Inc.




                        Dated ___________________, ^ 1999




            THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT
                        FEDERALLY INSURED OR GUARANTEED.


Until the later of ____________________, ^ 1999, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


^

Item 26.          Recent Sales of Unregistered Securities.

                  Not Applicable

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

^
                   2       Merger Conversion Agreement dated August 14, 1998 between
                           First Bancorp, Inc., First Star Savings Bank and
                           Nesquehoning Savings Bank, including a Plan of Conversion of
                           Nesquehoning Savings Bank*
                   3(i)    Articles of Incorporation of First Star Bancorp, Inc.*
                   3(ii)   Bylaws of First Star Bancorp, Inc.*
                   4       Specimen Stock Certificate of First Star Bancorp, Inc.^
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding
                           legality of securities registered*
                   5.2     Opinion of ^ Fedman Financial Advisors, Inc. as to the value of subscription rights^
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.***
                   8.2     State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.***^
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 8.1 and 8.2)
                  23.2     Consent  of  Deloitte  & Touche,  LLP^
                  23.3     Consent  of Feldman  Financial  Advisors,   Inc.^
                  24       Power  of  Attorney (reference is made to the signature  page)*
                  27       Financial  Data Schedule**
                  99.1     Stock Order Form ^ 99.2 Marketing  Materials ^
                  99.3     Proxy Statement - Nesquehoning Savings Bank


                  ^*    Previously filed.
                  **  Electronic filing only.
                  *** To be filed by amendment.


Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  ^ SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Bethlehem, Pennsylvania, on ^ January 15, 1999.


                                     FIRST STAR BANCORP, INC.



                                     By:      /s/ Joseph T. Svetik
                                              ----------------------------------
                                              Joseph T. Svetik
                                              President and Director
                                              (Duly Authorized Representative)


^

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of ^ January 15, 1998.




/s/ Joseph T. Svetik                                   /s/ Paul J. Sebastian
--------------------------------------------------------------------------------
Joseph T. Svetik                                       Paul J. Sebastian
President, Chief Executive Officer and Director        Chairman of the Board and
Director
(Principal Executive Officer)




/s/ Martin A. Marschang*                                /s/ Harold J. Suess*
--------------------------------------------------------------------------------
Martin A. Marschang                                     Harold J. Suess
Director                                                Director



/s/ Mark Parseghian, Jr.*
Mark Parseghian, Jr.                                    Tighe J. Scott
Director                                                Director




/s/ Michael Styer
Michael Styer
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)


------------------
*  Pursuant to power of attorney